As filed with the Securities and Exchange Commission on February 5, 2010
Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Pan American Silver Corp.
(Exact name of Registrant as specified in its charter)

British Columbia	1044	Not Applicable
(Province or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)

1500-625 Howe Street
Vancouver, British Columbia
Canada V6C 2T6
(604) 684-1175
(Address and telephone number of Registrant's principal executive offices)

CT Corporation
111 Eighth Avenue
New York, New York 10011
(212) 894-8940
(Name, address and telephone number of agent for service in the United States)

Copies to:
Riccardo A. Leofanti, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Suite 1750, P.O. Box 258 Toronto, Ontario, Canada M5K 1J5 (416) 777-4700	Fred R. Pletcher, Esq. Borden Ladner Gervais LLP 1200 Waterfront Centre, 200 Burrard Street P.O. Box 48600 Vancouver, British Columbia, Canada V7X 1T2 (604) 687-5744

\
Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement becomes effective.
Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):
A. ☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B. ☒	At some future date (check the appropriate box below):
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares (Consideration Warrants)(1)	7,873,618	US$32.99	US$18,520.22
Common Shares (October 2008 Warrants)(1)	480,287	US$9.44	US$323.27
Total	8,353,905		US$18,843.49

(1)
This Registration Statement covers the issuance and sale by the Registrant of common shares upon exercise of warrants that were issued to shareholders of Aquiline Resources Inc. ("Aquiline") as partial consideration in connection with the Registrant's acquisition of the outstanding Aquiline common shares.  The warrants are not exercisable by or on behalf of U.S. persons or persons within the United States until this Registration Statement has become effective under the Securities Act.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g), based on the exercise price for the warrants (initially expressed in Canadian dollars), converted to United States based on an exchange rate of Cdn$1.00=US$0.9426, as reported by the Bank of Canada noon rate for United States dollars on February 3, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act  or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  These securities may not be offered nor any offers to buy be accepted prior to the time the registration statement becomes effective.  This short form prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada.  Copies of the documents incorporated herein by reference may be obtained on request without charge from the General Counsel and Secretary of the Company at its head office at 1500 – 625 Howe Street, Vancouver, British Columbia, V6C 2T6, telephone (604) 684-1175 and are also available electronically at www.sedar.com.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	February 5, 2010

PAN AMERICAN SILVER CORP. Cdn$280,389,105 8,353,905 Common Shares
This short form base shelf prospectus (the “Prospectus”) relates to the issuance and sale (the “Offering”), from time to time during the 25-month period that this Prospectus, including any amendments, remains valid, of up to 8,353,905 common shares (the “Warrant Shares”) of Pan American Silver Corp. (the “Company”) to be offered from time to time upon exercise of 7,873,618 common share purchase warrants (the “Consideration Warrants”) and 480,287 replacement common share purchase warrants (the “October 2008 Replacement Warrants”) of the Company described in this Prospectus, and such indeterminate number of additional common shares (the “Additional Shares” and together with the Warrant Shares, the “Shares”) that may be issuable by reason of the anti-dilution provisions contained in the warrant indenture (the “Warrant Indenture”) dated December 7, 2009 between the Company and Computershare Trust Company of Canada (the “Trustee”) governing the Consideration Warrants and the certificates for the October 2008 Replacement Warrants (the “October 2008 Replacement Warrant Certificates”) described in this Prospectus.

Subject to adjustment in accordance with the terms of the Warrant Indenture, each Consideration Warrant will entitle its holder to purchase one Share (a “Consideration Warrant Share”) at a price of Cdn$35.00 at any time on or prior to 4:30 p.m. (Pacific Standard Time) on December 7, 2014 (the “Expiry Date”), after which date such Consideration Warrant will become null and void.  The Warrant Indenture requires the Company to issue to the holders of Consideration Warrants, upon the due exercise of their Consideration Warrants, that number of Shares to which such holder of Consideration Warrants is entitled.

Subject to adjustment in accordance with the terms of the October 2008 Replacement Warrant Certificates, each October 2008 Replacement Warrant will entitle its holder to purchase one Share (an “October 2008 Replacement Warrant Share”) at a price of Cdn.$10.02 at any time on or prior to 5:00 p.m. (Eastern time) on October 22, 2011, after which date such October 2008 Replacement Warrant will become null and void.  The October 2008 Replacement Warrant Certificates require the Company to issue to the holders of October 2008 Replacement Warrants, upon the due exercise of their October 2008 Replacement Warrants, that number of Shares to which such holder of October 2008 Replacement Warrants is entitled.
(cover page continued on next page)

(cover page cont’d.)

No underwriter has been involved in the preparation of, or has performed any review of, this Prospectus.

This Prospectus is being filed with the British Columbia Securities Commission and as part of a registration statement filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to a multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States (the “MJDS”) solely for the purpose of registering the issuance and sale, from time to time, of the Shares under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”).  This Prospectus has not been filed in respect of, and will not qualify, any distribution of the Shares in British Columbia or in any other province or territory of Canada.  No supplements to this Prospectus will be filed in relation to the Shares.

The common shares of the Company (the “Common Shares”) are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “PAA” and quoted on the Nasdaq Stock Market (“Nasdaq”) under the symbol “PAAS”.  On February 4, 2010, the closing price of the Common Shares on the TSX was Cdn$22.41 per Common Share.  On February 4, 2010, the closing price of the Common Shares on Nasdaq was US$20.78 per Common Share.

Price: Cdn$35.00 per Consideration Warrant Share Cdn$10.02 per October 2008 Replacement Warrant Share

	Price to the Public	Underwriters’ Fee	Net Proceeds to the Company
Per Consideration Warrant Share	Cdn$35.00	Nil	Cdn$275,576,630.00
Per October 2008 Replacement Warrant Share	Cdn$10.02	Nil	Cdn$4,812,475.74
Total	Cdn$280,389,105.74	Nil	Cdn$280,389,105.74

Investing in the Shares involves a high degree of risk.  You should carefully read the “Risk Factors” section beginning on page 33 of this Prospectus.

The Company is permitted under the MJDS to prepare this Prospectus in accordance with the disclosure requirements of Canada.  Prospective investors in the United States should be aware that such requirements are different from those of the United States.  The financial statements incorporated by reference in this Prospectus have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of Unites States companies.

Owning securities may subject you to tax consequences both in Canada and the United States.  Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.  You should consult your own tax advisor with respect to your own particular circumstances.

Your ability to enforce civil liabilities under the U.S. federal securities laws may be affected adversely because the Company is incorporated in Canada, some of the Company’s officers and directors and the experts named in this Prospectus are not residents in the United States, and a substantial portion of the Company’s assets and the assets of those officers, directors and experts are located outside of the United States.

Neither the SEC nor any state securities regulator has approved or disapproved the Shares offered hereby or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offence.

TABLE OF CONTENTS

DOCUMENTS INCORPORATED BY REFERENCE	4

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION	5

CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING ESTIMATES OF MEASURED, INDICATED AND INFERRED RESOURCES	6

CERTAIN AVAILABLE INFORMATION	7

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA	8

THE COMPANY	8

BUSINESS OF THE COMPANY	9

RECENT DEVELOPMENTS	9

USE OF PROCEEDS	28

DESCRIPTION OF COMMON SHARES	28

PRICE RANGE AND TRADING VOLUME	28

DESCRIPTION OF CONSIDERATION WARRANTS	29

DESCRIPTION OF OCTOBER 2008 REPLACEMENT WARRANTS	31

PLAN OF DISTRIBUTION	32

CHANGES TO CONSOLIDATED CAPITALIZATION	33

RISK FACTORS	33

AUDITORS, TRANSFER AGENT AND REGISTRAR	43

EXPERTS	43

LEGAL MATTERS	44

DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT	44

INDEX TO FINANCIAL STATEMENTS	F-1

Prospective investors should rely only on the information contained or incorporated by reference in this Prospectus and on the other information included in the registration statement of which this Prospectus forms a part.  The Company has not authorized anyone to provide different or additional information.  The Company is not making an offer to sell or seeking an offer to buy the Shares in any jurisdiction where the offer or sale is not permitted.  Prospective investors should assume that the information contained in this Prospectus is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference is accurate only as of the date of that document, regardless of the time of delivery of this or of any sale of the Shares.  The Company’s business, financial condition, results of operations and prospects may have changed since those dates.

In this Prospectus, unless the context otherwise requires, references to the “Company” refer to Pan American Silver Corp., and references to “Pan American” refer to the Company together with its subsidiaries.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in each of the Provinces and Territories of Canada, which have also been filed with, or furnished to, the SEC.  Copies of the documents incorporated by reference in this Prospectus may be obtained on request without charge from the General Counsel and Secretary of the Company at 1500-625 Howe Street, Vancouver, British Columbia, V6C 2T6 (telephone: (604) 684-1175).  These documents are also available through the Internet on the System for Electronic Document Analysis and Retrieval (“SEDAR”), which can be accessed at www.sedar.com.

The following documents, filed with the securities commissions or similar regulatory authorities in each of the Provinces and Territories of Canada, are specifically incorporated by reference into and form an integral part of this Prospectus:

(a)	the Annual Information Form of the Company, dated March 31, 2009;

(b)	the audited consolidated financial statements of the Company and the notes thereto as at and for the years ended December 31, 2008 and 2007, together with the auditors’ report thereon;

(c)	management’s discussion and analysis of financial condition and results of operations for the Company for the years ended December 31, 2008 and 2007;

(d)	the unaudited interim consolidated financial statements of the Company and the notes thereto for the three and nine month periods ended September 30, 2009 and 2008;

(e)	management’s discussion and analysis of financial conditions and results of operations for the Company for the three and nine month periods ended September 30, 2009 and 2008;

(f)
supplemental financial information relating to the reconciliation of the Company’s unaudited interim financial statements for the three and nine months ended September 30, 2009 and 2008 to U.S. GAAP in accordance with Item 18 of Form 20-F;

(g)	the information circular of the Company, dated April 7, 2009, in connection with the Company’s May 12, 2009 annual general meeting of shareholders;

(h)
a material change report, dated February 6, 2009, relating to the announcement of the Company’s intention to make a public offering of 5,540,000 Common Shares and the filing of preliminary shelf prospectus supplement in connection therewith;

(i)	a material change report, dated October 22, 2009, relating to the announcement of the Offers (as defined below); and

(j)	a material change report, dated December 9, 2009, relating to the announcement of the initial results of securities deposited pursuant to the Offers and the extension of certain of the Offers.

Any documents of the types referred to in the preceding paragraph (excluding confidential material change reports) or of any other type required to be incorporated by reference into a short form prospectus pursuant to National Instrument 44-101 - Short Form Prospectus Distributions that are filed by the Company with a securities commission or similar authority in Canada after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference into this Prospectus.  Any document filed by the Company with the SEC or Report of Foreign Private Issuer on Form 6-K furnished to the SEC pursuant to the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), after the date of this Prospectus shall also be deemed to be incorporated by reference into this Prospectus if and to the extent provided in such document.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes that statement.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.  The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of material fact or an omission to state a material fact that is required to be stated or is necessary to make a statement not misleading in light of the circumstances in which it was made.  Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

Upon a new annual information form and related annual financial statements being filed by the Company with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements, material change reports and information circulars filed prior to the commencement of the Company’s financial year in which the new annual information form was filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Shares hereunder.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain of the statements included or incorporated by reference in this Prospectus constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities laws.  All statements, other than statements of historical fact are forward-looking statements or information.  When used in this Prospectus and the documents incorporated by reference herein, the words “anticipate”, “believe”, “estimate”, “expect”, “target”, “plan”, “forecast”, “may”, “schedule” and similar words or expressions, identify forward-looking statements or information.  These forward-looking statements or information relate to, among other things:

•	the price of silver and other metals;

•	the sufficiency of Pan American’s current working capital, anticipated operating cash flow or its ability to raise necessary funds;

•
the accuracy of mineral reserve and resource estimates and estimates of future production and future cash and total costs of production at Quiruvilca, Huaron, Morococha, La Colorada, Alamo Dorado, Manantial Espejo, San Vicente, Navidad or other properties;

•	estimated production rates for silver and other payable metals produced by Pan American, timing of production and the cash and total costs of production at each of Pan American’s properties;

•	the estimated cost of and availability of funding for ongoing capital, replacement, improvement or remediation programs;

•	the estimated cost of development of Navidad or other development projects;

•
the effects of laws, regulations and government policies on Pan American’s operations, including, without limitation, the laws in the Province of Chubut which currently have significant restrictions relating to mining;

•	the estimates of expected or anticipated economic returns from a mining project, as reflected in feasibility studies or other reports prepared in relation to development of projects;

•	estimated exploration expenditures to be incurred on Pan American’s various silver exploration properties;

•	compliance with environmental, health, safety and other laws and regulations;

•	obtaining or maintaining necessary permits, licences and approvals from government authorities;

•	forecast non-operating spending;

•	future sales of the metals, concentrates or other products produced by Pan American;

•	continued access to necessary infrastructure, including, without limitation, access to power, land, water and roads to carry on activities as planned; and

•
Pan American’s plans and expectations for its properties and for its fourth quarter financial results as a result of the acquisition of Aquiline Resources Inc. (“Aquiline”) and as described under “Recent Developments”.

These statements reflect the Company’s current views with respect to future events and are necessarily based upon a number of assumptions and estimates that, while considered reasonable by the Company, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies.  Many factors, both known and unknown, could cause actual results, performance or achievements to be materially different from the results, performance or achievements that are or may be expressed or implied by such forward-looking statements or information and the Company has made assumptions and estimates based on or related to many of these factors.  Such factors include, without limitation: fluctuations in the spot and forward price of silver, gold, base metals or certain other commodities (such as natural gas, fuel oil and electricity); fluctuations in the currency markets (such as the Canadian dollar, Peruvian sole, Argentina peso, Bolivian boliviano and Mexican peso versus the U.S. dollar); changes in national and local government, legislation, taxation, controls, regulations and political or economic developments in Canada, Peru, Mexico, Argentina, Bolivia, the United States or other countries in which Pan American may carry on business in the future; operating or technical difficulties in connection with mining or development activities; risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins and flooding); risks relating to the credit worthiness or financial condition of suppliers, refiners and other parties with whom Pan American does business; inadequate insurance, or inability to obtain insurance, to cover these risks and hazards and the presence of laws and regulations that may impose restrictions on mining, including those currently enacted in the Province of Chubut, Argentina; employee relations; relationships with and claims by local communities and indigenous populations availability and increasing costs associated with mining inputs and labor; the speculative nature of mineral exploration and development, including the risks of obtaining necessary licenses, permits and approvals from government authorities; diminishing quantities or grades of mineral reserves as properties are mined; business opportunities that may be presented to, or pursued by, Pan American; Pan American’s ability to successfully integrate acquisitions; challenges to, or difficulty in maintaining, Pan American’s title to properties; and the factors identified under the caption “Risk Factors” in this Prospectus, in the Company’s Annual Information Form, dated March 31, 2009, under the caption “Risks Relating to Pan American’s Business” and in the management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2008 and 2007 under the caption “Risks and Uncertainty”.  Investors are cautioned against attributing undue certainty to forward-looking statements or information.  Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be anticipated, estimated or intended.  The Company does not intend, and does not assume any obligation, to update these forward-looking statements or information to reflect changes in assumptions or changes in circumstances or any other events affecting such statements or information, other than as required by applicable law.

CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING
ESTIMATES OF MEASURED, INDICATED AND INFERRED RESOURCES

This Prospectus has been prepared in accordance with the requirements of Canadian provincial securities laws, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all reserve and resource estimates included or incorporated by reference in this Prospectus have been prepared in accordance with Canadian National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum classification system. NI 43-101 is an instrument developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

Canadian standards, including NI 43-101, differ significantly from the requirements of the SEC, and reserve and resource information contained in or incorporated by reference into this Prospectus may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, these documents use the terms “measured resources”, “indicated resources” and “inferred resources”. U.S. investors are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. U.S. investors are cautioned not to assume that any part of a “measured resource” or “indicated resource” will ever be converted into a “reserve”. U.S. investors should also understand that “inferred resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of “inferred resources” exist, are economically or legally mineable or will ever be upgraded to a higher category. Under Canadian securities laws, estimated “inferred resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Disclosure of “contained ounces” in a mineral resource is permitted disclosure under Canadian securities laws.  However, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade, without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and reserves reported by the Company in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

CERTAIN AVAILABLE INFORMATION

The Company has filed with the SEC a registration statement on Form F-10 (the “Registration Statement”) under the U.S. Securities Act, with respect to the Shares.  This Prospectus, which constitutes a part of that Registration Statement, does not contain all of the information set forth in such Registration Statement and its exhibits, to which reference is made for further information.  See “Documents Filed as Part of the U.S. Registration Statement”.

The Company is subject to the informational reporting requirements of the U.S. Exchange Act, and in accordance therewith files reports and other information with the SEC. Under MJDS, the Company is permitted to prepare such reports and other information in accordance with the disclosure requirements of Canada, which are different from those of the United States.  As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery rules contained in Section 16 of the U.S. Exchange Act.  Under the U.S. Exchange Act, the Company is not required to publish financial statements as frequently or as promptly as U.S. companies.

The Company files annual reports with the SEC on Form 40-F, which includes:

•	the Company’s Annual Information Form;

•	the Company’s management’s discussion and analysis of financial condition and results of operations;

•
the Company’s consolidated financial statements, which have been prepared in accordance with Canadian GAAP and reconciled to generally accepted accounting principles in the United States (“U.S. GAAP”); and

•	other information specified by the Form 40-F.

The Company also furnishes the following types of information to the SEC under cover of Form 6-K:

•	material information the Company otherwise makes publicly available in reports that it files with securities regulatory authorities in Canada;

•	material information that the Company files with, and which is made public by, the TSX; and

•	material information that the Company distributes to its shareholders in Canada.

Investors may read and, by paying a fee, copy any document the Company files with, or furnishes to, the SEC at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Certain of the Company’s filings are also electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is common known by the acronym EDGAR, and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA

The Company presents its consolidated financial statements in United States dollars.  All references in this Prospectus to “dollars”, “$” or “US$” are to United States dollars and all references to “Cdn$” are to Canadian dollars, unless otherwise noted.  Except as otherwise indicated, all financial statements and financial data contained in, or incorporated by reference into, this Prospectus have been prepared in accordance with Canadian GAAP, which differ in certain significant respects from U.S. GAAP.  For a description of the material differences between Canadian GAAP and U.S. GAAP as they relate to the Company’s financial statements, see note 22 to the Company’s audited consolidated financial statements for the years ended December 31, 2008 and 2007 and the supplemental financial information relating to the reconciliation of the Company’s audited annual financial statements for the years ended December 31, 2008 and 2007 and unaudited interim financial statements for the three and nine months ended September 30, 2009 and 2008, which is incorporated by reference into this Prospectus.

Aquiline’s historical consolidated financial statements and the reconciliation of such financial statements to U.S. GAAP, starting at page F-1, are presented in Canadian dollars.

The following table sets forth, for each period indicated, the exchange rates of the Canadian dollar to the U.S. dollar for the end of each period indicated and the high, low and average (based on the exchange rate on the last day of each month during such period) exchange rates for each of such periods (such rates, which are expressed in Canadian dollars are based on the noon buying rates for U.S. dollars as reported by the Bank of Canada).

	Nine Months Ended September 30,	Nine Months Ended September 30,	Year Ended December 31,
	2009	2008	2009	2008	2007
High	Cdn $1.3000	Cdn$1.0796	Cdn$1.3000	Cdn$1.2969	Cdn$1.1853
Low	1.0613	0.9719	1.0292	0.9719	0.9170
Average	1.1701	1.0184	1.1420	1.0660	1.0748
End of Period	1.0722	1.0599	1.0466	1.2246	0.9981

On February 4, 2010, the noon buying rate as reported by the Bank of Canada was US$1.00 = Cdn$1.0734.

THE COMPANY

The Company is a corporation existing under the Business Corporations Act (British Columbia).  The Company’s head office is located at 1500 - 625 Howe Street, Vancouver, British Columbia, V6C 2T6 and its registered and records office is located at 900 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, V7X 1T2.

BUSINESS OF THE COMPANY

Pan American is principally engaged in the exploration for, and the acquisition, development and operation of, silver producing properties and assets.  Pan American’s principal product is silver, although copper, zinc, lead and gold are also produced and sold.  At present, Pan American carries on mining operations in Mexico, Peru, Argentina and Bolivia, and has control over non-producing silver resources in those countries as well as in the United States.  Exploration work is carried out in all of the aforementioned countries, as well as elsewhere throughout the world.

RECENT DEVELOPMENTS

Acquisition of Aquiline Resources Inc.

The Offers

On October 14, 2009, the Company announced its intention to make a friendly offer to acquire all of the outstanding common shares (“Aquiline Shares”), common share purchase warrants and the convertible debenture (the “Convertible Debenture”) of Aquiline by way of separate take-over bids.  The take-over bids were formally launched on October 30, 2009 with the mailing of an offer and circular (the “Offer and Circular”) to securityholders of Aquiline.  Specifically, the Company offered to purchase:

(a)
all of the issued and outstanding Aquiline Shares, including any Aquiline Shares that may become issued and outstanding after the date of the Offers (as defined below) but prior to the expiry time of the Offers upon the exchange, conversion or exercise of any securities of Aquiline that are convertible into or exchangeable or exercisable for Aquiline Shares, but excluding Aquiline Shares owned by the Company or its affiliates, for consideration consisting of 0.2495 of a Common Share and 0.1 of a Consideration Warrant for each Aquiline Share (the “Share Offer”). Each whole Consideration Warrant entitles the holder thereof to purchase one Common Share at the price of Cdn.$35.00 per Common Share until December 7, 2014;

(b)
any and all of the outstanding common share purchase warrants of Aquiline, comprised of Aquiline’s February 2008 series of common share purchase warrants (the “February 2008 Warrants”), Aquiline’s May 2008 series of common share purchase warrants (the “May 2008 Warrants”), Aquiline’s October 2008 series of common share purchase warrants (the “October 2008 Warrants”), Aquiline’s November 2008 series of common share purchase warrants (the “November 2008 Warrants” and, collectively with the February 2008 Warrants, May 2008 Warrants and October 2008 Warrants, the “Aquiline Warrants”), but excluding Aquiline Warrants owned by the Company or its affiliates, as follows:

(i)
each of the outstanding February 2008 Warrants for consideration consisting of 0.2495 of a common share purchase warrant of the Company (a “February 2008 Replacement Warrant”), with each whole February 2008 Replacement Warrant exercisable to purchase from the Company one Common Share at an exercise price of Cdn.$52.10 per Common Share (the “February Warrant Offer”);

(ii)
each of the outstanding May 2008 Warrants for consideration consisting of 0.2495 of a common share purchase warrant of the Company (a “May 2008 Replacement Warrant”), with each whole May 2008 Replacement Warrant exercisable to purchase from the Company one Common Share at an exercise price of Cdn.$40.08 per Common Share (the “May Warrant Offer”);

(iii)
each of the outstanding October 2008 Warrants for consideration consisting of 0.2495 of an October 2008 Replacement Warrant, with each whole October 2008 Replacement Warrant exercisable to purchase from the Company one Common Share at an exercise price of Cdn.$10.02 per Common Share (the “October Warrant Offer”); and

(iv)
each of the outstanding November 2008 Warrants for consideration consisting of 0.2495 of a common share purchase warrant of the Company (a “November 2008 Replacement Warrant”), with each whole November 2008 Replacement Warrant exercisable to purchase from the Company one Common Share at an exercise price of Cdn.$10.02 per Common Share (the “November Warrant Offer”),

(collectively, the “Warrant Offers”); and

(c)	the outstanding Convertible Debenture for consideration consisting of a debenture of the Company (the “Replacement Debenture”), which may be converted into either:

(i) 363,854 Common Shares at a conversion price of Cdn.$48.10 per Common Share; or

(ii)
a contract granting the holder of the Replacement Debenture the right to purchase 12.5% of the life of the mine payable silver from the Loma de La Plata deposit of the Navidad Property (as defined below),

(the “Debenture Offer” and, together with the Share Offer and the Warrant Offers, the “Offers”), upon the terms and subject to the conditions set out in the Offer and Circular.

Only the Common Shares issuable upon the exercise of the Consideration Warrants and the October 2008 Replacement Warrants are qualified by this Prospectus.

Nature of Business Acquired

Aquiline is an exploration and development company advancing one of the world’s largest undeveloped silver deposits, the Navidad property in Argentina (the “Navidad Property”), as well as a gold/silver deposit, Calcatreu, both of which are situated in southern Argentina, as well as a gold deposit in Peru, Pico Machay.  See “Recent Developments – Navidad Property” below.

Date of Acquisition

On December 7, 2009, the Company acquired ownership and control of 67,216,956 Aquiline Shares, representing aproximately 81.8% of the issued and outstanding Aquiline Shares, assuming no other convertible securities of Aquiline are exercised, and 1,925,000 October 2008 Warrants.  Following the take-up of these securities on December 7, 2009, the Company owned 72,291,956 Aquiline Shares (assuming the exercise by the Company of all of the convertible securities of Aquiline owned by it or taken up by it to date under the Offers), representing approximately 88.0% of the Aquiline Shares based on the total number of Aquiline Shares outstanding as of December 7, 2009.

By way of a notice of extension and variation dated December 9, 2009, the Company extended the Share Offer, May Warrant Offer and February Warrant Offer until December 22, 2009.

On December 22, 2009, the Company acquired ownership and control of an additional 5,403,461 Aquiline Shares, representing aproximately 6.96% of the issued and outstanding Aquiline Shares, assuming no other convertible securities of Aquiline are exercised, and an additional 206,366 February 2008 Warrants.  Following the take-up of these securities on December 22, 2009, the Company owned 77,901,783 Aquiline Shares (assuming the exercise by Pan American of all of the convertible securities of Aquiline owned by it or taken up by it to date under the Offers), representing approximately 92.7% of the Aquiline Shares based on the total number of Aquiline Shares outstanding as of December 22, 2009.

On December 23, 2009, the Company announced its intention to acquire the remaining Aquiline Shares by exercising its statutory right of compulsory acquisition.  On January 22, 2010, the Company completed its compulsory acquisition of the remaining Aquiline Shares and is now the holder of 100% of the outstanding Aquiline Shares.

As a result, a total of 7,873,618 Consideration Warrants and 480,287 October 2008 Replacement Warrants were issued in connection with the Offers and the subsequent compulsory acquisition.

The 31,134 February 2008 Warrants which were not deposited to the Warrant Offers or exercised in advance of the completion of the compulsory acquisition will remain outstanding in accordance with their respective terms.

Consideration

See above under “Recent Developments – Acquisition of Aquiline Resources Inc. – The Offers”.

Effect on Financial Position

The Company does not currently have any plans or proposals for material changes in the business or affairs of either the Company or Aquiline which may have a significant impact on the results of operations and financial position of the Company.

Prior Valuations

Not applicable.

Parties to Transaction

Prior to the acquisition, Aquiline was not an informed person, associate or affiliate of the Company.

Navidad Property

As a result of the Company’s acquisition of Aquiline, Pan American obtained the rights to the Navidad Property.  Certain statements in the following summary of the Navidad Property are based on and, in some cases, extracted directly from the technical report entitled “Pan American Silver Corp: Navidad Project, Chubut Province, Argentina” dated February, 2010 and prepared by Pamela De Mark, P. Geo., BAppSc (App Geo, Hons), MAusIMM, John J. Chulick, Licensed Professional Geologist, Dean K. Williams, B.Sc, LPG, MBA, Damian Spring, B.E. (Mining), MAusIMM and John A. Wells, B.Sc (Hons), MBA, MCIMM, FSAIMM.

Property Description and Location

The Navidad Property is located in Gastre Department in the Province of Chubut, southern Argentina, at approximately 42°24′54″S and 68°49′12″W.

The Navidad Property is flanked by the communities of Gastre to the northwest, Gan Gan to the east and Blancuntre and Lagunita Salada to the southwest. Blancuntre is the closest recognised indigenous community to the Navidad Property, with approximately 50 indigenous families living within the town and surrounding area.

Land tenure

The Navidad Property is divided into four property claims (registration numbers 14340/04, 14341/04, 14902/06, and 14903/06), each of which is an MD (as defined below) 2,500 hectares in area. Approximately 120,000 hectares of additional mineral rights are held or have been applied for in the name of Minera Argenta S. A. and Minera Aquiline Argentina S.A. in the Province for exploration in connection with the Navidad Property.

In Argentina, exploration concessions are not physically surveyed or staked in the field, but are electronically filed using the Gauss Kruger coordinate system, zone (faja) 2, relative to the WGS 84 datum. There are three levels of mineral rights (which do not include surface rights):

•	Cateo – an exploration permit granting any mineral discoveries on the cateo to the applicant. Cateos are measured in units of 500 hectares, with a minimum of one unit (500 hectares) and a maximum of 20 units (10,000 hectares) granted to any holder. Cateo units must be reduced over time relative to the number of units held; the maximum duration for any granted cateo is three years. The holder may conduct prospecting, mapping, sampling, geophysical surveys, drilling and trenching after notifying the mining office of the exploration plan.

•
Manifestacion de Discumbrimiento (“MD”) – once mineralisation is discovered on a cateo, the cateo lease expires and the permit is upgraded to an MD. The maximum area of an MD is 7,000 hectares. A basic environmental impact assessment, a physical survey, and boundary markers are required at this stage.

•	Pertenencia – a lease allowing mining. A physical survey and boundary markers are required.

Pan American’s tenements are subject to Argentinean law and policy, which may in the future result in surrender of certain of its tenements outright and/or the reduction in area of its holdings.

Agreements and encumbrances

Silver Wheaton Corp., through its subsidiary, Silverstone Resources (Barbados) Corp., has rights to 12.5% of the eventual silver produced at the Loma de La Plata deposit under a “silver stream” agreement. The Navidad Property is not subject to any other royalties, back-in rights, payments, encumbrances or similar agreements.

Environmental liabilities

The Province holds the Navidad Property administrator responsible for any potential environmental damage liabilities that may arise.

Environmental and social baseline studies are in the process of being completed for the Navidad Property. The bulk of baseline work done to date has been contracted to local Argentine consultants working under the supervision of international firms including Water Management Consultants (WMC)/Schlumberger Water Services, Ground Water International, On Common Ground Consultants Inc., and Klohn Crippen Berger Ltd.  An international consultant that will finalise the baseline work and prepare the future Environmental Impact Assessment (“EIA”) for the Navidad Property is currently being selected.

Permits

Drilling at the Navidad Property requires a separate permit for each affected tenement valid for one year, subject to the approval of an Environmental Impact Statement (“EIS”). An EIS is required to be submitted which covers the impacts and mitigation/monitoring procedures for the exploration activities, in order to obtain environmental permits. The level of the exploration activity dictates the level of study required.

The Navidad Property is in an advanced exploration stage involving drilling and trenching activities. The most recent EIS update was submitted in 2008 and was approved in January 2010. Until this EIS update was approved, the Navidad Property operated under the existing valid permit which was modified in 2008. As a result of the EIS approval, a new drilling permit was issued for a one year period and this new permit allows for the operation of up to eight drill rigs.  Rehabilitation of the drilling platforms and impacted areas is carried out throughout the year.

Water rights are treated separately from environmental permits. Two extraction wells have been permitted for use in exploration activities.

Depending on overall timing of the development of the Navidad Property, an Environmental and Social Impact Assessment report for the Navidad Property is expected to be completed and presented to the provincial Chubut government in 2010. While the government has publicly indicated its support for the Navidad Property proceeding, the status of a provincial law banning open pit mining would need to be clarified before permits for mining can be obtained.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Accessibility

The nearest towns to the Navidad Property are Gastre, with a population of about 500, 40 kilometres to the northwest, and Gan Gan, with a population of about 600, about 40 kilometres to the east. Both towns are located on Provincial Route 4, a gravel highway that passes just north of the Navidad Property. Offices, accommodation, and facilities for core storage and logging have been established in Gastre and to a lesser degree in Gan Gan. The Navidad Property is accessible year round except in very wet conditions.

Daily scheduled flights are available to the city of San Carlos de Bariloche, a tourism centre with a population of approximately 100,000, located about 355 kilometres by road to the northwest. Daily flights are also available to Trelew, located about 390 kilometres by road to the southeast near the coast, with a population of approximately 90,000. The nearest airport, which has regularly scheduled flights, is located in Esquel, about four hours drive to the southwest by gravel road. The provincial capital of Rawson, located 20 kilometres east of Trelew, has a population of approximately 23,000. An office has been established from which to advance the technical studies of the Navidad Property in Puerto Madryn, a city with a population of approximately 70,000, located 60 kilometres north of Rawson. There are at least three scheduled flights per week between Puerto Madryn and Buenos Aires. Offices are also maintained in Buenos Aires and in the regional centre of Ingeniero Jacobacci, which has a population of approximately 8,000, located two hour’s drive to the north of Gastre.

Climate

The climate is semi-arid with average annual temperatures ranging from 1°C to 20°C. High winds frequently occur from October through December, but may also occur throughout the year. Annual precipitation averages between five millimetres to ten millimetres per month, but during the winter months from May to August, higher accumulations ranging from 15 millimetres to 20 millimetres may occur as either rain or snow. Field activities run throughout the year and are not curtailed by weather conditions.

Infrastructure and local resources

The base of operation for the Navidad Property is in Gastre. Facilities include offices, modular living facilities, and core-storage warehouses. Communications are provided by land line telephone service, national mobile phone operator, and a satellite internet dish. The modular living facilities provide lodging and meals for up to 20 people. The warehouses include three drill core storage sheds, a logging and sampling shed, metal shop, vehicle workshop, and a regional exploration office. In the logging shed there are four diamond saws used to cut drill core.

In Gan Gan, two core storage facilities have been built as well as an office on land purchased on the western edge of town in 2007. The office serves as a base of operation for social and community relations personnel, while the warehouses contain older drill core from the Navidad Property.

On the Navidad Property, a small camp facility has been installed with electrical power provided by several small generators. Communication is provided by a satellite internet uplink. Other infrastructure on site includes storage areas for drill supplies. There are two water bores authorised by the Chubut Province Hydrology Department to pump water for use with diamond drilling. Water pumping is accomplished by one of two company owned water pumps. To provide access for drilling, a total of 26 kilometres of access roads have been constructed on the Navidad Property.

During 2008, the drilling contractor, Boart Longyear, installed a transportable 60-person camp in the Yanquetru Valley, on owned land to the south of the Navidad Property. A water tank and sewerage facilities have been installed in support of the camp.

Land Access

Access to land for drilling and other exploration activities is allowed through outright surface ownership as well as through a series of easement contracts with the remaining surface owners. Land acquisition activities continue in order to facilitate unimpeded land access to the Navidad Property through land swap deals and direct land purchases.

Physiography

The Property is located in the Patagonian Plateau region with steppe vegetation characterised by low and compact bushes of grass and by stocky shrubs of less than a metre high. Elevation ranges from 1,060 metres to 1,460 metres with gentle topographic relief interrupted by local structurally controlled ridges.

History

The first exploration programme that included the Navidad Property area consisted of a preliminary regional geochemical sampling programme conducted by Normandy Argentina (“Normandy”) in mid 2000 to locate additional deposits to supplement those known at its Calcatreu property, a gold and silver deposit located approximately 80 kilometres from the Navidad Property. The programme consisted of 1,200 bulk leach extractable gold (“BLEG”) stream sediment samples taken from drainage systems overlying Jurassic volcanic rocks in Chubut Province in the general vicinity of Calcatreu, Mina Angela, Gastre, Lagunita Salada, Gan Gan, and other areas. This programme took place on what was then considered open exploration ground, and resulted in the identification by Normandy of various anomalies, including the Flamingo Prospect and Sacanana, which is today known as the Navidad Property.

In January and February 2002, Newmont Mining Inc. (“Newmont”) purchased Normandy’s worldwide mining interests, and in March 2002, Newmont decided to sell all of its interests in Argentina. In September 2002, IMA Exploration Inc. (“IMA”) signed a confidentiality agreement (“Confidentiality Agreement”) in order to obtain an information brochure and technical data related to Newmont's Argentinean interests, which included its Calcatreu property. In December 2002, IMA applied for a cateo over the area formerly known as Sacanana and now known as the Navidad Property, utilising and relying upon the Normandy BLEG data (known as BLEG A), and began undertaking a regional exploration programme over the Navidad Property, including regional mapping and sampling. From December 2002 to July 2006, IMA conducted diamond drilling, geochemical sampling, geophysical exploration, and mineral resource estimates at the Navidad Property.

In January 2003, Aquiline entered into an agreement with Newmont, which was completed in July 2003, to purchase all of the shares of Normandy and Newmont’s 100% interest in Calcatreu, and acquired all of Newmont’s assets including the BLEG A data. In May 2003, Aquiline reviewed the BLEG A data and found that the ground covered by the BLEG A data had already been claimed by IMA. After failure to receive a credible response from IMA as to how they could otherwise have made a legitimate discovery at the Navidad Property without having breached the terms of the Confidentiality Agreement, Aquiline went on to file suit in the Supreme Court of British Columbia in March 2004.

The Supreme Court of British Columbia awarded ownership of the Navidad Property to Aquiline on July 14, 2006 following a court case where IMA was found to have breached the Confidentiality Agreement. IMA subsequently appealed to the Court of Appeal for British Columbia, but lost the appeal by unanimous decision in June 2007. An Application for Leave to Appeal to the Supreme Court of Canada was filed by IMA in September 2007. Sole ownership rights were granted to Aquiline by the Supreme Court of Canada on  December 20, 2007, subject to Aquiline making payment to IMA in reimbursement for its accrued exploration expenditures up to the July 2006 court decision. Aquiline’s final payment to IMA was made on February 8, 2008, giving Aquiline full ownership of the Navidad Property.

Since October 2006, Aquiline has undertaken diamond drilling, geophysical and geochemical exploration, metallurgical test work, resource estimates and a preliminary economic assessment for the Loma de La Plata deposit.

Geological Setting

Regional geology

The Navidad Property is located on the southwest edge of the Northern Patagonia Massif in southern Argentina. This boundary of the massif is coincident with the “Gastre Fault System”, which was originally interpreted as a large-scale dextral shear zone. This mega-structural feature is now believed to be the result of continental-scale northeast to southwest extension that produced through down-faulting a series of northwest to southeast trending half grabens and tectonic basins.

Granitoid rocks of the basement in northern Chubut Province belong to the Palaeozoic age Mamil Choique and Lipetren formations. Locally these rocks are exposed at surface in windows through the overlying Mesozoic age volcanic and sedimentary rocks. At the Navidad Property, the Mesozoic sequence consists of the Lonco Trapial Formation and overlying Cañadón Asfalto Formation. The latter of these formations hosts the Navidad mineralisation.

The Province was tectonically active during the Jurassic with abundant evidence of syn-sedimentary faulting observed in the Cañadón Asfalto Formation. Continued post-sediment tectonic activity resulted in the faulting, tilting, and local folding of the Lonco Trapial and Cañadón Asfalto formation stratigraphies. This resulted in the formation of a series of northwest trending half and full horsts and grabens.

Overlying these tilted Jurassic age volcanics and sediments are the generally flat lying sediments and pyroclastic rocks of the Cretaceous age Chubut Group Formation. To the east and south these are covered by Tertiary age plateau basalts.

Local and property geology

The oldest rocks are the crystalline basement rocks of the Mamil Choique Formation located in the southwest corner of the Navidad Property area. These basement rocks are overlain by a sequence of pyroclastics, volcanic agglomerates and lavas of the Lonco Trapial Formation. These rocks are exposed along a northwest to southeast trending strip in the southwest quadrant of the Navidad Property area and in the valley northeast of the Sauzal Fault along the Navidad trend. They are also exposed on the southeast Navidad Property section of the Esperanza trend at the Fold Zone.

The welded pyroclastics of the Lonco Trapial Formation exposed to the southwest of the Navidad Property area are also found directly north of Calcite Hill and in deep drilling along the Navidad trend below the Sauzal Fault. Here they are interbedded with juvenile volcaniclastics derived from the same flows. A drill hole northeast of Navidad Hill crossed in excess of 500 metres of this volcaniclastic/pyroclastic sequence without encountering the underlying agglomerates or basement rocks. This thick sequence of rock is generally oxidised as denoted by its characteristic red colour.

Stratigraphically above the Lonco Trapial volcanic sequence and forming the base of the Cañadón Asfalto Formation are coarse clastic sediments of arkosic composition. Basal conglomerates of the arkoses may contain boulders up to two metres in diameter. They are composed almost exclusively of angular grains of quartz and feldspar derived from the Mamil Choique Formation. Locally the arkoses contain horizons of limestone, some with stromatolites. Coarser beds include pebble to cobble size clasts of granite and metamorphic rocks. These beds may locally exhibit cross-bedding sedimentary textures. These sediments extend from the valley floor southwest of the Argenta trend to the Esperanza trend. Intersections from drillholes southeast of Loma de La Plata and further south on the Argenta trend indicate the arkoses are interbedded with thick sequences of argillaceous shales. At surface the coarser arkoses horizons are resistive and form extensive exposures. The shales are erosionally recessive and are rarely if ever exposed at surface.

At Loma de La Plata and between the Esperanza and Navidad trends there are no arkose sediments. In their place intercalated with the argillaceous black shales are mature greywackes of intermediate volcanic composition.

These are deposited in rhythmic sequences consisting of pebble conglomerates that grade normally into coarse muddy sandstones. The greywackes locally contain thin carbonaceous horizons.

Above the greywackes from Loma de La Plata to Sector Z and between Esperanza and Navidad trends southeast of Calcite NW are argillaceous black shales. These sediments contain limestone horizons and zones with intercalations of coarser grained muddy sediments. They are rich in organic carbon and locally may contain thin coal seams. In the northwest to central portions of the Esperanza Valley the shales may also contain horizons of pyroclastics with varying degrees of re-working with thicknesses that range from one metre up to ten metres. At Galena Hill the shales host massive sulphide replacement bodies at their lower contact with the latite lavas. At several of the Navidad Property deposits these shales contain lead and zinc mineralisation distal to the higher grade silver zones.

Contemporaneous with the deposition of the sediments within the Navidad Property area, there were a minimum of three distinct extrusive lava and multiple pyroclastic volcanic events. The oldest of the lavas are fine-grained and of intermediate to mafic composition. These are referred to at the Navidad Property as andesite. These rocks are believed to been extruded sub-aerially as the auto-brecciated tops of the flows show the effects of thermal oxidation. These lavas were either simultaneously deposited within two separate basins, one dominated by arkoses and the other by black argillaceous shales, or there were multiple andesite eruptive events. On the Argenta trend the andesites are inter-bedded with arkoses and on the southern end of the Navidad trend they are inter-bedded with black shales. At the northwestern end of the Navidad trend and north of Provincial Route No. 4 they are overlain by pyroclastics and other latite lava flows with no intervening sediments. The andesite lavas are generally not mineralised; however, locally they can host silver-copper mineralisation. The best known mineralisation hosted in andesite is located at the southern limit of the Connector Zone. Here the tectonically brecciated and hydrothermally altered andesite returns grades of up to 11 kilograms per tonne of silver in surface rock chip samples. There are also mineralised showings in andesites south of the Loma de La Plata deposit on the Argenta trend and at the Fold Zone at the southeast end of the Esperanza trend.

The next extrusive lava event produced what is referred to on the Navidad Property as the Lower Latite unit. It is actually a hybrid consisting of a trachyandesite contaminated by quartz, which appears as rounded one millimetre to three millimetres quartz phenocrysts with reaction rings in quantities ranging from 1% to 5%. The Lower Latite also contains cognate clasts 0.5 centimetres to three centimetres in size of fine-grained material of the same composition without quartz phenocrysts. On the Navidad Property these are referred to as “xenoliths”. The Lower Latite was preceded by a pyroclastic eruption that produced pumice bearing ash tuff. At Navidad Hill and Galena Hill the exposed volcanic sequence is andesite, pumice tuff followed by the Lower Latite with no intercalated sediments. The Lower Latite lava is restricted in distribution to the northern end of the Argenta trend and the northern half of the Esperanza and Navidad trends. These lavas host high grade mineralisation at Calcite Hill, where the Upper Latite lavas are believed to have been removed by erosion prior to the deposition of the black shales. The Lower Latites also host mineralisation together with the Upper Latites at Galena Hill.

The last extrusive volcanic event produced the Upper Latite lava flows. These rocks are macroscopically identical to the Lower Latite except they do not contain cognate clasts. Potentially, these autoclasts were completely reabsorbed by the magma before their extrusion. It is believed the initial eruption of the Upper Latite encountered sufficient ground water to create a maar – diatreme complex located at Calcite NW. Evidence supporting this hypothesis is a two kilometres wide zone of milled matrix breccia containing rounded clasts of the welded pyroclastic flows and Lower Latite lavas. Horizons of reworked pyroclastics observed within the sediment sequences at the northern end of the Navidad trend may represent surge deposits. Continued eruption of the Upper Latite lavas led to its distribution over an area minimally 60 kilometres squared in size including the entire length of the Argenta, Esperanza and Navidad trends and north of the Provincial Route No. 4. At the southeast end of the trend the groundmass of the lava is glassy and has devitrified to form spherulites. At the northwest end of the Argenta trend and on the Esperanza and Navidad trends the lava is interbedded with greywackes and shales. The Upper Latite lava hosts practically all of the silver-sopper mineralisation at the Loma de La Plata and Esperanza Valley deposits and a larger portion of the mineralisation at the Navidad Hill and Galena Hill deposits.

Collectively the individual mineralised deposits along the Navidad trend exhibit a strong northwest to southeast lineation. A few observed small mineralised veins and breccia dikes located along the trend also exhibit northwest to southeast to north-northwest to south-southeast orientations. No large potential feeder structure common to all the deposits has yet been discovered. If such a structure exists, it is likely that post-mineral movement on the Sauzal Fault laterally displaced it from beneath the known mineralised bodies.

At the individual deposit scale the mineralisation is clearly controlled by zones of primary or secondary porosity. Examples of this are the upper latite lavas at Esperanza Valley and Loma de La Plata and volcaniclastic horizons at the Connector Zone and Calcite NW. These zones are often capped by impermeable horizons. These aquitards effectively capped the ascending hydrothermal fluids and forced lateral migration outward from the plumes. The result was the formation of mineralised bodies with strataform geometries.

Almost all the Navidad Property mineralised deposits are contained within structural blocks separated from each other by three major structures. These structures are believed to be pre-mineralisation in some cases and are definitely post-mineralisation in others as evidenced by these structures truncating mineralisation. The most influential of these post-mineral structures are the Sauzal, Esperanza and Arco Iris faults. The Sauzal Fault is located along the northeast side of the Navidad trend and dips shallowly to the southwest. This structure truncates the mineralisation at depth on the Galena Hill, Connector Zone, Navidad Hill and Calcite Hill deposits. The Esperanza Fault located along the Esperanza trend has resulted in the drag folding of the host lithologies of the Valle Esperanza deposit. The Arco Iris Fault is located in the northern end of the Argenta trend. This steeply northeast dipping fault limits the Loma de La Plata mineralised deposit to the southwest where it juxtaposes it against unmineralised andesite. The Barite Hill deposit is also interpreted to be affected by post-mineral low angle faulting, potentially analogous to the interpreted movement on the nearby and similarly orientated Sauzal Fault.

Exploration

Exploration efforts were focused on identifying new exploration targets with diamond drilling, with delineation and infill drilling at the Loma de La Plata deposit, and with minor infill drilling of other previously identified mineralised zones. Exploration for additional deposits through the use of fence drilling across prospective covered areas is feasible, since as is so far known, the occurrence of the latite unit hosting mineralisation is generally of relatively large areal extent that can be measured in units of tens of hectares. Mineralisation is frequently stratiform with relatively shallow dips, and most of the known deposits occur as large roughly tabular bodies.

Geophysical and geochemical methods have proved useful in mapping the distribution of the latite unit and potassic-style alteration, in detecting Galena Hill style sulphide-rich mineralisation, and in interpreting the Navidad Property-scale structural regime. The characteristics of the host rock and wall rock units are favourable for diamond drilling, and extensive areas can be rapidly explored by drilling at relatively low cost. As was demonstrated during the 2007 diamond drilling programme, additional mineral resources can be delineated by extension drilling laterally away from known deposit areas.

Aquiline completed 583 diamond drillholes from November 2006 to March 2009, for 127,960 metres drilled.

Mineralization

In all of the deposits and mineral showings the gangue minerals are principally calcite with or without barite and a much lower proportion of silica. Visibly recognisable ore minerals are native silver, grains and clots of black sulphides containing argentite\acanthite and discrete grains of sphalerite, galena, chalcopyrite, cuprite, bornite, native copper and copper carbonates. Distinct styles of mineralisation are reflected in the differences in ore minerals and proportion of gangue between the deposits. Various pulses of mineralisation are observed, principally at Galena Hill. With the exception of the latter, pyrite and sulphides in general are relatively scarce.

The principal mineral association of interest is silver-lead. Other associations of interest are silver-lead-copper and copper-silver or more rarely silver-zinc. Occasionally there is silver only, or copper-lead-zinc or simply isolated occurrences of these base metals. This further suggests that deposition occurred through successive pulses of mineralisation. So far as it is known to date, gold is totally absent from the system.

Mineralisation is preferentially hosted in lavas with the upper latite containing the dominant proportion, followed by the lower latite and then rarely by the andesite. Deposits with the dominate portion of mineralisation within lavas include Loma de La Plata, Valle Esperanza, Calcite Hill, and Galena Hill. Sedimentary rocks and volcaniclastics can also contain significant mineralisation. Deposits where the mineralisation is dominantly hosted by these rock types include Calcite NW, Navidad Hill, Barite Hill, and the Connector Zone.

To date the general Navidad Property is comprised of eight individual mineral deposits in three separate mineralised trends referred to as the Navidad trend, the Esperanza trend, and the Argenta trend. The six deposits in the Navidad trend are essentially contiguous and include, in a 5.8 kilometres alignment from northwest to southeast, Calcite NW, Calcite Hill, Navidad Hill, Connector Zone, Galena Hill, and Barite Hill. The Valle Esperanza deposit occurs on the east flank of the Esperanza trend and is found approximately 370 metres to the south-southwest of Galena Hill. The Loma de La Plata deposit occurs along the northern portion of the Argenta trend and lies approximately 2.2 kilometres southwest from the centre of Calcite Hill.

Calcite NW

Calcite NW is located stratigraphically in the upper sedimentary package found directly above the latite unit. This package is comprised of mudstone, sandy volcanic tuffs, tuffaceous sandstones, lapilli tuffs, and volcaniclastic intervals. In general the layers with a significant tuffaceous component exhibit a strong argillic alteration.

Mineralisation occurs disseminated in the sediments where it is observed as galena with occasional scarce chalcopyrite. Facies with high permeability, such as the tuffaceous sandstones and volcanic tuffs, are preferentially mineralised. Towards the northwest the mineralisation is characterised by lead with low silver and is hosted mainly by tuffs and pyroclastic units. In the central to southwest area of Calcite NW, silver and lead mineralisation with low grade copper and occasional zinc mineralisation are hosted by sandy mudstones and tuffaceous sandstones.

Mineralisation at Calcite NW takes the form of three long and tabular to slightly synformal bodies. The main body lies from the surface to a depth of 130 metres below surface and has an average overburden thickness of approximately 60 metres. It has a strike length of 1,825 metres towards the northwest, a width between 350 metres to 500 metres, and a thickness between ten metres and 80 metres. The mineralised body plunges gently to the northeast with a dip between 1º to 5º. The base of the main body is normally identified by the Galena Marker.

Towards the south-eastern end of the deposit, a smaller lens lies close to the surface parallel to the main body and about 80 metres above it. It has a regular shape 275 metres long, up to 250 metres wide and between 20 metres and 40 metres thick.

Another elongated lens of mineralisation lies between 15 metres to 50 metres below and parallel to the northern end of the main body. The body is 1,000 metres long, between 200 metres and 350 metres wide, and ranges between ten metres and 30 metres in thickness.

Calcite Hill

The mineralisation is hosted principally in the latite with xenoliths unit (lower latite) and occurs upwards for a few metres above the contact with the overlying upper sedimentary or pyroclastic package depending on the sequence. The style of mineralisation is typically banded epithermal vein filling and stockworks in breccias developed in the brittle massive portions of the flow. Where present in the upper sedimentary package, mineralisation occurs as disseminations infilling the primary porosity as well as micro-veinlets that are comprised of argentiferous lead and zinc sulphides along with interstratified galena.

Gangue mineralisation is comprised of calcite, minor silica, and barite either white in colour or as a caramel-coloured variety that occurs almost exclusively at Calcite Hill although it has been occasionally identified on nearby Navidad Hill. High grade mineralisation is comprised of galena, black sulphides, native silver, and occasional chalcopyrite. The overlying geochemical signature is silver-lead with minor copper.

Azonation of the mineralisation hosted in the latite unit is exhibited in the sequence of the three principal zones which in descending depth order are:

•	An upper zone with principally lead mineralisation with minor silver, and minor to absent copper;

•	An intermediate zone with high grade silver mineralisation and proportionally less lead and moderate copper; and

•	A lower zone with primarily silica fracture filling, low in sulphides and silver mineralisation.

On the north flank of Calcite Hill, the mineralisation is hosted in volcaniclastic rocks, in the lower portion of the overlying calcareous mudstone unit and in the contact between the same volcaniclastic unit with the lower latite with xenoliths. The entire sequence exhibits structural disturbance. This is attributed to a possible low-angle fault at the base of the sequence which has underlying it the reddish-coloured volcaniclastic basal unit.

Mineralisation at Calcite Hill forms an irregular body with a narrow upper portion outcropping towards the western end of Calcite Hill, which merges with a larger mineralised lens. Mineralisation outcrops and extends to a depth of around 250 metres below surface. It forms a relatively flat surface 600 metres long, ranging from 270 metres to 600 metres in width. The lower portion of the body has an irregular shape resulting from two nearly separate lenses that merge into one lens having a variable thickness between 150 metres to 20 metres. The body plunges to the southwest with a -5º dip.

Navidad Hill

The Navidad Hill deposit exhibits two different types of mineralisation and control. The first of these outcrops along the crest of the hill where mineralisation related to structural control is most evidently displayed compared to elsewhere on the Navidad Property. Here outcropping vein structures exhibit breccias comprised of finely banded crystalline calcite gangue, barite, and finely crystalline to chalcedonic silica. Visually identifiable ore grade minerals include galena, black sulphides, copper and manganese oxides, and lesser quantities of pyrite, chalcopyrite, and rare native copper and silver.

The high grade brecciated vein structures occur in a belt approximately 100 metres in width with discontinuous sub-vertical extensions, striking generally at an oblique angle to the main Navidad trend in the range of 310º to 345º. Vein thicknesses are one metres or less with silver values in the 1,000 grams per tonne to 10,000 grams per tonne range. Vein development discontinuity is also evidenced by “rosario” outcrops along strike and by changes in mineralogical composition along strike as well as at depth. The latite wall rock adjacent to the breccia veins is also found mineralised with the development of veinlets, stockworks, and breccia zones. As indicated so far by drilling, the outcropping breccia veins do not extend to a depth exceeding 80 metres where the vein integrity tends to break down into a zone of veinlets comprised principally of chalcedonic silica that increases at depth. To date the base of the latite has not been encountered by drilling at Navidad Hill which leaves open the possibility of a dome structure in this area.

Mineralisation at Navidad Hill trends for 520 metres towards the northwest and forms an irregular globular shape ranging from 270 metres to 470 metres wide and ten metres to 175 metres thick. The mineralised zone has a shallow dip to the southwest and lies at the subsurface along the ridge crest to around 50 metres depth along the southern flank.

Connector Zone

The mineralisation occurs as disseminations and replacement of the matrix in the volcaniclastic rocks. Locally the volcaniclastic rock is crackle brecciated with a matrix of hydrothermal minerals, sulphides and rare native silver. The volcaniclastic rock can exhibit a wide range of textures ranging from conglomeratic horizons to thinly bedded strata. The volcaniclastic unit contains sub-rounded to very angular clasts of latite derived from the uplift and erosion of the latite lavas. Lesser, and generally lower grade mineralisation can also be hosted in the underlying greywacke and the overlaying mudstones.

The mineralisation at Connector forms two intersecting, but distinct bodies, which combined, are 670 metres in strike length, and between 240 metres and 590 metres wide. The mineralisation lies from the surface to a depth of 330 metres. The deposits are hosted in a sedimentary sequence comprised of sandstones and fine conglomerates with minor mudstones, interbedded with volcaniclastic layers which are mostly formed by sub- rounded to angular latite fragments derived from the erosion of the latite lavas. Locally the host rocks exhibit micro-veinlets up to one centimetre thick and poorly developed stockwork texture. The intensity of the brecciation is weak to moderate and the gangue infilling is comprised of calcite and silica. Alteration is weak and is manifested by a moderate bleaching of the rock due to the presence of low-temperature illitic-smectitic clays.

Galena Hill

Mineralisation at Galena Hill is hosted in a variety of distinct fragmental rock types. These include hyaloclastites at the margins and ends of lava flows and crackle breccias within the massive cores of the flows. Also present are dikes and pipes of hydrothermal breccia. The predominant style of mineralisation is the selective replacement of breccia matrix, or as open space filling. Locally the mineralisation pervasively replaces the matrix of the host lithologies including the mudstones. Where the mudstones are mineralised, they can form massive sulphide-rich stratiform lenses containing galena and marcasite.

The lithology that hosts mineralisation varies within the different portions of the deposit. At the far northwest end of the deposit the mineralisation is primarily hosted within the lower latite with minor mineralisation in the overlaying mudstones and underlying volcaniclastics. Towards the southeast end of the deposit the mineralisation is hosted in both the lower latite unit and the upper latite unit and locally in the overlaying mudstones. To the far southeast end of the deposit all of the mineralisation is contained within the upper latite with only trace mineralisation contained in the overlaying mudstones.

The extent of mineralisation is long and wide with a strike length of roughly 900 metres and a width of between 250 metres and 700 metres. In section views orientated at 030° to 210°, the mineralised body forms a roughly strataform body with a slight dip to the southwest. This body resembles an inverted shield with a flat top and a thicker central portion that thins to the margins. On nearly every section the mineralisation is affected by post-mineralisation movement on the northwest to southeast trending block faults resulting is displacements of roughly ten metres to 50 metres. Those portions of the mineralisation located above the horst are partly eroded whilst those portions to either side are preserved in their entirety. The mineralised zone ranges from a few metres thick at the extreme margins to over 200 metres thick in the central portions of the deposit.

Mineralisation outcrops in several locations including the upper northwest flank and within the window through the mudstones in the area of the structural horst. The top of mineralisation ranges from surface to 200 metres below surface with an average depth less than 40 metres.

There are 12 drill holes in the Galena Hill sector of the Navidad Property that are being monitored on a regular basis for determining the level of the water table. Across the area the top of the water table is at approximately 1,137 metres elevation. The majority of the mineral resource at Galena Hill lies beneath this level.

Barite Hill

At Barite Hill two styles of mineralisation are present in distinct stratigraphic units. The first occurrence from surface to depth is a relatively weak silver-lead mineralisation with minor copper and zinc hosted in calcite and lesser barite gangue filling veinlets and breccia matrix within the upper latite unit.

The second style of mineralisation is found in two clastic units below the upper latite flow that is normally found mineralised at the Navidad Property. The units are a sedimentary unit comprised of sandstone and mudstone, and a volcaniclastic unit derived from latite. Mineralisation is interpreted to have been emplaced through the migration of hydrothermal fluids across zones of primary permeability in the sandstones or through zones of secondary permeability through fracturing. This lithology package is bounded on top by a greywacke unit and underneath by fine-grained clastic sediments (mudstones), both of which are interpreted to have relatively low permeability.

Observed mineralisation occurs as a matrix gangue filling of calcite, barite and clays that contains sparse chalcopyrite, black sulphides, and native silver. It is deposited in fine fractures, stockworks and breccias in the mudstones and volcaniclastic rocks, and occurs as disseminations of black sulphides in the sandstones. In areas reporting high silver assay values, native silver is very common and occurs as pure veinlet fillings up to five millimetres in thickness. The principal geochemical association is silver with low copper; in general lead is scarce.

Mineralisation at Barite Hill forms three lenses. The northern lens is about 230 metres long along strike, between 170 metres and 430 metres wide in the dip direction and between five metres and 30 metres thick. The southwest dip varies between 3° where the body outcrops in the north to 25° in the southwest where the body lies approximately 120 metres below surface. The second lens is found towards the southern end of Barite Hill. Its dimensions are approximately 300 metres long by 350 metres wide with thicknesses ranging from 4 metres to 32 metres. It occurs at the subsurface on the crest of the ridge and plunges to the southwest.

The third mineralised body, characterised by high silver values, forms an irregularly shaped mass around 350 metres long, between 100 metres and 400 metres wide, and between seven metres to 100 metres thick. It lies between 50 metres and 200 metres below the second lens in southern Barite Hill and has a dip of 30° to the west-southwest.

Loma de La Plata

At the Loma de La Plata deposit the stratigraphy consists of basal andesites overlain by greywackes and sandy conglomerates that change laterally to mudstones and arkoses. Autoclastic breccias lay between the lower sedimentary sequence and the volcanic flow units comprised by the two latite units, with and without xenoliths, which are separated by an interbedded sedimentary layer. The sequence is completed by mudstones and fine to very fine sandstones that vary to limestones laterally to the east.

In the west to southwest the sedimentary units are thin or missing due to erosion and the lithology is typically comprised by the latites with and without xenoliths that overlay the andesites. Towards the east the sequence is complete due to down–dropped blocks that are the product of normal faulting with an approximate north-south strike presumably resulting from northwest to southeast orientated compression.

The entire sequence has a 325º strike and dips -20° to -30° to the northeast; the dip tends to flatten somewhat along strike to the northwest.

Mineralisation is hosted primarily in the upper latite unit which outcrops in the southwest part of the deposit area and dips towards the northeast where it has been intercepted up to 300 metres below the surface. Drilling in 2008 demonstrated that the mineralisation tends to be enriched in breccia zones associated with north-south normal faults that have a spacing on the order of 70 metres to 90 metres.

The style of mineralisation is characterised by hydrothermal veinlets up to three centimetres thick and tectonic and crackle breccias developed in the brittle massive portions of the lava flow. Gangue mineralisation is comprised of calcite, laumontite, barite and silica present as a white quartz and occasional amethyst. Textures are massive to crustiform and occasionally botryoidal; bladed calcite replacement textures have been observed.

Mineralisation is comprised of acanthite, native silver, argentite, stromeyerite, silver sulphosalts, galena, chalcopyrite and bornite disseminated in the matrix of the breccias and as rims in veinlets. Chalcopyrite is the only mineral that is also disseminated in the host rock. The acanthite and lesser stromeyerite are the principal silver-bearing sulphide minerals that contain approximately 80% of the reported silver. QEMSCAN analyses performed by Xstrata Process Support report an average silver grain size in the range of six micrometres to 20 micrometres.

Two distinct mineralised bodies are present at Loma de La Plata. The main deposit is 850 metres long with a north-south strike, between 600 metres to 1,200 metres wide and 40 metres to 50 metres thick. It covers a surface area of 74 hectares. The second body is considerably lower in grade and is located approximately 60 metres beneath the main deposit. It has approximately the same surface area as the upper main body but with an average thickness of only five metres.

The area with the highest grade mineralisation is located in the central and western side of the upper Loma de La Plata deposit; overburden thickness varies from zero metres to 50 metres. The dimensions of the high grade zone are 500 metres north-south by 170 metres east-west.

To the southeast of the deposit the latite lava flow continues towards the Bajo del Plomo area but with greatly diminished silver and relatively high lead values. To the east the deposit was expanded by some 400 metres where the mineralised portion of the latite becomes progressively thinner with diminishing silver values and higher lead. Towards the northeast drilling has confirmed that the deposit is cut off by the Esperanza Fault. Towards the north the 2007 perimeter was expanded 200 metres where generally no further significant silver mineralisation has been encountered despite the presence of the host unit.

In summary, the total mineralised footprint has been increased by 100% with respect to the area defined in 2007. The deposit still has limited potential to expand towards the northwest where the latite as well as the mineralisation continues to Valle La Plata sector, and there remain some restricted possibilities for expansion to the east- southeast.

Valle Esperanza

At Valle Esperanza the main mineralised deposit is emplaced in the upper latite volcanic unit without xenoliths immediately below the contact with the upper carbon-rich sedimentary package comprised of mudstone, sandstone, and greywacke. The latite varies from massive to autobrecciated in the flow top depending on the number of lava flows. The unit is brecciated with a matrix of calcite, with minor laumontite, barite and silica that are present as massive in-filling, sometimes as banded textures. In the brittle massive portions of the flows, the breccias occur as tectonic or crackle breccias that were hydrothermally in-filled. In the autobrecciated zones with abundant amygdaloids, the hydrothermal fluids used the primary porosity in the contacts between fragments to generate the breccia. The intensity of brecciation is moderate and at least two events of brecciation are recognised.

Of less importance, a lower grade mineralisation is hosted in the underlying lower latite with xenoliths that is below the upper latite and overlain by another sedimentary package comprised of mudstones, greywacke and volcaniclastic rocks.

Alteration is weak to locally strongly argillic in breccias. In general alteration is limited to a gentle bleaching of the host volcanic rock in close proximity to the mineralisation.

The predominate style of mineralisation is the disseminated occurrence of black sulphides, native silver, chalcopyrite, malachite, pyrite and galena in the breccia matrix and in veinlets up to one centimetres thick. Locally the mineralisation of chalcopyrite and galena pervasively replaces both the matrix and the host lithologies. The silver shows a very good correlation with copper and low correlation with lead.

Drillhole intersections have traced the two mineralised zones from surface to approximately 400 metres below surface. The upper body is about 1,100 metres long and between 130 metres and 700 metres wide. The lower body lies approximately 50 metres below the upper deposit, and is 800 metres long and between 140 metres and 500 metres wide. Both bodies range in thickness between five metres to 30 metres.

The mineralised horizon strikes approximately to 290° with a variable northeast dip between -70° to -10°. The dip appears to flatten towards the northeast.

The Valle Esperanza deposit is not fully defined as yet and future work will include drilling along strike to the north-west and south-east and down dip to the north of the presently defined deposit.

Drilling

All diamond drilling on the Navidad Property since the first drillhole in November 2003 has been completed by Boart Longyear Connors Argentina S.A. of Mendoza, Argentina (subsequently taken over by Boart Longyear in 2007). One rig is employed on a discontinuous basis and is capable of drilling deeper than 400 metres with HQ sized rods. Nearly all holes have been drilled at HQ3 diameter (61 millimetres) with three metre long rods, except for rare instances where the drillhole was collared at HQ size diameter and subsequently reduced to NQ diameter down the drillhole. No liners or split-tube core barrels have been used in the drilling process. Frequently used drilling additives include Polyplus, Platinum Lube, and G-Stop. Common rod grease may be used for exceptionally deep holes. Drilling conditions are very good with drilling rates of approximately 120 metres per day per machine. During 2008, up to three additional drill rigs operated on the Navidad Property: one continued with exploration drilling; the other two rigs were dedicated to a programme of in-fill and extensional drilling and orientated-core drilling in support of a geotechnical study of the Loma de La Plata deposit. One of the Loma de La Plata drill rigs was swapped for a period of time with a rig capable of drilling PQ3 diameter (83 millimetres) drill core for metallurgical sampling. The holes for metallurgical sampling doubled as in-fill drillholes. Split-tube core barrels were used during the orientated core drilling of Loma de La Plata for geotechnical analysis.

Staff geologists set up drill collars in the field by locating the planned collar coordinates with a GPS unit or occasionally by tape measure from a nearby drillhole. The geologist aligns the azimuth of the rig by setting out a row of stakes oriented on the desired azimuth, frequently 030°, with a Brunton compass. The edge of the drill rig, such as the Nodwell track or the outer wall of the mounted housing unit, is aligned with the stakes. Drillhole inclination is set by placing the inclinometer of the Brunton compass directly on the drill rod.

After drilling the hole, collar coordinates are periodically surveyed by a professional contract surveyor using total station methods or more recently with a differential GPS. The survey point of reference is a federal government geocentric reference frame (POSGAR) point. Coordinates are expressed in the Gauss Kruger Zone II system, relative to the Campo Inchauspe datum. Drillhole azimuths at the Navidad Property have historically used a magnetic declination correction of 08°E, but beginning in 2009 drillholes from number NV-949 onwards will use an updated correction of 06.5°E.

A number of different instruments have been employed at the Navidad Property to define the drillhole trace down the hole. Aquiline previously used a system of taking downhole surveys either halfway downhole, or every third of the hole, or every quarter of the hole, depending on hole length. In October 2008, Aquiline implemented a system of standardising downhole surveys every 50 metres, and beginning in 2009, in deposits where resources have previously been estimated, downhole readings are now taken at 30 metre intervals. Currently no downhole survey of the bearing and dip is taken at the collar, but the first measurement is now taken not lower than ten metres below the drill collar. No surveys are taken of vertical holes. Snowden Mining Consultants Inc. (“Snowden”) recommends that all drillholes be surveyed regardless of their orientation with the first measurement taken at the collar of the hole.

The average distance between downhole surveys is 84 metres between surveys, with a maximum distance of 232 metres. Beginning with drillhole 616, survey measurements have averaged 52 metres between readings. No serious drillhole deviation problems have been encountered in the drilling to date. Azimuth swing between downhole surveys ranges between 0° and 10°, with lifts of between 0° and 3°.

Sampling and Analysis

Sampling

The sampling method at the Navidad Property has followed similar protocols for the life of the Navidad Property.

The same sampling methodology for diamond drill core sampling at the Navidad Property has been followed since the acquisition of the Navidad Property from IMA, with a few refinements. Approximately five staff geologists are responsible for logging drill core, which takes place in Gastre. Drill core from NV07-459 onwards are stored in Gastre, along with core selected as representative of each deposit (NV05-241 to NV05- 245, NV06-278, NV06-324, NV06-343, NV06-363, NV06-372, NV06-379, NV06-403, NV07-442, and NV07-449). Drill core up to NV07-458 is stored in Gan Gan, except the representative drillholes stored in Gastre.

Drill core is stored and well maintained in wooden core boxes with a nominal capacity of approximately three metres. The drillhole number, box number, and downhole interval are marked in felt tip marker on the side of the box. Wooden downhole core depth markers are placed in the core box by the driller indicating the drillhole number and end of run depth.

Staff geologists log the drill core in detail using standardised logging sheets on handheld computers for: lithology; alteration type, style, and intensity; mineralisation type, style, and intensity; and structural information. The entire drillhole is photographed prior to cutting. Geotechnical information including drill core recovery, rock quality designation, weathering, texture, fracture frequency, type, roughness, infill, shape and angle, hardness, and other notes are recorded on a drill-run basis.

Samples are taken continuously downhole within the prospective lithologies, along geological boundaries rather than by a pre-determined length, which represents best practice. Samples within geological similar units are selected at three metre intervals. Samples are marked for cutting by indicating the sample interval with a yellow paint marker and stapling a waterproof sample number tag on the core box. The drill core is cut in half with a diamond bladed core saw, using recycled water decanted from a settling tank. There is evidence that core samples are not always cleaned subsequent to cutting. Wherever the drill core is too broken for cutting, samples are selected by hand or with a spatula, and very rarely a mechanical splitter is used for core intervals too small for cutting with the saw.

Samples are collected by staff, placed into a previously numbered plastic bag along with a waterproof sample number tag indicating the sample depth interval and the sample number corresponding to the tag stapled to the core box. The plastic sample bag and tag are then sealed with a tamper-proof plastic tie embossed with the sample number.

Several sample bags are then placed into larger poly-woven plastic bags, weighed, and transported to the Alex Stewart Mendoza sample preparation facility by drivers from the Gastre community or by staff.

The remaining drill core is stored under cover at the core storage facilities in Gastre and Gan Gan.

Density determinations are made on a box by box basis for the entire drillhole. Technicians record the downhole interval marked on the box and the length of the sample contained within the box to obtain the recovery percentage. The volume of the sample is calculated by multiplying the core diameter (6.1 centimetres) by the recovered core length. The density is then calculated by weighing the core box, subtracting the weight of the wooden core box (previously set at 3,580 grams, but now set at the average weight of each new shipment of boxes), and dividing by the volume of the recovered sample. Boxes with more than 15% core loss are excluded from the database.

There are a number of potential sources of error when determining density values using this method, including the accuracy of the scale in use, the accuracy of the drill core recovery estimation, using a set weight for a wooden core box, and the crossing of lithological and/or mineralisation boundaries within the core box.

Since October 2008, drillholes numbered NV08-876 and above have had their density determined using the water displacement method, in addition to the box method. Older drillholes under examination have also had density determinations made using the water displacement method. An approximately 20 centimetres long piece of competent core is selected, quartered with a saw, washed, and dried on a hot plate for between five and ten minutes. The weight of the dry sample is recorded, and the sample is suspended on a length of string and completely submerged into a 1,000 milliliters capacity cylinder containing 600 milliliters of water. The displaced water volume is recorded, and the density is calculated by dividing the volume of the displaced water by the weight of the dry sample.

Analysis

All diamond drill core samples at the Navidad Property have been analysed by Alex Stewart Assayers Argentina S.A. (“Alex Stewart”) of Mendoza, Argentina. Alex Stewart is ISO 9001:2000 accredited for the preparation and chemical analysis of mining exploration samples. On two separate occasions in 2003 and 2007,

Smee and Associates conducted a laboratory inspection and considered the laboratory to conform to industry best practice methods for analysis.

Upon receipt of the sample submission, each sample bag is weighed and the entire sample is removed from the bag and placed in a drying pan. Samples are dried at 70°C for up to 40 hours.

After drying, the entire sample is removed from the drying pan and jaw crushed to #10 mesh to reduce its fragment size so that 95% of the sample is less than two millimetres in size (which is monitored by subsequent screen tests). The entire sample is passed through a riffle splitter several times before a final split of 1.2 kilograms is collected.

At this point a 1.2 kilograms duplicate of the course reject is collected randomly from each analytical batch. This coarse reject duplicate is subsequently re-numbered as the original sample number with the suffix “DC” and then treated as a normal sample. The residual coarse reject is stored.

The sample is then pulverised ensuring that at least 80% of the material is less than 75 micrometres in size (80% passing through #200 mesh, also monitored by screen tests). A representative 250 gram split of the sample pulp is taken as the sample and pulp duplicates are routinely collected by the laboratory and assayed as part of their analytical quality control measures. The remaining pulp reject (approximately 950 grams) is stored for future reference.

The crusher and pulveriser are cleaned with barren quartz between each sample.

All drill core samples at the Navidad Property have been analysed by fire assay for silver with gravimetric finish and gold for AAS finish and ICP-ES for 19 elements using the ICP ORE technique.

For silver fire assay, a 30 gram charge is fused with 230 grams of flux in a furnace with temperature control at 1,050°C to produce lead buttons with a weight of at least 30 grams.  The lead buttons are weighted and any sample with a button less than 30 grams is repeated.  The cupellation of the lead buttons occurs in a furnace with temperature control at 950°C.  Two standards of pure metallic silver are included in each cupellation batch to quantify the silver loss during the process.  The prills are weighted in a microbalance and silver dissolved with nitric acid and gold with Aqua Regia.

Gold content is determined by AAS and the silver value is calculated as the difference between the weight of the AAS gold and silver.  The final silver value considers silver lost by cupellation and adds silver based on the two metallic silver standards.  Silver detection limits are two grams per tonne silver and occasionally one grams per tonne silver.

QAQC

The QC protocol employed by Alex Stewart consists in batches of 50 samples for fire assay and up to 100 samples for ICP. Fire assay batches include one preparation blank, one analytical blank, one coarse duplicate, four pulp duplicates, one international certified standard for base metal and silver, one uncertified in-house standard, and two standards made from pure silver to calibrate losses in cupellation. ICP batches include two blanks, four standards, and 10% duplicates.

Certified standards, blanks, and field duplicates are routinely inserted with sample submissions as part of their sample assay quality assurance/quality control (“QAQC”) programme, and provided Snowden with the data for review. Analysis of QAQC data is made to assess the reliability of sample assay data and the confidence in the data used for the resource estimation.

Certified standard samples are used to measure the accuracy of analytical processes and are composed of material that has been thoroughly analysed to accurately determine its grade within known error limits. A standard is considered to have failed if the assay result is above or below three standard deviations of the mean certified standard value defined by the standard manufacturer. If a standard has failed then it may be necessary to re-analyse the sample batch associated with the standard.

A total of 3,734 standard samples have been submitted at a frequency of one in every 21 samples. Standards for silver and lead are comprised of material collected from site and prepared by Acme laboratories in Santiago, Chile, ALS Chemex in La Serena, Chile, ALS Chemex in Vancouver, Canada, and Assayers Canada in Vancouver.

By late 2008 these standards had been depleted, and Aquiline purchased three new standards certified for silver, lead, copper, and zinc, prepared and packaged by CDN Labs of Delta, British Columbia. The standards have been certified by seven laboratories including Alex Stewart of Mendoza, ALS Chemex of Vancouver, Acme of Vancouver, Acme of Santiago, SGS of Lima, ALS Chemex of La Serena, and G&T Metallurgical of Kamloops.

Snowden considered the results of the standard, blank, and field duplicate samples submitted for the Navidad Property to be of industry standard and do not indicate any significant source of bias, cross contamination, or inaccuracy.

Security of Samples

Samples are transported from the drill rig to the storage facilities in Gastre by staff, where a staff geologist logs and photographs the drill core. Drill core is cut and sampled by a staff technician, placed in a plastic bag and sealed with a numbered tamper-proof tag corresponding to the sample number. Five to six samples are placed in a large nylon-woven sack which is then also sealed with a tamper-proof nylon tie. The sack, generally containing about 50 kilograms of samples, is weighed by a staff technician and transported by an employee or a member of the local community to the Alex Stewart sample preparation facilities in Mendoza, where each individual sample is maintained under the control of Alex Stewart. After sample preparation and analyses are complete, all pulps and coarse rejects are shipped by Alex Stewart to a covered warehouse facility rented in Mendoza, where the samples are stored permanently.

Mineral Resources and Mineral Reserve Estimates

Mineral resources that are not mineral reserves do not have demonstrated economic viability. The Navidad Property does not currently have any mineral reserves.  See “Cautionary Note to United States Investors Concerning Estimates of Measured Indicated and Inferred Resources”.

The estimated mineral resources at the Navidad Property are:

Classification	Tonnes (Mt)	Grams of silver per tonne	lead%	copper%	Contained silver (Moz)	Contained lead (Mlb)	Contained copper (Mlb)
Measured	15.4	137	1.44	-	67	489	-
Indicated	139.8	126	0.79	0.05	565	2,425	33
Meas. + Ind.	155.2	127	0.85	0.05	632	2,914	33
Inferred	45.9	81	0.57	0.05	119	580	1

Notes:
(1) The most likely cut-off grade for these deposits is not known at this time and must be confirmed by the appropriate economic studies.
(2) The estimated metal content does not include any consideration of mining, mineral processing, or metallurgical recoveries.
(3) Tonnes, ounces, and pounds have been rounded and this may have resulted in minor discrepancies in the totals.

The estimate of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues.  Additional studies will be required to determine technical, economic, legal, environmental, socio-economic, and governmental factors.

Mineral resource estimates are reported for the Calcite NW, Calcite Hill, Navidad Hill, Connector Zone, Galena Hill, Barite Hill, Loma de La Plata, and Valle Esperanza deposits at the Navidad Property. To date, no analysis has been made to determine the economic cut-off grade that will ultimately be applied to the Navidad Property.

Known issues that materially affect the Mineral Resources

In 2006 the government of Chubut Province decreed a three year moratorium on all mining activities, including exploration, in the western part of the Province. The government asserts this is to enable the completion of a province-wide map of the mineral potential. The Navidad Property lies outside of and to the east of these “no- mining” zones. The government of Chubut Province has also decreed a Province-wide ban on the use of cyanide for mining purposes and the development of open pit mines. The law states that the government of Chubut Province will accept and review mining proposals, including open pit and cyanide based mining operations, on a case by case basis and determine at that point whether permits may be issued.

Assumptions, methods and parameters

Mineral resource estimates were prepared in the following steps:

•	Data validation was undertaken by Aquiline and reviewed by Snowden.
•	Data preparation, including importation to various software packages.
•	Analysis of the QAQC data.
•	Geological interpretation and modelling of lithological and mineralisation domains was by Snowden based on interpretations provided by Aquiline.
•	Coding of drillhole data within mineralised grade estimation domains.
•	Samples were composited to three metres lengths.
•	Exploratory data analysis of silver and lead grades based on mineralised domains, and also of copper at Loma de La Plata.
•	Indicator variogram analysis and modelling.
•	Derivation of kriging plan and boundary conditions.
•	Creation of block models and application of density values by domain.
•	Grade estimation of silver and lead (and copper at Loma de La Plata) into blocks using multiple indicator kriging (“MIK”).
•	Grade estimation of silver and lead (and copper at Loma de La Plata) into blocks using ordinary kriging (“OK”) and nearest neighbour (“NN”) for MIK estimation validation.
•	Validation of estimated block grades against input sample composite grades.
•	Confidence classification of estimates with respect to CIM guidelines.
•	Resource tabulation and Resource reporting.

Estimation parameters

A kriging neighbourhood analysis (“KNA”) was performed to determine the optimum kriging parameters. KNA is the process of undertaking multiple ordinary kriged estimates using a variety of block sizes and search neighbourhood parameters (such as minimum and maximum sample numbers) and comparing the slope of regression, kriging efficiency, and kriging variance values produced from the estimates. Kriging parameters were selected through examination of the results of the estimates in terms of slope of regression, kriging efficiency, kriging variance, and Snowden’s experience with similar deposits.

Block sizes were selected according to the average drillhole spacing, the results of the KNA and the dimensions of the mineralised envelopes. Snowden created block models with dimensions of 12.5 metres Easting, 12.5 metres Northing, and five metres Elevation, except at Barite Hill, where the block models had blocks with dimensions of 25 metres Easting, 25 metres Northing, and five metres Elevation, based on the wider spacing of drillholes at Barite Hill.

Exploration and Development

Continued exploration in the company’s land package in the Navidad district will be directed towards additional Jurassic-age basins in the Gastre structural corridor with Cañadón Asfalto lithologies. Geochemical sampling techniques should be effective tools to efficiently explore these basins.

Approximately US$500,000 was expended per month in Argentina on the exploration programme and related activities for the Navidad Property in 2009.  Pan American will continue exploration drilling on several open or new targets along the mineralised trends.  Infill drilling is planned for Loma de la Plata, Valle Esperanza, Barite Hill, and Galena Hill during 2010.  These drillholes will also provide new samples for metallurgical analysis.  Additional condemnation and geotechnical drilling is planned for potential future infrastructure sites.

USE OF PROCEEDS

The Company will realize proceeds from the exercise of the Consideration Warrants and October 2008 Replacement Warrants only if and to the extent any of the Consideration Warrants or October 2008 Replacement Warrants are exercised.  If all the Consideration Warrants and October 2008 Replacement Warrants are exercised, the Company will realize gross proceeds in the amount of Cdn$280,389,105.74 based on an exercise price for the Consideration Warrants of Cdn$35.00 per Share and an exercise price for the October 2008 Replacement Warrants of Cdn$10.02 per Share.  The proceeds from any exercise of the Consideration Warrants or the October 2008 Replacement Warrants will be used for working capital and general corporate purposes.

DESCRIPTION OF COMMON SHARES

The Company is authorized to issue 200,000,000 Common Shares, without par value, of which 106,902,166 are issued and outstanding as at the date of this Prospectus.  There are options outstanding to purchase up to 1,751,047 Common Shares at prices ranging from Cdn$5.00 to Cdn$48.10.  There are common share purchase warrants outstanding, including Consideration Warrants and October 2008 Replacement Warrants, to purchase up to 8,405,393 Common Shares at prices ranging from Cdn$10.02 to Cdn$52.10.  Holders of Common Shares are entitled to one vote per common share at all meetings of shareholders, to receive dividends as and when declared by the directors of the Company and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company.  There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

PRICE RANGE AND TRADING VOLUME

The Company’s common shares are listed for trading on the Nasdaq under the trading symbol “PAAS” and on the TSX under the trading symbol “PAA”.  The following tables set out the market price range and trading volumes of the Company’s common shares on the Nasdaq and TSX for the periods indicated.

Nasdaq Stock Market

Year	High (US$)	Low (US$)	Volume (no. of Shares)
2010	February 1-4	23.04	20.62	4,919,199
	January	26.44	21.12	26,126,617
2009	December	27.31	22.91	33,439,891
	November	26.26	20.50	37,388,904
	October	26.70	20.28	44,307,441
	Third Quarter	24.81	16.64	89,569,189
	Second Quarter	24.32	15.02	85,305,630
	First Quarter	19.08	12.62	113,482,764
2008	Fourth Quarter	22.99	8.93	116,670,125
	Third Quarter	37.16	18.14	93,265,944
	Second Quarter	40.95	29.41	63,436,358
	First Quarter	44.10	32.05	97,588,873

On February 4, 2010, the closing price of the Common Shares on Nasdaq was US$20.78 per Common Share.

Toronto Stock Exchange

Year		High (Cdn.$)	Low (Cdn.$)	Volume (no. of Shares)
2010	February 1-4	24.39	22.12	1,118,600
	January	27.28	22.57	5,872,100
2009	December	28.73	24.32	6,572,600
	November	27.58	22.17	6,863,900
	October	27.42	21.96	6,626,300
	Third Quarter	23.00	19.45	12,624,700
	Second Quarter	26.67	18.58	11,194,700
	First Quarter	23.47	16.19	14,106,600
2008	Fourth Quarter	24.38	11.12	17,371,400
	Third Quarter	37.15	19.57	19,497,800
	Second Quarter	41.28	30.16	9,746,800
	First Quarter	43.66	33.11	20,579,900

On February 4, 2010, the closing price of the Common Shares on the TSX was Cdn.$22.41 per Common Share.

DESCRIPTION OF CONSIDERATION WARRANTS

The Consideration Warrants were issued in registered form under, and are governed by the Warrant Indenture.  The Company has appointed the principal offices of the Trustee in Vancouver and Toronto as the locations at which Consideration Warrants, each represented by a certificate (a “Consideration Warrant Certificate”), may be surrendered for exercise or transfer. The following summary of certain provisions of the Warrant Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Warrant Indenture.  A copy of the Warrant Indenture is available on www.sedar.com.

Each whole Consideration Warrant will entitle the holder to purchase one Share at an exercise price of Cdn.$35.00 per Share. The exercise price per Share and the number of Shares issuable upon exercise are both subject to adjustment in certain circumstances as more fully described below. Consideration Warrants will be exercisable at any time prior to 4:30 p.m. (Eastern time) on December 7, 2014, after which the Consideration Warrants will expire and become null and void. Under the Warrant Indenture, the Company is entitled to purchase in the market, by private contract or otherwise, all or any of the Consideration Warrants then outstanding, and any Consideration Warrants so purchased will be cancelled.

Upon receipt of the required payment and the Consideration Warrant Certificate representing the Consideration Warrants held by such holder that are to be exercised, together with a duly completed and executed exercise form in the form attached as an appendix to the Consideration Warrant Certificate, at either of the principal offices of the Trustee in Vancouver or Toronto, the Company will issue and deliver the Shares purchasable upon such exercise. If fewer than all of the Consideration Warrants represented by the Consideration Warrant Certificate are exercised, then the Company will issue a new Consideration Warrant Certificate for the remaining amount of Consideration Warrants. If at any time of exercise of the Consideration Warrants, there remain restrictions on resale under applicable securities laws on the Shares acquired, the Corporation may on the advice of counsel endorse the certificates representing the Shares and Consideration Warrants.

The Warrant Indenture provides for adjustment in the number of Shares issuable upon the exercise of the Consideration Warrants and adjustment in the exercise price of the Consideration Warrants in certain circumstances, including:

(a)
the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all the holders of the Common Shares as a stock dividend or other distribution other than: (i) the issue of Common Shares or convertible securities by way of a stock dividend to shareholders who elect to receive Common Shares or convertible securities in lieu of cash dividends in the ordinary course or pursuant to a dividend reinvestment plan; or (ii) as dividends paid in the ordinary course;

(b)	the subdivision, redivision or change of the Common Shares into a greater number of shares;

(c)	the combination, consolidation or reduction of the Common Shares into a smaller number of shares;

(d)
the issuance to all or substantially all of the holders of the Common Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Shares, or securities exchangeable for or convertible into Common Shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the ‘‘current market price’’, as defined in the Warrant Indenture, for the Common Shares on such record date; and

(e)	the issuance or distribution to all or substantially all of the holders of the Common Shares of:

	(i)	shares of any class other than the Common Shares;

(ii)
rights, options or warrants to acquire Common Shares or convertible securities other than rights, options, warrants exercisable within 45 days from the date of issuance thereof at a price, or at a conversion price, of at least 95% of the ‘‘current market price’’, as defined in the Warrant Indenture at the record date for such distribution;

	(iii)	evidences of indebtedness; or

	(iv)	any other cash, securities or other property or other assets.

The Warrant Indenture provides for adjustment in the class and/or number of securities issuable upon the exercise of the Consideration Warrants in the event of the following additional events:

(1)	reorganization of the Company not otherwise provided for in paragraphs (a), (b) or (c) above;

(2)	consolidations, mergers, plans of arrangement or amalgamations of the Company by, with or into another body corporate, trust, partnership or other entity; or

(3)
a transaction whereby all or substantially all of the Company’s undertakings and assets become the property of any other body corporate, trust, partnership or other entity through sale, lease, exchange or otherwise.

If any adjustment is made to the number of Shares issuable upon the exercise of the Consideration Warrants, then the exercise price shall under certain circumstances be simultaneously adjusted accordingly.

No adjustment in the number of Shares purchasable upon the exercise of the Consideration Warrants or adjustment in the exercise price of the Consideration Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change the number of Shares purchasable upon the exercise of the Consideration Warrants or change the exercise price of the Consideration Warrants by at least 2%, provided, however, that any adjustments (except for the provisions of paragraph (d) above) would otherwise have been required to be made, are carried forward and taken into account in any subsequent adjustment.

The Company covenants in the Warrant Indenture that, during the period in which the Consideration Warrants are exercisable, it will give notice to the holders of Consideration Warrants of certain stated events, including events that would result in an adjustment to the number of Shares issuable upon exercise of the Consideration Warrants or an adjustment to the exercise price of the Consideration Warrants.

No fractional Shares will be issuable upon the exercise of any Consideration Warrants, and no cash or other consideration will be paid in lieu of fractional shares. Holders of Consideration Warrants will not have any voting or pre-emptive rights or any other rights which a holder of Common Shares would have.

No adjustments to the number of Shares issuable upon the exercise of the Consideration Warrants shall be made in respect of the issuance of Shares, rights, options or warrants pursuant to the Warrant Indenture, the granting or exercise of options or the granting of bonus shares under the Company’s stock option and bonus plan, the exercise of special rights to acquire Common Shares of the Company issued to employees of a subsidiary of the Company as part of the acquisition by the Company of options to acquire securities of such subsidiary held by such employees, the exercise of Consideration Warrants, February 2008 Replacement Warrants or October 2008 Replacement Warrants and the issuance of Common Shares pursuant to agreements in place as of the date of the Warrant Indenture.

From time to time, the Company and the Trustee, without the consent of the holders of Consideration Warrants, may amend or supplement the Warrant Indenture for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of Consideration Warrants. Any amendment or supplement to the Warrant Indenture that adversely affects the interests of the holders of the Consideration Warrants may only be made by “extraordinary resolution”, which is defined in the Warrant Indenture as a resolution either: (1) passed at a meeting of the holders of Consideration Warrants at which there are one or more holders of Consideration Warrants present in person or represented by proxy representing at least 51% of all the then outstanding Consideration Warrants and passed by the affirmative vote of holders of Consideration Warrants entitled to acquire not less than 66 ⅔% of all the then outstanding Consideration Warrants represented at the meeting and which voted on the poll upon the resolution; or (2) instruments in writing signed by the holders of Consideration Warrants representing not less than 66 ⅔% of all the then outstanding Consideration Warrants.

The Consideration Warrants are not and will not be listed on any stock exchange.

DESCRIPTION OF OCTOBER 2008 REPLACEMENT WARRANTS

The October 2008 Replacement Warrants are governed by the October 2008 Replacement Warrant Certificates.  October 2008 Replacement Warrants may be surrendered for exercise or transfer only at the principal office of the Company in Vancouver. The following summary of certain provisions of the October 2008 Replacement Warrants does not purport to be complete and is qualified in its entirety by reference to the provisions of the respective October 2008 Replacement Warrant Certificates.

Each October 2008 Replacement Warrant is exercisable at any time prior to 5:00 p.m. (Eastern time) on October 22, 2011, after which the October 2008 Replacement Warrants will expire and become null and void, to purchase from the Company one Share at an exercise price of Cdn.$10.02 per Share, subject to adjustment in certain circumstances described below.

Upon receipt of the required payment and the October 2008 Replacement Warrant Certificate properly completed and duly executed at the principal office of the Company in Vancouver, the Company will issue and deliver the Shares purchasable upon such exercise. If fewer than all of the October 2008 Replacement Warrants represented by an October 2008 Replacement Warrant Certificate are exercised, then the Company will issue a new October 2008 Replacement Warrant Certificate for the remaining amount of October 2008 Replacement Warrants.

No fractional Shares will be issuable upon the exercise of any October 2008 Replacement Warrants, and no cash or other consideration will be paid in lieu of fractional Shares. Holders of October 2008 Replacement Warrants will not have any voting or pre-emptive rights or any other rights which a holder of Common Shares would have.

The October 2008 Replacement Warrant Certificates provide for adjustment in the number of Shares and in the exercise price per Share issuable upon the exercise of the October 2008 Replacement Warrants in certain circumstances, including:

(a)	the subdivision, redivision or change of the Common Shares into a greater number of shares;

(b)	the reduction, combination or consolidation of the Common Shares into a lesser number of shares;

(c)	the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all the Common Shareholders as a stock dividend or other distribution; and

(d)
the issuance to all or substantially all of the holders of Common Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Shares, or securities convertible, exercisable or exchangeable into Common Shares, at a price per Common Share to the holder (or at an exchange or conversion price per share) of less than 95% of the “current market price”, as defined in the respective October 2008 Replacement Warrant Certificate, for the Common Shares on such record date.

The October 2008 Replacement Warrant Certificates also provide for adjustment in the class and/or number of Shares issuable upon the exercise of the October 2008 Replacement Warrants and/or exercise price per security in the event of the following additional events: (1) the issuance or distribution to all or substantially all of the shareholders of Common Shares or rights, options or warrants or other securities warrants (other than those described above in (a)-(d)), evidences of indebtedness or property (excluding cash dividends paid in the ordinary course); or (2) certain corporate reorganizations involving the Company.

No adjustment in the exercise price per Share purchasable upon the exercise of the October 2008 Replacement Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change the exercise price per Share purchasable upon the exercise of the October 2008 Replacement Warrants by at least 1%; provided, however, that any adjustment which was not made on this account will be carried forward and taken into account in any subsequent adjustment.

The Company also covenants to the holders of the October 2008 Replacement Warrants that, during the period in which the October 2008 Replacement Warrants are exercisable and forthwith after making an adjustment to the exercise price or the number of Shares purchasable pursuant to the October 2008 Replacement Warrants, it will provide to the holders of October 2008 Replacement Warrants a certificate of an officer of the Company as to the amount of such adjustment and, in reasonable detail, describing the event requiring and the manner of computing or determining such adjustment.

None of the October 2008 Replacement Warrants are or will be listed on any stock exchange.

PLAN OF DISTRIBUTION

The Company will issue the Shares from time to time upon exercise of the Consideration Warrants and October 2008 Replacement Warrants.  The Company will receive from the holders of the Consideration Warrants and October 2008 Replacement Warrants the exercise price of the Consideration Warrants and October 2008 Replacement Warrants upon exercise.  See “Use of Proceeds.”

No underwriter has been involved in the preparation of, or has performed any review of, this Prospectus.

This Prospectus is being filed with the British Columbia Securities Commission and as part of a registration statement filed with the SEC pursuant to the MJDS solely for the purpose of registering the issuance and sale, from time to time, of the Shares under the U.S. Securities Act.  This Prospectus has not been filed in respect of, and will not qualify, any distribution of the Shares in British Columbia or in any other province or territory of Canada.  No supplements to this Prospectus will be filed in relation to the Shares.

The Toronto Stock Exchange has approved the listing of the Shares.

CHANGES TO CONSOLIDATED CAPITALIZATION

The following table outlines the consolidated capitalization of the Company: (i) as at September 30, 2009 before giving effect to the Offers and (ii) as at September 30, 2009 after giving effect to the Offers.  This table should be read in conjunction with the Company’s unaudited consolidated interim financial statements for the three and nine month periods ended September 30, 2009, together with the notes thereto, prepared in accordance with Canadian GAAP, and management’s discussion and analysis of financial condition and results of operations for the three and nine month periods ended September 30, 2009, as well as the Company’s audited comparative consolidated annual financial statements for the years ended December 31, 2008 and December 31, 2007, together with the notes thereto, prepared in accordance with Canadian GAAP, and management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2008 and December 31, 2007, each incorporated by reference in this Prospectus.

	Outstanding as at September 30, 2009 before giving effect to the Offers	Outstanding as at September 30, 2009 after giving effect to the Offers
	(in thousands of $, except share amounts)
Debt
Current liabilities	—	—
Long term liabilities	—	$20,788
Total Debt	—	$20,788
Shareholders’ equity
Common Shares	$754,536	$1,238,882
(outstanding)	87,225,673	106,870,342
Contributed surplus	$4,987	$62,428
Retained Earnings	$60,427	$64,066
Accumulated Comprehensive Income	$4,500	$448
Total shareholders’ equity	$824,450	$1,365,824
Total capitalization	$824,450	$1,386,612

RISK FACTORS

Investing in the Shares involves a high degree of risk.  Prospective investors of Shares should carefully consider the following risks, as well as the other information contained in this Prospectus and the documents incorporated by reference herein before investing in the Shares.  If any of the following risks actually occurs, the Company’s business could be materially harmed.  The risks and uncertainties described below are not the only ones the Company faces.  Additional risks and uncertainties, including those of which the Company is currently unaware or that the Company deems immaterial, may also adversely affect the Company’s business.

Risks Relating to the Company’s Business

Metal Price Fluctuations
The majority of Pan American’s revenue is derived from the sale of silver, zinc, and, to a lesser degree, copper, lead and gold, and therefore fluctuations in the price of these commodities represents one of the most significant factors affecting Pan American’s operations and profitability.  The price of silver and other metals are affected by numerous factors beyond Pan American’s control, including:

•	levels of supply and demand;

•	global or regional consumptive patterns;

•	sales by government holders;

•	metal stock levels maintained by producers and others;

•	increased production due to new mine developments and improved mining and production methods;

•	speculative activities;

•	inventory carrying costs;

•	availability and costs of metal substitutes;

•	international economic and political conditions;

•	interest rates;

•	currency values; and

•	inflation.

Declining market prices for these metals could materially adversely affect Pan American’s operations and profitability.

Foreign Operations

The majority of the Company’s current operations are conducted by its subsidiaries in, and all of the Company’s current production and revenue is derived from its operations in, Peru, Mexico, Argentina and Bolivia.  As Pan American’s business is carried on in a number of foreign countries, it is exposed to a number of risks and uncertainties, including:

•	terrorism and hostage taking;

•	military repression;

•	expropriation or nationalization without adequate compensation;

•	difficulties enforcing judgments obtained in Canadian or United States courts against assets located outside of those jurisdictions;

•	labour unrest;

•	high rates of inflation;

•	changes to royalty and tax regimes;

•	extreme fluctuations in currency exchange rates;

•	volatile local political and economic developments;

•	difficulty with understanding and complying with the regulatory and legal framework respecting the ownership and maintenance of mineral properties, mines and mining operations; and

•	difficulty obtaining key equipment and components for equipment.

Local opposition to mine development projects has arisen in Peru in the past, and such opposition has at times been violent.  In particular, in November 2004, approximately 200 farmers attacked and damaged the La Zanja exploration camp located in Santa Cruz province, Peru, which was owned by Compania de Minas Buenaventura and Newmont Mining Corporation.  One person was killed and three injured during the protest.  There can be no assurance that such local opposition will not arise in the future with respect to Pan American’s foreign operations. If Pan American were to experience resistance or unrest in connection with its foreign operations, it could have a material adverse effect on Pan American’s operations or profitability.

In late 2005, a national election in Bolivia resulted in the emergence of a left-wing government. This has caused some concerns amongst foreign companies doing business in Bolivia due to the government’s policy objective of nationalizing the oil and gas industries.  There is no certainty the government of Bolivia will not take steps to implement such measures targeting the mining industry. Risks of doing business in Bolivia include being subject to higher taxes and mining royalties, some of which have already been proposed or threatened, revision of contracts and threatened expropriation of assets, all of which could have a material adverse impact on the Company’s operations or profitability.

Governmental Regulation

Pan American’s operations, exploration and development activities are subject to extensive Canadian, United States, Peruvian, Mexican, Argentinean, Bolivian and other foreign federal, state, provincial, territorial and local laws and regulations governing various matters, including:

•	environmental protection;

•	management and use of toxic substances and explosives;

•	management of natural resources;

•	exploration, development, production, and post-closure reclamation of mines;

•	imports and exports;

•	price controls;

•	taxation;

•	mining royalties;

•	labour standards and occupational health and safety, including mine safety; and

•	historic and cultural preservation.

The costs associated with compliance with these laws and regulations are substantial and possible future laws and regulations, changes to existing laws and regulations (including the imposition of higher taxes and mining royalties which have been implemented or threatened in the countries in which Pan American does business) or more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of Pan American’s operations and delays in the development of its properties.  Moreover, these laws and regulations may allow governmental authorities and private parties to bring lawsuits based upon damages to property and injury to persons resulting from the environmental, health and safety impacts of Pan American’s past and current operations, or possibly even those actions of parties from whom Pan American acquired its mines or properties, and could lead to the imposition of substantial fines, penalties or other civil or criminal sanctions.  It is difficult to strictly comply with all regulations imposed on Pan American.  Pan American retains competent and well trained individuals and consultants in jurisdictions in which it does business, however, even with the application of considerable skill Pan American may inadvertently fail to comply with certain laws, including the laws in the Province of Chubut, Argentina which, among other things, currently prohibit open pit mining and the use of cyanide in mining and which, as currently enacted, would likely render any future construction and development of the Navidad Project uneconomic or not possible at all.  Such events can lead to financial restatements, fines, penalties, loss, reduction or expropriation of entitlements, the imposition of additional local or foreign parties as joint venture partners with carried or other interests and other material negative impacts on Pan American.

Obtaining and Renewing of Permits

In the ordinary course of business, Pan American is required to obtain and renew governmental permits for the operation and expansion of existing operations or for the development, construction and commencement of new operations.  Obtaining or renewing the necessary governmental permits is a complex and time-consuming process involving numerous jurisdictions and often involving public hearings and costly undertakings on Pan American’s part.  The duration and success of Pan American’s efforts to obtain and renew permits are contingent upon many variables not within its control including the interpretation of applicable requirements implemented by the permitting authority.  Pan American may not be able to obtain or renew permits that are necessary to its operations, or the cost to obtain or renew permits may exceed what Pan American believes it can recover from a given property once in production.  Any unexpected delays or costs associated with the permitting process could delay the development or impede the operation of a mine, which could adversely impact Pan American’s operations and profitability.

Ownership and Operating Hazards and Risks

The ownership, operation and development of a mine or mineral property involves many risks which even a combination of experience, knowledge and careful evaluation may not be able to overcome.  These risks include:

•	environmental hazards;

•	industrial accidents, explosions and third party accidents;

•	the encountering of unusual or unexpected geological formations;

•	ground falls and cave-ins;

•	flooding;

•	earthquakes; and

•	periodic interruptions due to inclement or hazardous weather conditions.

These occurrences could result in:

•	environmental damage and liabilities;

•	work stoppages, delayed production and resultant losses;

•	increased production costs;

•	damage to, or destruction of, mineral properties or production facilities and resultant losses;

•	personal injury or death and resultant losses;

•	asset write downs;

•	monetary losses;

•
claims for compensation of loss of life and/or damages by third parties in connection with accidents (for loss of life and/or damages and related pain and suffering) that occur on company property, and punitive awards in connection with those claims; and

•	other liabilities.

Liabilities that Pan American incurs may exceed the policy limits of its insurance coverage or may not be insurable, in which event Pan American could incur significant costs that could adversely impact its business, operations, profitability or value.

Exploration and Development Risks

The long-term operation of Pan American’s business and its profitability is dependent, in part, on the cost and success of its exploration and development programs. Mineral exploration and development involves a high degree of risk and few properties that are explored are ultimately developed into producing mines. There is no assurance that Pan American’s mineral exploration and development programs will result in any discoveries of bodies of commercial mineralization. There is also no assurance that even if commercial quantities of mineralization are discovered that a mineral property will be brought into commercial production. Development of Pan American’s mineral properties will follow only upon obtaining satisfactory exploration results. Discovery of mineral deposits is dependent upon a number of factors, not the least of which is the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit once discovered is also dependent upon a number of factors, some of which are the particular attributes of the deposit (such as size, grade and proximity to infrastructure), metal prices and government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection. Most of the above factors are beyond the control of Pan American. As a result, there can be no assurance that Pan American’s acquisition, exploration and development programs will yield new reserves to replace or expand current reserves. Unsuccessful exploration or development programs could have a material adverse impact on Pan American’s operations and profitability.

Replacement of Reserves

The Quiruvilca, Huaron, Morococha, La Colorada, Alamo Dorado, Manantial Espejo and San Vicente mines are Pan American’s current sources of metals production.  In 2009, procedures were initiated at the Quiruvilca mine to suspend operations.  Current life-of-mine plans provide for a defined production life for mining at the remainder of Pan American’s mines.  If Pan American’s mineral reserves are not replaced either by the development or discovery of additional reserves and/or extension of the life-of-mine at its current operating mines or through the acquisition or development of an additional producing mine, this could have an adverse impact on Pan American’s future cash flows, earnings, results of operations and financial condition, including as a result of requirements to expend funds for reclamation and decommissioning.

Imprecision in Mineral Reserve and Resource Estimates

There is a degree of uncertainty attributable to the calculation of mineral reserves and mineral resources. Until mineral reserves or mineral resources are actually mined and processed, the quantity of mineral and reserve grades must be considered as estimates only and no assurances can be given that the indicated levels of metals will be produced or that Pan American will receive the price assumed in determining its reserves.  These estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices.  Valid estimates made at a given time may significantly change when new information becomes available.  While Pan American believes that the reserve and resource estimates included are well established and reflect management’s best estimates, by their nature reserve and resource estimates are imprecise and depend, to a certain extent, upon analysis of drilling results and statistical inferences that may ultimately prove unreliable.

Furthermore, fluctuations in the market price of metals, as well as increased capital or production costs or reduced recovery rates may render ore reserves uneconomic and may ultimately result in a reduction of reserves.  The extent to which resources may ultimately be reclassified as proven or probable reserves is dependent upon the demonstration of their profitable recovery.  The evaluation of reserves or resources is always influenced by economic and technological factors, which may change over time.  No assurances can be given that any resource estimate will ultimately be reclassified as proven or probable reserves.  If Pan American’s reserve or resource figures are inaccurate or are reduced in the future, this could have an adverse impact on Pan American’s future cash flows, earnings, results of operations and financial condition.

Inaccuracies in Production and Cost Estimates

Pan American prepares estimates of future production and future production costs for particular operations.  No assurance can be given that production and cost estimates will be achieved.  These production and cost estimates are based on, among other things, the following factors: the accuracy of reserve estimates; the accuracy of assumptions regarding ground conditions and physical characteristics of ores, such as hardness and presence or absence of particular metallurgical characteristics; equipment and mechanical availability; labour availability; access to the mine; facilities and infrastructure; sufficient materials and supplies on hand; and the accuracy of estimated rates and costs of mining and processing, including the cost of human and physical resources required to carry out Pan American’s activities.  Failure to achieve production or cost estimates, or increases in costs, could have an adverse impact on Pan American’s future cash flows, earnings, results of operations and financial condition.

Actual production and costs may vary from estimates for a variety of reasons, including actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics; short-term operating factors relating to the ore reserves, such as the need for sequential development of orebodies and the processing of new or different ore grades; risks and hazards associated with mining described above under “-Ownership and Operating Hazards and Risks”.  In addition, there can be no assurance that silver recoveries or other metal recoveries in small scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production, or that the existing known and experienced recoveries will continue.  Costs of production may also be affected by a variety of factors, including: changing stripping ratios, ore grade metallurgy, labour costs, costs of supplies and services (such as, for example, fuel and power), general inflationary pressures and currency exchange rates.  Failure to achieve production estimates could have an adverse impact on the Pan American’s future cash flows, earnings, results of operations and financial condition.

Infrastructure

Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure.  Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. The lack of availability on acceptable terms or the delay in the availability of any one or more of these items could prevent or delay exploitation or development of Pan American’s projects.  If adequate infrastructure is not available in a timely manner, there can be no assurance that the exploitation or development of Pan American’s projects will be commenced or completed on a timely basis, if at all; the resulting operations will achieve the anticipated production volume, or the construction costs and ongoing operating costs associated with the exploitation and/or development of Pan American’s advanced projects will not be higher than anticipated.  In addition, unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect Pan American’s operations and profitability.

The equipment on site at the Morococha property, particularly the Amistad plant, is old and may require higher capital investment than Pan American has estimated.

Smelter Supply Arrangements

The zinc, lead and copper concentrates produced by Pan American are sold through long-term supply arrangements to metal traders or integrated mining and smelting companies. Should any of these counterparties not honour supply arrangements, or should any of them become insolvent, Pan American may incur losses for products already shipped and be forced to sell its concentrates in the spot market or it may not have a market for its concentrates and therefore its future operating results may be materially adversely impacted.  Further, there can be no assurance that Pan American will be able to renew agreements to sell concentrates when the existing agreements expire, or that Pan American’s concentrates will meet the qualitative requirements of existing or future concentrate agreements or the requirements of buyers.

For example, the Doe Run Peru smelter, a significant buyer of Pan American’s production in Peru, experienced financial difficulties in the first quarter of 2009 and closed.  Pan American continued to sell copper concentrates to other buyers but on inferior terms.  The Doe Run Peru smelter remains closed and Pan American is owed approximately $8.8 million under the terms of its contract with Doe Run Peru.

Environmental Hazards

All phases of Pan American’s operations are subject to environmental regulation in the various jurisdictions in which it operates. Environmental legislation in all of the jurisdictions in which Pan American operates is evolving in a manner which will require stricter standards and will be subject to increased enforcement, fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Changes in environmental regulation, if any, may adversely impact Pan American’s operations and profitability. In addition, environmental hazards may exist on Pan American’s properties which are currently unknown to Pan American.  Pan American may be liable for losses associated with such hazards, or may be forced to undertake extensive remedial cleanup action or to pay for governmental remedial cleanup actions, even in cases where such hazards have been caused by previous or existing owners or operators of the property, or by the past or present owners of adjacent properties or natural conditions. The costs of such cleanup actions may have a material adverse impact on Pan American’s operations and profitability.

Responsibility for construction of a water treatment plant for the Kingsmill Tunnel and tailings mitigation program at Huascacocha Lake, near the Morococha mine, has been apportioned by Water Management Consultants Inc. in environmental studies among the Morococha mine and mining companies operating neighbouring projects. The proposed development of the Toromocho Project by Peru Copper Inc. (“Peru Copper”) may alleviate some of Pan American’s funding requirements.  There can be no guarantee, however, that Pan American’s proportionate share of the costs of such environmental projects will not change and this may affect cash flow from Morococha operations.

Reclamation Obligations

Reclamation requirements vary depending on the location of the property and the managing governmental agency, but they are similar in that they aim to minimize long-term effects of mining exploitation and exploration disturbance by requiring the operating company to control possible deleterious effluents and to re-establish to some degree pre-disturbance land forms and vegetation.  Pan American is actively providing for or has carried out any required reclamation activities on its properties.  Any significant environmental issues that may arise, however, could lead to increased reclamation expenditures and have a material adverse impact on Pan American’s financial resources.

In accordance with an August 15, 2005 Supreme Decree of the Peruvian Government, Pan American has submitted closure plans to the Peruvian Ministry of Mines for three of its Peruvian mines.  Review comments have been received from the Ministry for each of the three mine closure plans submitted.  Pan American is currently reviewing and addressing these comments.

Trading Activities

Approximately one-third of Pan American’s operating and capital expenditures are denominated in local currencies other than the U.S. dollar.  These expenditures are exposed to fluctuations in U.S. dollar exchange rates relative to the local currencies.  From time to time, Pan American mitigates part of this currency exposure by entering into contracts designed to fix or limit Pan American’s exposure to changes in the value of local currencies relative to U.S. dollars.

In addition, Pan American may experience losses if a counterparty fails to purchase under a contract when the contract price exceeds the spot price of a commodity.  Pan American’s current policy is to not hedge the price of silver and therefore it is fully exposed to fluctuations in the price of silver.

From time to time, Pan American may invest in equity securities of other companies.  Just as investing in the Company is inherent with risks such as those set out in this Prospectus, by investing in other companies Pan American will be exposed to the risks associated with owning equity securities and those risks inherent in the investee companies.

Employee Recruitment, Retention and Human Error

Recruiting and retaining qualified personnel is critical to Pan American’s success. Pan American is dependent on the services of key executives including the Company’s President and Chief Executive Officer and other highly skilled and experienced executives and personnel focused on managing Pan American’s interests.  The number of persons skilled in acquisition, exploration and development of mining properties is limited and competition for such persons is intense.  As Pan American’s business activity grows, Pan American will require additional key financial, administrative and mining personnel as well as additional operations staff. There can be no assurance that Pan American will be successful in attracting, training and retaining qualified personnel as competition for persons with these skill sets increases.  If Pan American is not successful in attracting, training and retaining qualified personnel, the efficiency of its operations could be impaired, which could have an adverse impact on Pan American’s future cash flows, earnings, results of operations and financial condition.

Despite efforts to attract and retain qualified personnel, as well as the retention of qualified consultants, to manage Pan American’s interests, even when those efforts are successful, people are fallible and human error could result in significant uninsured losses to Pan American.  These could include loss or forfeiture of mineral claims or other assets for non-payment of fees or taxes, significant tax liabilities in connection with any tax planning effort Pan American might undertake and legal claims for errors or mistakes by Pan American personnel.

Employee Relations

Certain of Pan American’s employees and the employees of Peruvian mining contractors indirectly employed by Pan American are represented by unions.  Pan American has experienced labour strikes and work stoppages in the past.  There can be no assurance that Pan American will not experience future labour strikes or work stoppages.

Title to Assets

The validity of mining or exploration titles or claims or rights, which constitute most of Pan American’s property holdings, can be uncertain and may be contested. Pan American has used its reasonable commercial efforts to investigate its title or claims to its various properties and, to its knowledge, except where Pan American has otherwise identified, those titles or claims to material properties are in good standing. However, no assurance can be given that applicable governments will not revoke or significantly alter the conditions of the applicable exploration and mining titles or claims and that such exploration and mining titles or claims will not be challenged or impugned by third parties. Pan American operates in countries with developing mining laws and changes in such laws could materially impact Pan American’s rights to its various properties or interests therein.

Although Pan American has received title opinions for those material properties in which it has an material interest (or if it has not been able to obtain such opinions, has made a determination, which Pan American believes is reasonable in the circumstances, to accept the risks associated with the subject property which determination Pan American believes is reasonable in the circumstances), there is no guarantee that title to such properties will not be challenged or impugned. Pan American has not conducted surveys of all the claims in which it holds direct or indirect interests and therefore, the precise area and location of such claims may be in doubt. Pan American’s properties may be subject to prior unregistered liens, agreements or transfers, native land claims or undetected title defects.

In many jurisdictions in which Pan American operates, legal rights applicable to mining concessions are different and separate from legal rights applicable to surface lands; accordingly, title holders of mining concessions in many jurisdictions must agree with surface land owners on compensation in respect of mining activities conducted on such land.

Pan American does not hold ownership title to most of the surface lands in the areas that overlie its mining concessions comprising the Morococha property, nor in the areas where administration and operations are taking place therein. Most of these rights were previously held by Centromin S.A. (“Centromin”). In May 2003, Centromin granted an Easement, Usufruct and Superficiary Rights Agreement in favour of Empresa Minera Natividad S.A.

(which merged with the Company’s subsidiary, Compania Minera Argentum S.A. (“Argentum”), in 2005) in respect of these surface lands.

In May 2008, Peru Copper (promoter of the Toromocho disseminated copper system) acquired certain surface rights from Centromin covering the main Morococha area that had been reserved for the Toromocho project by the Government of Peru.  In addition, Peru Copper acquired rights including surface lands in the Morococha area where the Morococha mine administration and operations are taking place, as well as certain underground areas. Certain of the underground areas acquired by Peru Copper would also provide Pan American with easier and less costly underground access to some areas of the Morococha concessions.

Since 2005, Pan American, with the opposition of Centromin (currently, Activos Mineros S.A.), has engaged in administrative and judicial proceedings to obtain legal title to surface lands and underground access that may comprise part of the rights recently acquired by Peru Copper from Centromin. These actions have not been definitively resolved.

Peru Copper may begin development of the Toromocho project and there is no assurance that Peru Copper will not take action and seek to extinguish the rights granted under the May 2003 Easement, Usufruct and Superficiary Rights Agreement, thereby impeding use of these surface lands and underground rights at the Morococha property. In said circumstances, or if the parties are able to resolve their disputes amicably, Pan American may need to incur potentially significant costs and expenses in order to acquire and/or obtain surface and underground rights at the Morococha property and to relocate some or all of its facilities and infrastructures, and could ultimately be required to cease certain operations at the Morococha property altogether if such surface lands and underground rights cannot be obtained for reasonable consideration or if relocation costs become too burdensome.

Pan American acquired its interest in the Manantial Espejo project on the understanding that while strict compliance with the mining law had not occurred, prior owners had reached an agreement with the mining authorities to bring the property, to the extent possible under existing law, into compliance. With respect to the required minimum expenditure threshold originally applicable to Barrick Gold Corp.’s operations at Manantial Espejo, Pan American was able to secure a different expenditure threshold with the Argentine government. Until recently, although Pan American had always complied with the terms of this agreement, it could never be certain that the original non-compliance of previous owners would not impair title to the properties. On March 23, 2006 the Argentine government approved the Environmental Impact Statement submitted to it by Pan American, effectively authorizing construction of the mine. While management of Pan American believes that this approval waives a significant amount of uncertainty and confirms that the government recognizes and will abide by Pan American’s title to the properties, there can be no guarantee.

Acquisitions

An element of Pan American’s business strategy is to make selected acquisitions.  For example, Pan American completed the acquisition of Corner Bay Silver Inc. in February 2003, the acquisition of Argentum and the Morococha mine in August 2004, the acquisition from Silver Standard Resources Inc. in 2006 of a 50% interest in the Manantial Espejo project, in May 2007 a 40% interest in the San Vicente mine, and the acquisition of Aquiline in January 2010.  See “Recent Developments – Acquisition of Aquiline Resources Inc.”.  Pan American expects to continue to evaluate acquisition opportunities on a regular basis and intends to pursue those opportunities that it believes are in its long-term best interests.  The success of Pan American’s acquisitions will depend upon Pan American’s ability to effectively manage the operations of entities it acquires and to realize other anticipated benefits.  The process of managing acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of management resources.  There can be no assurance that Pan American will be able to successfully manage the operations of businesses it acquires or that the anticipated benefits of its acquisitions will be realized.

Competition for New Properties

Mines have limited lives and, as a result, Pan American continually seeks to replace and expand reserves through the acquisition of new properties.  In addition, there is a limited supply of desirable mineral lands available in areas where the Company would consider conducting exploration and/or production activities.  Because the Company faces strong competition for new properties from other mining companies, some of which have greater financial resources than it does, the Company may be unable to acquire attractive new mining properties on terms that it considers acceptable. Competition in the mining business for limited sources of capital could adversely impact the Company’s ability to acquire and develop suitable silver mines, silver developmental projects, silver producing companies or properties having significant exploration potential.  As a result, there can be no assurance that the Company’s acquisition and exploration programs will yield new mineral reserves to replace or expand current mineral reserves.

Shortages of Critical Parts, Equipment and Skilled Labour

Pan American’s ability to acquire critical resources such as input commodities, drilling equipment, tires and skilled labour due to increased worldwide demand, may cause unanticipated cost increases and delays in delivery times, thereby impacting operating costs, capital expenditures and production schedules.

Foreign Exchange Rate Fluctuations

Fluctuations in currency exchange rates, particularly the weakening or strengthening of the U.S. dollar (being the currency in which Pan American’s products are sold) against the Canadian dollar (used to pay corporate head office costs), the Peruvian sol, the Mexican peso, the Argentinean peso and the Bolivian boliviano (being the currencies in which a significant portion of Pan American’s capital and operating costs are incurred), could have a significant effect on Pan American’s results of operations. From time to time, Pan American engages in trading activities in connection with foreign currency requirements in order to minimize the effect of strengthening of foreign currencies on Pan American’s operating results.

Developments regarding Aboriginal and Indigenous Peoples

Pan American operates in areas inhabited by aboriginal and indigenous people.  Developing laws and movements respecting the acquisition of lands and other rights from such people and communities may alter decades old arrangements made by prior owners of Pan American’s mines and properties or even those made by Pan American in more recent years.  Pan American has used commercially reasonable efforts in its dealing with all aboriginal and indigenous people to ensure all agreements are entered into in accordance with the laws governing aboriginal and indigenous peoples and their communities but there is no guarantee that future laws and actions will not have a material adverse effect on Pan American’s financial position, cash flow and results of operations.

Community Action

In recent years communities and non-governmental organizations (“NGO’s”) have become more vocal and active with respect to mining activities at or near their communities.  These communities and NGO’s have taken such actions as road closures, work stoppages, and law suits for damages.  These actions relate not only to current activities but often in respect of decades old mining activities by prior owners of mining properties.  Such actions by communities and NGO’s may have a material adverse effect on Pan American’s financial position, cash flow and results of operations.

Internal Control over Financial Reporting

The Company documented and tested during its most recent fiscal year its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”). SOX requires an annual assessment by management and an independent assessment by the Company’s independent auditors of the effectiveness of the Company’s internal control over financial reporting. The Company may fail to achieve and maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented, or amended from time to time, and the Company may not be able to ensure that it can conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with Section 404 of SOX. The Company’s failure to satisfy the requirements of Section 404 of SOX on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm the Company’s business and negatively impact the trading price of its common shares or market value of its other securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company’s operating results or cause it to fail to meet its reporting obligations.  There can be no assurance that the Company will be able to remediate material weaknesses, if any, identified in future periods, or maintain all of the controls necessary for continued compliance, and there can be no assurance that the Company will be able to retain sufficient skilled finance and accounting personnel, especially in light of the increased demand for such personnel among publicly traded companies. Future acquisitions of companies may provide the Company with challenges in implementing the required processes, procedures and controls in its acquired operations. Acquired companies may not have disclosure controls and procedures or internal control over financial reporting that are as thorough or effective as those required by securities laws currently applicable to the Company.

No evaluation can provide complete assurance that the Company’s internal control over financial reporting will detect or uncover all failures of persons within the Company to disclose material information otherwise required to be reported. The effectiveness of the Company’s control and procedures could also be limited by simple errors or faulty judgments. In addition, as the Company continues to expand, the challenges involved in implementing appropriate internal controls over financial reporting will increase and will require that the Company continue to improve its internal controls over financial reporting. Although the Company intends to devote substantial time and incur costs, as necessary, to ensure ongoing compliance, the Company cannot be certain that it will be successful in complying with Section 404 of SOX.

Claims and Legal Proceedings

Pan American is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of business activities, including claims relating to ex-employees.  Each of these matters is subject to various uncertainties and it is possible that some of these matters may be resolved unfavourably to Pan American.  Pan American carries liability insurance coverage and establishes provisions for matters that are probable and can be reasonably estimated.  In addition, Pan American may be involved in disputes with other parties in the future that may result in litigation, which may result in a material adverse impact on Pan American’s financial position, cash flow and results of operations.

Risks Relating to Securities Offerings

Enforcing Civil Liabilities in the United States

The Company is organized under the laws of the Province of British Columbia, and its principal executive office is located in British Columbia.  Many of the Company’s directors, officers and the experts named in this Prospectus are residents of Canada and a substantial portion of their assets and a majority of the Company’s assets are located outside the United States.  As a result, it may be difficult for United States investors to effect service of process within the United States upon the directors, officers and the experts who are not residents of the United States or to enforce against them judgments of United States courts based upon civil liability under the federal securities laws of the United States.  There is doubt as to the enforceability in Canada against the Company or against any of its directors, officers or experts who are not residents of the United States, of original actions or actions for enforcement of judgments of United States courts of liabilities based solely upon the federal securities laws of the United States.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditor of the Company is Deloitte & Touche LLP, Four Bentall Centre, 2800 - 1055 Dunsmuir Street, Vancouver, British Columbia, V7X 1P4.

The transfer agent and registrar for the Common Shares of the Company is Computershare Investor Services Inc. at its principal offices in Vancouver and Toronto.

EXPERTS

Information relating to Pan American’s mineral properties in this Prospectus and the documents incorporated by reference herein has been derived from reports prepared by Pamela De Mark, John J. Chulick, Dean K. Williams, Damian Spring, John A. Wells, Michael Steinmann and Martin Wafforn, and has been included in reliance on such persons’ expertise. Each of Pamela De Mark, John J. Chulick, Dean K. Williams, Damian Spring, John A. Wells, Michael Steinmann and Martin Wafforn is a qualified person as such term is defined in NI 43-101.

None of Pamela De Mark, John J. Chulick, Dean K. Williams, Damian Spring, John A. Wells, Michael Steinmann or Martin Wafforn, each being persons who have prepared or supervised the preparation of reports relating to Pan American’s mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company. As at the date hereof, the aforementioned persons and persons at the companies specified above who participated in the preparation of such reports, as a group, beneficially own, directly or indirectly, less than 1% of the Company’s outstanding common shares.

The auditor of the Company is Deloitte & Touche LLP, Chartered Accountants, of Vancouver, British Columbia. Deloitte & Touche LLP, Chartered Accountants, report that it is independent of the Company in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia and in accordance with the applicable rules and regulations of the SEC. Deloitte & Touche LLP is registered with the Public Company Accounting Oversight Board. The audited consolidated financial statements of the Company as at December 31, 2008 and 2007 have been audited by Deloitte & Touche LLP and are incorporated by reference herein in reliance on the authority of said firm as experts in auditing and accounting.

The auditor of Aquiline is MSCM LLP, Chartered Accountants, of Toronto, Ontario. MSCM LLP, Chartered Accountants, report that it is independent of the Company in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario and in accordance with the applicable rules and regulations of the SEC. MSCM LLP is registered with the Public Company Accounting Oversight Board. The audited consolidated financial statements of Aquiline as at December 31, 2008 and 2007 have been audited by MSCM LLP and are included herein, starting at page F-1, in reliance on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters related to the Shares offered by this Prospectus will be passed upon on the Company’s behalf by Borden Ladner Gervais LLP, with respect to matters of Canadian law, and Skadden, Arps, Slate, Meagher & Flom LLP, with respect to matters of United States law.

DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the Registration Statement of which this Prospectus forms a part: (1) the documents referred to under the heading “Documents Incorporated by Reference”, (2) the consent of Deloitte & Touche LLP, (3) the consent of MCSM LLP, (4) powers of attorney from certain directors and officers of the Company (included on the signature pages of the registration statement), and (5) the consents of certain “qualified persons” under NI 43-101, being Pamela De Mark, John J. Chulick, Dean K. Williams, Damian Spring, John A. Wells, Michael Steinmann and Martin Wafforn.

INDEX TO FINANCIAL STATEMENTS

Page

Audited Consolidated Financial Statements of Aquiline Resources Inc. for the Years ended December 31, 2008 and 2007

Auditor’s Report dated March 25, 2009	F-4
Consolidated Balance Sheets	F-5
Consolidated Statements of Operations	F-6
Consolidated Statements of Changes in Shareholders’ Equity	F-7
Consolidated Statements of Comprehensive Loss	F-8
Consolidated Statements of Cash Flows	F-9
Notes to Financial Statements	F-11
Auditor’s Report dated February 2, 2010	F-43
Footnote Regarding U.S. GAAP Reconciliation	F-44

Unaudited Interim Financial Statements of Aquiline Resources Inc. for the Periods ended September 30, 2009 and 2008

Unaudited Pro Forma Consolidated Financial Statements of Pan American Silver Corp. for the Period ending September 30, 2009 and the Year ended December 31, 2008

Consolidated Balance Sheet as at September 30, 2009	F-82
Condensed Consolidated Statement of Operation for the Nine Months ended September 30, 2009	F-83
Condensed Consolidated Statement of Operations for the Year ended December 31, 2008	F-84
Notes to Financial Statements	F-85

AQUILINE RESOURCES INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

(EXPRESSED IN CANADIAN DOLLARS)

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying consolidated financial statements of Aquiline Resources Inc. were prepared by management in accordance with Canadian generally accepted accounting principles. Management acknowledges responsibility for the preparation and presentation of the consolidated financial statements, including responsibility for significant accounting judgments and estimates and the choice of accounting principles and methods that are appropriate to the Corporation’s circumstances. The significant accounting policies of the Corporation are summarized in Note 2 to the consolidated financial statements.

Management has established systems of internal control over the financial reporting process, which are designed to provide reasonable assurance that relevant and reliable financial information is produced.

The Board of Directors is responsible for ensuring that management fulfills its financial reporting responsibilities and for reviewing and approving the consolidated financial statements together with other financial information. An Audit Committee assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management as well as with the independent auditors to review the internal controls over the financial reporting process, the consolidated financial statements and the auditors' report. The Audit Committee also reviews the Annual Report to ensure that the financial information reported therein is consistent with the information presented in the consolidated financial statements. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the consolidated financial statements together with other financial information of the Corporation for issuance to the shareholders.

Management recognizes its responsibility for conducting the Corporation’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

(signed)	(signed)
Marc Henderson	Dennis Gibson
President and Chief Executive Officer	Chief Financial Officer

Toronto, Canada
March 30, 2009

AUDITORS' REPORT

701 Evans Avenue 8th Floor Toronto, Ontario Canada M9C 1A3	telephone: facsimile: email: website:	(416) 626 6000 (416) 626 8650 info@mscm.ca www.mscm.ca

Auditors' Report

To the Directors of Aquiline Resources Inc.

We have audited the consolidated balance sheets of Aquiline Resources Inc. as at December 31, 2008 and 2007 and the consolidated statements of operations, changes in shareholders' equity, comprehensive loss and deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and 2007 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Signed: "MSCM LLP"

Chartered Accountants Licensed Public Accountants

Toronto,
Ontario March
25, 2009 (except for note 23(b)–(e) which is as at February 3, 2010)

AQUILINE RESOURCES INC.

Consolidated Balance Sheets
(Expressed in Canadian Dollars)

December 31,	2008	2007

Assets

Current
Cash and cash equivalents	$2,357,921	$3,734,398
Short-term investments (Note 6)	4,020,000	2,900,000
Investments held for trading (Note 9)	-	374,400
Other receivables and prepaids (Note 20)	1,236,377	553,276
Prepaid transaction costs (Note 3(b))	-	188,000
Promissory note receivable (Note 7)	-	225,000
Current portion of long-term foreign tax recoverable (Note 8)	884,831	308,234
	8,499,129	8,283,308

Long-term foreign tax recoverable (Note 8)	6,416,917	1,165,063
Long-term investments (Note 9)	74,000	2,615,320
Property and equipment (Note 10)	1,608,121	176,244
Deferred payments for future acquisition (Note 3(a))	-	21,407,914
Resource assets (Note 11)	123,682,815	34,849,462
	$140,280,982	$68,497,311

Liabilities

Current
Payables and accruals (Note 20)	$5,975,113	$806,829
Debt (Note 12)	514,212	-
	6,489,325	806,829

Asset retirement obligation (Note 13)	1,326,930	422,240
Future income tax liability (Note 18)	12,413,000	7,655,000
	20,229,255	8,884,069

Shareholders' Equity
Capital stock (Note 14(a))	123,860,329	70,994,372
Warrants (Note 14(c))	7,461,455	-
Contributed surplus	15,514,378	8,305,078
Convertible debenture (Note 15)	15,822,904	-
Deficit	(42,344,839)	(20,794,375)
Accumulated other comprehensive (loss) income	(262,500)	1,108,167
	120,051,727	59,613,242
	$140,280,982	$68,497,311

Nature of Operations and Going Concern (Note 1)
Commitments (Note 22)

On behalf of the Board of Directors

"MARC HENDERSON" (Signed)                                                                           Director
"JOHN SUTHERLAND" (Signed)                                                                          Director

AQUILINE RESOURCES INC.

Consolidated Statements of Operations
(Expressed in Canadian Dollars)

Years Ended December 31,	2008	2007

Expenses
Office and administration	$680,710	$355,382
IMA legal costs (Note 20)	8,556	307,476
Legal and audit (Note 20)	192,924	301,192
Accretion of asset retirement obligation (Note 13)	125,607	1,433
Amortization	24,830	29,541
Travel	271,847	365,401
Investor relations	852,192	545,476
Salaries and consulting	2,273,996	580,782
Capital tax	21,014	126,895
Stock option compensation (Note 14(b))	4,301,437	540,457
	8,753,113	3,154,035

Loss before the following	(8,753,113)	(3,154,035)

Interest income	143,030	356,579
Write-down of resource assets (Note 11)	(19,721,079)	(684,193)
Foreign exchange gain (loss)	162,489	(309,480)
Unrealized (loss) gain on investments held for trading	(11,700)	229,400
Gain (loss) on sale of long-term investments	508,909	(6,945)

Net loss before income taxes	(27,671,464)	(3,568,674)

Future income tax recovery (Note 18)	(6,121,000)	-

Net loss for the year	$(21,550,464)	$(3,568,674)

Basic and diluted loss per share (Note 19)	$(0.35)	$(0.07)

AQUILINE RESOURCES INC.

Consolidated Statements of Changes in Shareholders' Equity
(Expressed in Canadian Dollars)

Years Ended December 31,	2008	2007

Capital Stock
Balance at beginning of year	$70,994,372	$56,574,750
Exercise of warrants	149,999	7,027,875
Value attributed to warrants exercised	77,297	2,771,950
Exercise of stock options	3,593,450	3,346,550
Value attributed to stock options exercised	1,412,987	1,273,247
Private placement, net of issue costs	25,299,260	-
Warrants valuation	(6,866,755)	-
Shares issued to acquire Absolut Resources Corp.	29,199,719	-
Balance at end of year	$123,860,329	$70,994,372

Warrants
Balance at beginning of year	$-	$2,771,950
Warrants exercised	(77,297)	(2,771,950)
Warrants issued	7,461,455	-
Warrants expired	(637,712)	-
Warrants issued to acquire Absolut Resources Corp.	715,009	-
Balance at end of year	$7,461,455	$-

Contributed Surplus
Balance at beginning of year	$8,305,078	$7,400,386
Stock options vested	6,893,725	2,177,939
Stock options issued to acquire Absolut Resources Corp.	1,090,850	-
Stock options exercised	(1,412,987)	(1,273,247)
Warrants expired	637,712	-
Balance at end of year	$15,514,378	$8,305,078

Convertible debenture
Balance at beginning of year	$-	$-
Convertible debenture, net of issue costs	15,822,904	-
Balance at end of year	$15,822,904	$-

Deficit
Balance at beginning of year	$(20,794,375)	$(17,225,701)
Net loss for the year	(21,550,464)	(3,568,674)
Balance at end of year	$(42,344,839)	$(20,794,375)

Accumulated Other Comprehensive (Loss) Income
Balance at beginning of year	$1,108,167	$-
Transition adjustments - financial instruments	-	134,325
Reclassification of unrealized gain on available-for-sale long-term investments	(1,253,217)	(116,975)
Net unrealized (loss) gain on available-for-sale long-term investments	(117,450)	1,090,817
Balance at end of year	$(262,500)	$1,108,167

AQUILINE RESOURCES INC.

Consolidated Statements of Comprehensive Loss
(Expressed in Canadian Dollars)

Years Ended December 31,	2008	2007

Net loss for the year	$(21,550,464)	$(3,568,674)

Other comprehensive loss
Net unrealized (loss) gain on available-for-sale long-term investments	(117,450)	1,090,817
Reclassification of unrealized gains on
available-for-sale long-term investments	(1,253,217)	(116,975)

Total comprehensive loss	$(22,921,131)	$(2,594,832)

AQUILINE RESOURCES INC.

Consolidated Statements of Cash Flows
(Expressed in Canadian Dollars)

Years Ended December 31,	2008	2007

CASH (USED IN) PROVIDED BY:
OPERATING ACTIVITIES
Net loss for the year	$(21,550,464)	$(3,568,674)
Adjustments for:
Amortization	24,830	29,541
Long-term foreign tax recoverable	-	(407,527)
Accretion of asset retirement obligation	125,607	1,433
Stock option compensation	4,301,437	540,457
Unrealized (loss) gain on investments held for trading	11,700	(229,400)
(Gain) loss on sale of long-term investments	(508,909)	6,945
Future income tax recovery	(6,121,000)	-
Write-down of resource assets	19,721,079	684,193

Net change in non-cash working capital (Note 17)	(2,714,410)	(898,258)
	(6,710,130)	(3,841,290)

FINANCING ACTIVITIES
Repayment of debt	-	-
Issue of common shares, net of share issue costs	29,042,709	10,374,425
Proceeds from convertible debenture and warrants, net of issue costs	16,417,604	-
	45,460,313	10,374,425

INVESTING ACTIVITIES
Prepaid transaction costs	-	(80,000)
Promissory note receivable	-	(225,000)
Purchase of long-term investments	(877,500)	(1,193,153)
Proceed on disposal of long-term investments	1,022,945	1,162,805
Purchase of property and equipment	(581,921)	(45,392)
Proceeds on sale of exploration equipment	-	33,225
Deferred payments for future acquisition	-	(11,299,684)
Net redemption of short-term investments	(1,120,000)	13,714,214
Acquisition of Minera Argenta S.A. and Aquiline Holdings Inc.	(15,000,150)	-
Cash acquired on Minera Argenta S.A. and Aquiline Holdings Inc.	1,515,747	-
Cash acquired on Absolut Resources Inc.	505,040	-
Purchase of investments held for trading	-	(145,000)
Purchase of resource assets	(26,543,935)	(5,758,545)
	(41,079,774)	(3,836,530)

AQUILINE RESOURCES INC.

Consolidated Statements of Cash Flows - Continued
(Expressed in Canadian Dollars)

Years Ended December 31,	2008	2007

Effect of translation on foreign currency net monetary assets	953,114	584,512

(Decrease) increase in cash and cash equivalents	(1,376,477)	3,281,117

Cash and cash equivalents, beginning of year	3,734,398	453,281

Cash and cash equivalents, end of year	$2,357,921	$3,734,398

Cash and cash equivalents consist of:
Cash	$2,307,921	$859,628
Guaranteed investment certificates	50,000	2,874,770
	$2,357,921	$3,734,398

SUPPLEMENTAL CASH FLOW INFORMATION (Note 17)

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

1.	Nature of Operations and Going Concern

Aquiline Resources Inc. ("Aquiline" or the "Corporation") is a publicly traded company listed on the TSX under the symbol "AQI" involved in the exploration and development of gold and silver projects in Argentina and Peru. The majority of the Corporation's deferred exploration expenses relate to the development of the Calcatreu property located in the Province of Rio Negro, Argentina, the Navidad Silver Project and the Regalo gold property in the Chubut Province of Argentina and the Pico Machay and Chaparra gold projects in Peru. Aquiline also owns and has interests in platinum and palladium projects in the Sudbury region of Ontario, Canada and holds a net smelter royalty ("NSR") on a development stage gold and silver project in Mexico (“La Jojoba Project”). The Corporation also holds equity share positions in exploration and development companies that operate within certain countries in the Americas.

The business of mining for minerals involves a high degree of risk. The underlying value of the mineral properties is dependent upon the existence and economic recovery of mineral reserves, the ability to raise long-term financing to complete the development of the properties, government policies and regulations, and upon future profitable production or, alternatively upon the Corporation’s ability to dispose of its interest on an advantageous basis; all of which are uncertain.

In order to meet future expenditures, the Corporation will need to raise additional funding. Although the Corporation has been successful in raising funds to date, there can be no assurance that adequate funding will be available in the future, or available under terms favorable to the Corporation. These consolidated financial statements have been prepared on a going concern basis that assumes the Corporation will be able to continue to realize its assets and discharge its liabilities in the normal course of business. In the event the Corporation is not able to obtain adequate funding, there is uncertainty as to whether the Corporation will be able to continue as a going concern and maintain or complete the exploration and development of its resource properties. These consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities that would be necessary if the Corporation were unable to obtain adequate financing.  Changes in future conditions could require material write downs of the carrying values of resource assets.

2.	Summary of Significant Accounting Policies

Principles of consolidation

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries in Canada, Absolut Resources Inc. ("Absolut"), in Peru, Minera Calipuy S.A.C., in Mexico, Minera Aquilon S.A. de C.V. and Minera San Isidro S.A. de C.V, and in Argentina, Minera Aquiline Argentina S.A, Minera Argenta S.A. and Aquiline Holdings Inc., which were formed or acquired to facilitate the acquisition, exploration and development of mineral properties in these respective countries. These consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

2.	Summary of Significant Accounting Policies (Continued)

Measurement uncertainty

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results may differ from those estimates. Significant estimates and assumptions include those related to the valuation of resource assets, recoverability of foreign taxes, determinations as to whether costs are expensed or deferred, asset retirement obligations, future income taxes and stock compensation valuation assumptions.

Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and on hand and other highly liquid short term investments, which may be settled on demand or within a maximum 90 day period at the date of acquisition.

Short-term investments

Short-term investments are liquid investments with an original maturity greater than three months but less than one year at the date of acquisition.

Resource assets

The cost of the resource assets and related exploration and development costs are deferred until the properties are placed into production, become inactive, or are sold or abandoned. These costs will be amortized over the estimated useful lives of the properties following the commencement of production or written off if the properties are sold, allowed to lapse, or abandoned. The amount shown for resource assets represents costs incurred to date and is not intended to reflect present or future values.

Although the Corporation has taken steps to verify title to resource assets in which it has an interest, these procedures do not guarantee the Corporation's title. Property title may be subject to unregistered prior agreements and non-compliance with regulatory requirements.

Property and equipment

Property and equipment are recorded at cost. Amortization on office equipment is recorded on the declining balance basis at an annual rate of 30%. Amortization on leasehold improvements is recorded on the straight line basis over the lease term. Amortization is recorded on a straight line basis over periods ranging from 3 to 10 years and is charged to resource assets.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

2.	Summary of Significant Accounting Policies (Continued)

Stock option compensation

The fair value of any stock options granted to directors, officers, consultants and employees is recorded over the vesting period with a corresponding increase recorded to contributed surplus. Costs directly related to the mineral properties or deferred payments for future acquisition are capitalized, indirect costs are expensed. The fair value of the stock option compensation is determined using the Black-Scholes option pricing model and management's assumptions as disclosed in Note 14(b). Upon exercise of the stock options, consideration paid by the option holder together with the amount previously recognized in contributed surplus is recorded as an increase to capital stock.

Income taxes

Income taxes are calculated using the asset and liability method of tax accounting. Under this method, current income taxes are recognized for the estimated income taxes payable for the current period. Future income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and on unclaimed losses carried forward and are measured using the substantively enacted tax rates that will be in effect when the differences are expected to reverse or losses are expected to be utilized. A valuation allowance is recognized to the extent that the recoverability of future income tax assets is not considered more likely than not.

Loss per share

Basic loss per share is computed by dividing the loss for the year by the weighted average number of common shares outstanding during the year, including contingently issuable shares which are included when the conditions necessary for issuance have been met. Diluted earnings per share is calculated in a similar manner, except that the weighted average number of common shares outstanding is increased to include potentially issuable common shares from the assumed exercise of common share purchase options and warrants, if dilutive. The number of additional shares included in the calculation is based on the treasury stock method for options and warrants. The effect of potential issuances of shares under options and warrants would be anti-dilutive and accordingly basic and diluted loss per share are the same.

Foreign currency translation

The operations of the Corporation's subsidiaries are considered to be of an integrated nature. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates in effect at the balance sheet date. Non-monetary items are translated at historical rates. Revenues and expenses are translated at the average exchange rate during the year. Translation gains and losses are included in operations.

Asset retirement obligation

The fair value of the liability for an asset retirement obligation is recorded when it is incurred and can be reasonably estimated, and the corresponding increase to the asset is amortized over the life of the asset. The liability is increased over time to reflect an accretion element considered in the initial measurement at fair value.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

2.	Summary of Significant Accounting Policies (Continued)

Impairment of long-lived assets

Long-lived assets held and used by the Corporation and subject to amortization are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that an entity expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition must be estimated. If the sum of discounted value of the future cash flows is less than the carrying amount of the asset or if long-lived assets are abandoned, the excess of the carrying amount over the estimated fair value, based on discounted future cash flows, is recorded as a charge to net income.

Financial instruments, comprehensive income (loss) and hedges

The Corporation’s long-term investments are classified as “available-for-sale” and are measured at fair value. Changes in fair value are recognized in other comprehensive income (loss) until their disposition, at which time they are transferred to net income. Investments in securities having quoted market values and which are publicly traded on a recognized securities exchange and for which no sales restrictions apply are recorded at values based on the current bid prices.

The Corporation has classified its cash and cash equivalents and short-term investments as held for trading, which are measured at fair value. Other receivables, promissory note receivable and foreign tax recoverable are classified as loans and receivables, which are measured at amortized cost. Payables and accruals, long-term debt and asset retirement obligations are classified as other financial liabilities, which are measured at amortized cost.

Capital Disclosures and Financial Instruments – Disclosures and Presentation

On December 1, 2006, the CICA issued three new accounting standards: Capital Disclosures (Handbook Section 1535), Financial Instruments – Disclosures (Handbook Section 3862), and Financial Instruments – Presentation (Handbook Section 3863). These new standards became effective for the Corporation on January 1, 2008.

Capital Disclosures

Handbook Section 1535 specifies the disclosure of (i) an entity’s objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv) if it has not complied, the consequences of such noncompliance. The Corporation has included disclosures recommended by the new Handbook section in Note 4 to these consolidated financial statements.

Financial Instruments

Handbook Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments – Disclosure and Presentation, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks. The Corporation has included disclosures recommended by the new Handbook sections in Note 5(b) to these consolidated financial statements.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

2.	Summary of Significant Accounting Policies (Continued)

Future Accounting Pronouncements

International Financial Reporting Standards (“IFRS”)

In January 2006, the CICA’s Accounting Standards Board ("AcSB") formally adopted the strategy of replacing Canadian GAAP with IFRS for Canadian enterprises with public accountability. The  conversion timetable calls for financial reporting under IFRS for accounting periods commencing on or after January 1, 2011. Accordingly, IFRS will be required for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. Aquiline will be required to have prepared, in time for its first quarter 2011 filing, comparative financial statements in accordance with IFRS for the three months ended March 31, 2010.

Goodwill and Intangible Assets

Section 3064, Goodwill and Intangible Assets, establishes revised standards for recognition, measurement, presentation and disclosure of goodwill and intangible assets. Concurrent with the introduction of this standard, the CICA withdrew EIC 27, Revenues and expenses during the pre-operating period. As a result of the withdrawal of EIC 27, the Corporation will no longer be able to defer costs and revenues incurred prior to commercial production at new operations. The new standard is effective as of January 1, 2009.

Business Combinations. Consolidated Financial Statements and Non-Controlling Interests

The CICA issued three new accounting standards in January 2009: Section 1582, Business Combinations, Section 1601, Consolidated Financial Statements and Section 1602, Non-Controlling interests. These new standards will be effective for fiscal years beginning on or after January 1, 2011. The Corporation is in the process of evaluating the requirements of the new standards.

Sections 1582 replaces section 1581 and establishes standards for the accounting for a business combination. It provides the Canadian equivalent to IFRS 3 - Business Combinations. The section applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011. Sections 1601 and 1602 together replace section 1600, Consolidated Financial Statements. Section 1601, establishes standards for the preparation of consolidated financial statements. Section 1601 applies to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. It is equivalent to the corresponding provisions of IFRS lAS 27 - Consolidated and Separate Financial Statements and applies to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011.

The Corporation is currently assessing the impact of these new accounting standards on its consolidated financial statements.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

3.	Business Combinations

	(a)	Navidad Silver Project, Argentina

A positive legal decision was received on July 14, 2006 from the Supreme Court of British Columbia awarding the Corporation ownership of the Navidad Silver Project (“Navidad”) and its surrounding claims located in the Chubut Province of Argentina. The Navidad project would likely be an open pit mine which is currently the subject of a ban in the Chubut province. The continued ban on open pit mining may prohibit the project feasibility at current resource estimates.

On October 19, 2006 the Corporation announced that it had reached agreement with IMA Exploration Inc. (“IMA”) to give effect to the July 14, 2006 judgment. During the appeal period, Aquiline operated the Navidad Project under the terms of an Interim Project Development Agreement (the “IPDA”) that had been executed by the parties. The key terms of the IPDA are as follows:

•
The shares (the “Shares”) of IMA’s wholly owned subsidiaries Inversiones Mineras Argentinas Inc. and Inversiones Mineras Argentinas S.A. (the “Subsidiaries”) would be held in trust pending the completion of the appeal process. The boards of these companies would be replaced with nominees of Aquiline and the ongoing development of the Navidad Project would be funded by Aquiline. Aquiline had sole operational control of the Navidad Project. IMA representatives had observer status and would be kept apprised of Aquiline’s exploration and development plans.

•
The parties agreed that IMA’s reimbursable costs for Navidad were $18.5 million, a figure which excluded Aquiline's legal costs which could have been set off against IMA’s reimbursable costs in the event that Aquiline is determined to be the ultimate owner of the Navidad Project in the court action.

		•	On completion of the trust transfer of the Shares, Aquiline had to deposit $7.5 million into escrow to partially secure payment of IMA’s reimbursable costs.

		•	Aquiline agreed to spend up to $11 million to further the development of the Navidad Project during the appeal period.

•
A standstill clause provided that neither party would attempt to acquire the other, solicit proxies in the other, or encourage any third parties in such an endeavour for the duration of the appeal period.

In February 2007, an additional 900,000 shares of Consolidated Pacific Bay and 300,000 shares of Tinka Resources Inc. ("Tinka") with a market value of $184,500 and $96,000 respectively were received and were being held in trust pending the outcome of the judgment. Upon payment of the final $11 million, these shares were released to the Corporation.

On June 7, 2007, the British Columbia Court of Appeal released its judgment in favour of Aquiline. The appeal launched by IMA was dismissed, with no variations made to the original judgment. IMA filed to seek leave to appeal the judgment to the Supreme Court of Canada.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

3.	Business Combinations (Continued)

	(a)	Navidad Silver Project, Argentina (Continued)

On December 20, 2007, the Supreme Court of Canada dismissed with costs the application for leave to appeal brought by IMA. IMA had no further recourse and its appeal was terminated. Aquiline was determined to be the sole beneficial owner of the Navidad silver deposit, subject to payment of amounts owed to IMA under the IPDA, as follows:

		(i)	the parties would cause the sum of $7.5 million plus interest accrued thereon, held in trust, to be released to IMA by no later than December 31, 2007. This amount was released;

		(ii)	Aquiline would pay to IMA the sum of $11 million, provided however that Aquiline is entitled to set off its legal costs against such amount. This amount was paid;

(iii)
on the date upon which the last of the payments in subparagraphs (i) and (ii) above were made, the trust was terminated and Aquiline then held sole legal and beneficial title to the Shares and the underlying Navidad property.

As at December 31, 2007, the deferred payments for future acquisition of $21,407,914 was comprised of a loan to Minera Argenta S.A. (the holder of the Navidad property) in the amount of $10,151,259, stock option compensation of $794,576, other advances and expenses of $8,959,079 and related capitalized future income tax costs of $1,503,000.

On February 11, 2008, Aquiline paid the sum of $11 million owing to IMA as final payment for the acquisition of IMA's wholly owned subsidiaries, pursuant to the court decision on December 20, 2007. The acquisition of IMA's wholly owned subsidiaries, Minera Argenta S.A. and Aquiline Holdings Inc., was accounted for using the purchase method. The results of operations are included in the accounts from February 11, 2008, the effective date of acquisition.

Details of the acquisition are as follows:

Purchase Price
Cash paid	$18,500,000
Transaction costs	4,000,000
$22,500,000
Fair Value of Net Assets Acquired
Current assets	$4,272,008
Long-term investments	93,000
Resource assets	37,231,082
Property and equipment	746,245
42,342,335
Less: current liabilities	(13,938,907)
Less: future tax liabilities	(5,470,000)
Less: asset retirement obligation	(433,428)
$22,500,000

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

3.	Business Combinations (Continued)

	(b)	Acquisition of Absolut Resources Corp. ("Absolut")

On October 2, 2007, Aquiline entered into a binding letter agreement (the "Letter Agreement") pursuant to which Aquiline offered to acquire 100% of the issued and outstanding shares of Absolut.

The agreement contemplated that the Absolut shareholders would receive Aquiline shares based on the following exchange ratio: (i) 1 common share of Aquiline for 10 common shares of Absolut, (ii) 1 warrant of Aquiline for each 10 warrants of Absolut and (iii) 1 option of Aquiline for each 10 options of Absolut, subject to adjustment of the exchange ratio based on the ratio of trading prices of the respective companies based on the average share prices of the last five trading days before the Special Meeting of the Absolut shareholders. The exchange ratio was restricted to a maximum of 1 for 11 and a minimum of 1 for 9.

The special meeting of the Absolut shareholders was held on March 5, 2008 and the transaction was approved. Based on the trading on the last five days before the special meeting, the exchange ratio was determined to be 1 for 9.

The transaction was closed on April 1, 2008 and 2,961,432 Aquiline common shares, 218,889 Aquiline options and 205,558 Aquiline warrants were issued in exchange for common shares, options and warrants of Absolut. This transaction is between two companies with an established historical relationship, and resulted in the creation of a gold division within Aquiline, the initial focus of which will be Absolut’s Pico Machay project in Peru and Aquiline’s Calcatreu project in Argentina.

Details of the acquisition are as follows:

Purchase Price
2,961,432 common shares issued in exchange for
26,652,888 Absolut common shares outstanding
(net of 3,025,000 shares in Absolut held by the Corporation)	$29,199,719
Fair value of 205,558 warrants issued in exchange for 1,850,000 Absolut warrants	715,009
Fair value of 218,889 options issued in exchange for 1,970,000 Absolut options	1,090,850
Cost of 3,025,000 Absolut shares originally held by the Corporation	1,989,817
Transaction costs	260,770
$33,256,165

Fair Value of Net Assets Acquired
Current assets	$737,008
Resource assets	45,751,349
Property and equipment	557,510
47,045,867
Less: current liabilities	(1,603,110)
Less: long-term liabilities	(317,592)
Less: future tax liabilities	(11,869,000)
$33,256,165

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

4.	Capital Management

The capital of the Corporation consists of items included in shareholders' equity and debt obligations, net of cash and cash equivalents and short-term investments.

The Corporation manages its capital structure and makes adjustments to it, based on the funds available to the Corporation, in order to support the acquisition, exploration and development of resource assets. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Corporation's management to sustain future development of the business.

The properties in which the Corporation currently has an interest are in the exploration stage; as such the Corporation is dependent on external financing to fund its activities. In order to carry out the planned exploration and pay for administrative costs, the Corporation will spend its existing working capital and raise additional amounts as needed. The Corporation will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geologic or economic potential and if it has adequate financial resources to do so.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Corporation, is reasonable.

There were no changes in the Corporation's approach to capital management during the year ended December 31, 2008. Neither the Corporation nor its subsidiaries are subject to externally imposed capital requirements.

5.	Property and Financial Risk Factors

(a) Property risk

The Corporation's major mineral properties are the Calcatreu gold property, Navidad Silver Project and Pico Machay gold property. Unless the Corporation acquires or develops additional material properties, the Corporation will be mainly dependent upon these three properties. If no additional major mineral exploration properties are acquired by the Corporation, any adverse development affecting these three properties would have a material adverse effect on the Corporation's financial condition and results of operations.

(b) Financial risk
The Corporation's activities expose it to a variety of financial risks: credit risk, liquidity risk and market risk (including interest rate, foreign exchange rate and other price risk).

Risk management is carried out by the Corporation's management team with guidance from the Audit Committee under policies approved by the Board of Directors. The Board of Directors also provides regular guidance for overall risk management.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

5.	Property and Financial Risk Factors (Continued)

	(b)	Financial risk (Continued)

Credit risk

The Corporation's credit risk is primarily attributable to short-term investments, other receivables and foreign tax recoverable. The Corporation has no significant concentration of credit risk arising from operations. Short-term investments consist of guaranteed investment certificates, which have been invested with reputable financial institutions, from which management believes the risk of loss to be remote. Other receivables consist of goods and services tax due from the Federal Government of Canada and receivables from other companies. Foreign tax recoverable consists of value added taxes paid on exploration costs that are refundable from the Government of Argentina. In Argentina, claims for the foreign tax recoverable can only be made one year after the stated expenditures have been paid when there is no tax collection from revenues to offset. $7,301,748 represents the maximum credit exposure. Management believes that the credit risk concentration with respect to other receivables and foreign tax recoverable is remote. Management does not believe the receivables are impaired.

Liquidity risk

The Corporation's approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at December 31, 2008, the Corporation had cash and cash equivalents and short-term investments of $6,377,921 (December 31, 2007 - $6,634,398) to settle current liabilities of $6,489,325 (December 31, 2007 - $806,829). Other than its current debt (see Note 12), all of the Corporation's financial liabilities have contractual maturities of less than 90 days and are subject to normal trade terms.

Market risks

Interest rate risk

The Corporation has cash balances and no interest-bearing debt. The Corporation's current policy is to invest excess cash in investment-grade short-term deposit certificates issued by its banking institutions. The Corporation periodically monitors the investments it makes and is satisfied with the credit ratings of its banks.

Foreign currency risk

The Corporation's functional currency is the Canadian dollar and major purchases are transacted in Canadian dollars, Argentine Pesos and Peruvian New Soles. The Corporation funds major operations and exploration expenses in Argentina and Peru. The Corporation maintains Argentine pesos bank accounts in Argentina and Peruvian sole bank accounts in Peru. The Corporation is subject to gains and losses due to fluctuations in Argentine Peso and Peruvian New Sole against the Canadian dollar.

Price risk

The Corporation is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Corporation's earnings due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Corporation closely monitors commodity prices of gold and silver, individual equity movements, and the stock market to determine the appropriate course of action to be taken.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

5.	Property and Financial Risk Factors (Continued)

(b) Financial risk (Continued)

Financial Instruments

The Corporation's financial instruments consist of cash and cash equivalents, short-term investments, other receivables, foreign tax recoverable, long-term investments, payables and accruals, current debt and asset retirement obligations. As at December 31, 2008, the carrying and fair value amounts of the Corporation's financial instruments are the same. Changes in fair value of the Corporation's long-term investments are recognized in other comprehensive income.

Sensitivity analysis

Based on management's knowledge and experience of the financial markets, the Corporation believes the following movements are "reasonably possible" over a twelve month period.

Short-term investments include deposits at call which are at variable rates. Sensitivity to a plus or minus 1% change in rates would affect net loss by $40,200.

The Corporation's long-term investments are denominated in Canadian dollars. Sensitivity to a plus or minus 10% movement in the Canadian listed equity prices would affect comprehensive loss by $7,400.

The Corporation is exposed to foreign currency risk on fluctuations of financial instruments related to cash and cash equivalents, other receivables, foreign tax recoverable, payables and accruals that are denominated in Argentine Pesos and Peruvian New Soles. Sensitivity to a plus or minus 5% change in the foreign exchange rate would affect net loss by $105,339.

Price risk is remote since the Corporation is not a producing entity.

6.	Short-Term Investments

Short-Term Investments are Guaranteed Investment Certificates (GICs) of $4,020,000 (2007 - $2,900,000) with maturity dates of more than 90 days and not more than 12 months, redeemable without penalty after 30 days. Of these investments $20,000 (2007 - $50,000) is collateral for the Corporation's credit cards.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

7.	Promissory Note Receivable

On December 14, 2007, the Corporation advanced $225,000 to Absolut under a promissory note secured by a general security agreement. This note has been eliminated upon acquisition of Absolut, see Note 3(b)).

8.	Foreign Tax Recoverable

Foreign tax recoverable consists of value added taxes ("VAT") paid on exploration costs that are refundable from the Government of Argentina. In Argentina, claims for the VAT refund can only be made one year after the stated expenditures have been paid when there is no VAT collection from revenues to offset. The ability to make such claims for refunds began in fiscal year 2005.

The timing of receipt of the refunds subsequent to submission of the claim depends on the timing of approval and processing of the claim by the Government of Argentina. There is limited previous payment history upon which to predict the timing of the receipt of these amounts. Expenditures for which the one year waiting period has passed and a claim has been made are classified as current. All other expected refund amounts have been classified as long term.

9.	Investments Held for Trading and Long-Term Investments

The Corporation's long-term investments include:

	December 31,		December 31,
	2008		2007
	Number of		Number of
	Shares	Value	Shares	Value

Absolut Resources Corp. common shares	-	$-	2,766,000	$2,406,420
Absolut Resources Corp. warrants	-	-	1,170,000	374,400
Sierra Minerals Inc. common shares	170,000	21,250	170,000	71,400
Sierra Minerals Inc. warrants	-	-	50,000	-
Columbia Metals Corporation Limited
common shares	625,000	43,750	625,000	137,500
Columbia Metals Corporation Limited
warrants	-	-	625,000	-
Tinka Resources Ltd. common shares	300,000	9,000	-	-

		74,000		2,989,720
Less: classified as held for trading		-		(374,400)

Long-term investments		$74,000		$2,615,320

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

9.	Investments Held for Trading and Long-Term Investments (Continued)

(a)
In 2007, the Corporation sold 2,339,500 common shares of Absolut for total proceeds of $1,162,805 and subscribed to an additional 2,340,000 units at a price of $0.50 per unit. Each unit consists of one common share and one half of one common share purchase warrant. One whole common share purchase warrant entitled the holder to purchase one common share at a price of $0.75 per share for a period of eighteen months from February 26, 2007. At the time of acquisition, the warrants were assigned a value of $145,000 using the Black-Scholes option pricing model. These warrants were considered a derivative financial instrument and accordingly were classified as held for trading. At December 31, 2007, these warrants had a fair value of $374,400. The resulting increase in value has been recognized in net income - unrealized gain on investments held for trading.

800,000 warrants matured in December 2007 and were not exercised by the Corporation.

In 2008, the Corporation sold 911,000 common shares of Absolut for total proceeds of $1,022,945 and subscribed to an additional 1,170,000 common shares at a price of $0.75 per common share.

On April 1, 2008, the Corporation acquired Absolut. Refer to Note 3(b) for further details.

(b)
In 2006, the Corporation subscribed to 100,000 shares of Sierra Minerals Inc. ("Sierra") at $0.35 per share as part of a 3,395,449 share non-brokered placement by Sierra. 50,000 warrants were also received as part of the placement. Each warrant entitled the holder to purchase one common share at a price of $0.50 per share over a period of 18 months from the date of closing. These warrants had no value as at January 1, 2007 and December 31, 2007.

The 50,000 warrants matured in March 2008 and were not exercised by the Corporation.

(c)
Pursuant to a Settlement Agreement as detailed in Note 11, the Corporation subscribed to 625,000 units of Columbia Metals Corporation Limited ("Columbia") at a price of $0.80 per unit and acquired a 2% net smelter return royalty for $500,000. The purchase price was allocated $450,000 to the purchase of units in Columbia and $50,000 to the net smelter return royalty as part of the resource assets. Each unit in Columbia was comprised of one common share and one common share purchase warrant entitling the purchaser to purchase one common share of Columbia at the price of $0.90 per share until March 17, 2008. The warrants had no value at January 1, 2007 and December 31, 2007.

The 625,000 warrants matured in March 2008 and were not exercised by the Corporation.

	(d)	In February 2008, with the acquisition of Navidad Silver Project, the Corporation received 300,000 shares of Tinka (see Note 3(a)).

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

10.	Property and Equipment

		Accumulated	Net
	Cost	Amortization	Book Value

2008
Office equipment	$167,159	$117,540	$49,619
Leasehold improvements	46,028	34,804	11,224
Exploration equipment	2,001,501	454,223	1,547,278

	$2,214,688	$606,567	$1,608,121

		Accumulated	Net
	Cost	Amortization	Book Value

2007
Office equipment	$114,315	$73,452	$40,863
Leasehold improvements	28,825	22,274	6,551
Exploration equipment	256,573	127,743	128,830

	$399,713	$223,469	$176,244

11.	Resource Assets
As of December 31, 2008 accumulated costs with respect to the Corporation's interest in mineral properties owned, leased or under option, consisted of the following:

	Opening			Ending
	December 31,	Acquisitions/		December 31,
Description	2007	Additions	Reductions	2008

Calcatreu gold property - Argentina	$34,068,894	$1,718,783	$-	$35,787,677
Platinum and palladium - Sudbury,
Ontario	730,568	2,681	(683,249)	50,000
Gold properties - La Jojoba, Mexico	50,000	-	-	50,000
Regalo gold property - Argentina	-	268,035	-	268,035
Navidad Silver Project - Argentina	-	57,527,103	-	57,527,103
Pico Machay - Peru	-	44,553,784	(16,553,784)	28,000,000
Chaparra - Peru	-	4,484,046	(2,484,046)	2,000,000

	$34,849,462	$108,554,432	$(19,721,079)	$123,682,815

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

11.	Resource Assets (Continued)

	Opening		Ending
	December 31,	Acquisitions/		December 31,
Description	2006	Additions	Reductions	2007

Calcatreu gold property - Argentina	$24,203,830	$9,865,064	$-	$34,068,894
Platinum and palladium - Sudbury,
Ontario	1,385,025	29,736	(684,193)	730,568
Gold properties - La Jojoba, Mexico	50,000	-	-	50,000

	$25,638,855	$9,894,800	$(684,193)	$34,849,462

Calcatreu Gold Property - Argentina

In July 2003, the Corporation acquired Minera Normandy Argentina S.A. a fully owned subsidiary of Newmont Mining Corporation ("Newmont") and subsequently renamed it Minera Aquiline Argentina S.A. Through this subsidiary, Aquiline acquired Newmont’s gold project ("Calcatreu property") which was at the time comprised of 73,000 hectares in Argentina for US $2,135,000 with a vendor take back non interest bearing mortgage having an undiscounted value of US $2,035,000. Upon satisfaction of the purchase price, Newmont will receive a 2.5% net smelter royalty on gold, silver and base metal production. The vendor take back mortgage was repaid in staged cash payments over a 36 month period ending July 2006. Both the 2.5% net smelter royalty and the vendor take back mortgage were secured by the Calcatreu property. In October 2006 the security lien for the mortgage was removed as the mortgage was paid in full. The 2.5% net smelter royalty continues to be secured by the Calcatreu property. In February 2008, Newmont assigned the 2.5% net smelter royalty to Franco Nevada Corporation.

Since purchasing the project in July 2003, the Corporation conducted exploration and development programs advancing the Calcatreu Gold project to the mine feasibility stage.

On March 15, 2007 a mine feasibility study on the Calcatreu Project was announced which supported the project feasibility based on the use of cyanide and confirmed that other processes are not viable alternatives for the Calcatreu Project. The objective of this program was to increase the resource to one million gold-silver equivalent ounces and increase the mine life and profitability.

Mine permitting efforts have been complicated by a political decision. On July 21, 2005, the Governor of Rio Negro successfully passed through the legislative council a law that has enforced a provincial wide ban on the use of cyanide within the mining industry. This action was inconsistent with the position of the Argentinean Federal Government and their pro-active stance on encouraging mineral development within Argentina. The Corporation’s management is now actively participating in discussions with senior officials, from both the federal and provincial governments of Argentina on this issue. Due to the ongoing of negotiations and the potential net present value of the project, as calculated in the 2007 mine feasibility study, no impairment is required at this time.  The continued ban on the use of cyanide may prohibit the project feasibility at current resource estimates.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

11.	Resource Assets (Continued)

Regalo gold property - Argentina

On March 12, 2008, the Corporation and Consolidated Pacific Bay Minerals Ltd. ("Pacific Bay") signed a definitive option and joint venture agreement regarding the Regalo gold property ("Regalo") located in Chubut Province, Argentina (the “Agreement”).

Under the Agreement, Aquiline can earn a 70% interest in Regalo by paying Pacific Bay US$100,000 on signing of the Agreement (paid), reimbursing (within 30 days) Pacific Bay US$169,000 for an airborne survey already underway (subsequently reimbursed), returning to Pacific Bay 900,000 of Pacific Bay’s common shares issued to Aquiline under a prior agreement (within 30 days) (returned), and completing 3,000 metres of drilling on the Regalo property within two years. There have not been any drilling to date. Once Aquiline has completed the forgoing, it will have earned a 70% interest in Regalo, and the parties will thereafter form a joint venture whereby each company will participate in programs according to their respective interests. If either party’s interest is diluted through non-participation in programs to 15% or less, that party’s interest automatically converts to a 2% NSR, which either party can purchase from the other for $2 million.

Navidad Silver Project - Argentina

On February 11, 2008, the Corporation acquired the Navidad Silver Project. Total resource assets acquired amounted to $37,231,082 (Note 3(a)). The balance of $20,296,021 consists of additions during the period.

Upon the acquisition of the Navidad Silver project, Aquiline held an aggregate land position in Chubut of 401,700 hectares. Exploration concessions are administered by the province of Chubut, which imposes limitations on the number of exploration cateos granted to an individual legal entity. These limitations apply to cateos that have been granted (ie. not to cateos that are in progress or to mining claims). Granted cateos to an individual legal entity are limited to 200,000 hectares or 20 individual cateos. Aquiline is below this limit, at 7 granted cateos covering 34,000 hectares. However, Aquiline entered into a dialogue with the government concerning the disposition of cateos that are currently in progress so that Aquiline maintains compliance with the provincial regulation and has reduced its land position in Chubut to 184,811 hectares.

Total drilling at Navidad now stands at 185,371 metres in 920 drill holes at December 31, 2008; 74,595 of the drilling was done in 2008.

Pico Machay and Chaparra - Peru

On April 1, 2008, the Corporation acquired the Pico Machay and the Chaparra Projects. Total resource assets acquired amounted to $45,751,349 (Note 3(b)). The balance of $3,286,481 consists of additions during the period (Note 3(b)). Most of the work completed at Pico Machay during 2008 was focused on completing an internal feasibility study (non NI 43-101 compliant).

The Pico Machay and the Chaparra Projects were written-down in December 2008 to $28,000,000 and $2,000,000, respectively, to reflect their fair value.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

11.	Resource Assets (Continued)

Platinum and palladium properties - Sudbury, Ontario

The principal Canadian resource assets of the Corporation are the interests it holds in properties in the Sudbury region of Ontario as follows:

Central River Valley Property

On March 4, 1999, the Corporation entered into a sub option agreement with Mustang Gold Corporation to earn up to a 70% interest in 96 units. Under this agreement, the Corporation paid $15,000 and issued 100,000 common shares and agreed to pay an additional $75,000 over the next two years to the optionor. The Corporation had also undertaken to expend at least $500,000 prior to December 2006 on the property in order to maintain in force the working rights and option granted to it. Due to changed metal prices, the project is not economical at this time and the Corporation had no plans to do more work on this property and accordingly, the property was written-down to $50,000 in December 2008. Total capitalized costs on this property as at December 31, 2008 were $50,000 (December 31, 2007 - $730,568).

Dana North Property

This property consists of 62 units in Dana and Pardo Townships, with a 2% and 3% net smelter royalty. The property was written off as of December 31, 2007.

Anaconda Property

This property consists of 36 claim units located in Dana Township. 150,000 common shares of the Corporation may be issued to the original vendor if the property advances through the pre feasibility stage. The property was written off as of December 31, 2007.

La Jojoba - Mexico

The Corporation entered into an agreement in April 2005 (the "Settlement Agreement") with Columbia Metals Corporation Limited ("Columbia"), under which the parties agreed that Columbia would pay Aquiline $500,000 in satisfaction of its indebtedness to the Corporation and Aquiline would subscribe to 625,000 units of Columbia at a price of $0.80 per unit. Each unit was comprised of one common share of Columbia and one common share purchase warrant of Columbia, each warrant entitling the holder to purchase one Columbia common share at the price of $0.90 per share until March 17, 2008. In March 2006 the Corporation completed this subscription and acquired the common shares and purchase warrants in Columbia for long term investment purposes (Note 9).

In addition, under the Settlement Agreement, upon the closing of the transaction, Columbia granted a 2% net smelter return ("NSR") royalty to Aquiline on the La Jojoba Property. Columbia has the right to acquire the 2% NSR royalty from Aquiline, free and clear of any encumbrances upon the payment of $1,000,000 for each 1% NSR royalty. As of December 31, 2008, Columbia has not acquired back any portion of the NSR.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)
December 31, 2008 and 2007

12.	Debt

This debt is related to Absolut's Chaparra acquisition in 2005. The debt arose on June 8, 2005, is in $US, and no interest is payable. No security has been taken by the creditors.

The fair value of the loan at the date of issue was $575,527 calculated using an 8% discount rate. The deemed interest of $24,776 (December 31, 2007 - $Nil) for the nine month period since acquisition of Absolut has been capitalized and recorded in resource assets.

		Balance
		December 31,
Creditor/	Repayment	2008
Creditor group	$US	($Cdn)

Ex-Shareholders of Compania Minera Colorado	September 2008:$75,000**
(includes a related party*)	September 2009: $375,000	$514,212

* The related party, an officer of Compania Minera Colorado, was owed 35% or $US210,000 of the original face amount of the loans (December 31, 2008 - US $131,250) and is paid on the same basis as other creditors.

** The US $75,000 due in September 2008 has not been paid.

13.	Asset Retirement Obligation

The following table summarizes the changes in asset retirement obligations during the fiscal years presented:

	2008	2007

Opening balance	$422,240	$26,999
Additions	673,374	393,808
Accretion expense	125,607	1,433
Foreign exchange effect on liability	131,894	-
Reclamation costs incurred	(26,185)	-

	$1,326,930	$422,240

Asset retirement obligations relate to the Corporation's Calcatreu gold property and Navidad Silver Project in Argentina, Pico Machay in Peru and the dismantling of the mine facilities and environmental reclamation of the areas affected by mining operations.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

13.	Asset Retirement Obligation (Continued)

Calcatreu gold property

At December 31, 2008, management estimates that the total undiscounted amount of the estimated cash flows required to settle the Corporation's asset retirement obligations is $449,600 USD. It is expected that this amount will be incurred over the years 2009 to 2010. The credit-adjusted, risk-free interest rates used to discount estimated cash flows for liabilities incurred was 10%.

Navidad Silver Project

At December 31, 2008, management estimates that the total undiscounted amount of the estimated cash flows required to settle the Corporation's asset retirement obligations for the Navidad Silver Project is $710,000 USD. It is expected that this amount will be incurred over the years 2009 to 2010. The credit adjusted, risk-free interest rates used to discount estimated cash flows for liabilities incurred was 10%.

At December 31, 2008, management estimates that the total undiscounted amount of the estimated cash flow required to settle the Corporation's asset retirement obligation should be increased to $710,000 USD.

Pico Machay Project and Chaparra Project

On April 1, 2008, the Corporation acquired the Pico Machay Project and the Chaparra Project. Total asset retirement obligation acquired amounted to $89,000 USD for the Pico Machay Project and $20,000 USD for the Chaparra Project (Note 3(b)).

14.	Capital Stock

(a) The authorized capital of the Corporation consists of an unlimited number of no par value common shares.

	Shares	Value
Outstanding at December 31, 2006	52,226,654	$56,574,750
Exercise of warrants	2,342,625	7,027,875
Value attributed to warrants exercised	-	2,771,950
Exercise of stock options	1,912,600	3,346,550
Value attributed to stock options exercised	-	1,273,247

Outstanding at December 31, 2007	56,481,879	70,994,372
Private placement, net of issue costs (i)	1,818,182	14,886,054
Warrants valuation (i)	-	(3,027,273)
Private placement, net of issue costs (ii)	5,310,000	10,413,206
Warrants valuation (ii)	-	(3,839,482)
Proceeds from exercise of warrants	22,222	149,999
Value attributed to warrants exercised	-	77,297
Exercise of stock options	1,016,400	3,593,450
Value attributed to stock options exercised	-	1,412,987
Shares issued to acquire Absolut (Note 3(b))	2,961,432	29,199,719

Outstanding at December 31, 2008	67,610,115	$123,860,329

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

14.	Capital Stock (Continued)

(i)
On May 7, 2008, the Corporation closed a non-brokered private placement financing for gross proceeds of $15,000,000. The offering was placed with a mining company whose identity remains confidential. The investor has specified use of proceeds to be dedicated to accelerating the exploration and development activities of the Navidad silver project in Chubut, Argentina.

The offering was comprised of 1,818,182 Units at $8.25, consisting of one common share and one warrant to purchase one common share at an exercise price of $10.00 up to the expiry date of December 31, 2009.

The fair value of the warrants was estimating using the Black-Scholes pricing model as follows: dividend yield 0%; expected volatility 55%; risk-free interest rate 2.62% and an expected average life of 1.66 years. Value assigned was $3,027,273.

The common shares and warrants sold under this offering were restricted for a period of four months from the closing date. No external advisors were engaged by either party, and as such, no advisory or investment banking fees are deductible from the gross proceeds, other than legal fees.

(ii)
A total of 5,310,000 Units of the Corporation were issued in a private placement at a price of $2.00 per Unit. Total proceeds received of $10,413,206 is net of cost of issue and commission for $206,794. The Units were issued in two tranches, with 3,695,000 Units issued in the first tranche closed on October 22, 2008 and 1,615,000 Units issued in the second and final tranche closed on November 6, 2008.

Each Unit consisted of one common share and one warrant to purchase one common share at an exercise price of $2.50 with an expiry date of three years.

The fair value of the warrants was estimating using the Black-Scholes pricing model as follows: dividend yield 0%; expected volatility 70%-78%; risk-free interest rate 1.80%-2.09% and an expected average life of 2.25 years. Value assigned was $3,839,482.

The common shares and warrants sold under this offering were restricted for a period of four months from the closing date. No external advisors were engaged by either party, and as such, no advisory or investment banking fees are deductible from the gross proceeds other than legal fees.

(b)	Stock options

The Corporation has a Stock Option Plan (the "Plan"), which has been approved by the shareholders to provide incentive for the directors, officers, employees, consultants and service providers of the Corporation (and its subsidiaries). The number of stock options to be granted is limited to not more than 10% of the issued Common Shares of the Corporation at the time of the stock option grant. Stock options are granted in accordance with the Plan at not less than the closing price of the Common Shares on the business day immediately prior to the effective date of grant.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

14.	Capital Stock (Continued)

	(b)	Stock options (Continued)

A summary of the status of the Corporation's stock option plan as of December 31, 2008 and 2007 is as follows:

	Share Purchase	Weighted Average
	Options	Exercise price ($)

Outstanding, December 31, 2006	4,420,000	3.49
Options granted	685,000	8.54
Options exercised	(1,912,600)	1.75

Outstanding, December 31, 2007	3,192,400	5.62
Options granted	4,495,000	6.98
Options exercised	(1,016,400)	3.54
Options expired/cancelled	(1,644,445)	8.20
Options issued to acquire
Absolut (Note 3(b))	218,889	6.15

Outstanding, December 31, 2008	5,245,444	6.40

The following table reflects the stock options outstanding at December 31, 2008:

			Weighted	Weighted
			Average	Average
Options	Exercise	Options	Exercise	Contractual	Expiry
Granted	Price ($)	Exercisable	Price ($)	Life (Years)	Date

156,000	8.00	156,000	8.00	0.01	January 3, 2009
500,000	1.35	500,000	1.35	0.21	March 19, 2009
150,000	8.92	150,000	8.92	0.30	April 20, 2009
11,112	5.40	11,112	5.40	0.36	May 12, 2009
16,667	9.00	16,667	9.00	0.69	September 9, 2009
3,333	5.58	3,333	5.58	1.76	October 6, 2010
1,835,000	12.00	917,500	12.00	2.13	February 15, 2011
100,000	12.00	75,000	12.00	2.25	April 1, 2011
150,000	8.25	75,000	8.25	2.44	June 9, 2011
125,000	8.25	62,500	8.25	2.45	June 14, 2011
2,155,000	2.00	2,155,000	2.00	2.93	December 4, 2011
43,332	6.30	43,332	6.30	3.56	July 23, 2012

5,245,444	6.40	4,165,444	5.07

For fiscal 2008, the aggregate fair value of options granted (excluding the options issued to acquire Absolut) was $7,493,775 (fiscal 2007 - $2,429,870) or $1.67 (fiscal 2007 - $3.55) per share. As at December 31, 2008, 1,080,000 options remain unvested.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

14.	Capital Stock (Continued)

	(b)	Stock options (Continued)

(i)
On January 3, 2007, the Corporation granted 285,000 stock options to employees and consultants  with an exercise price of $8.00 expiring January 3, 2009. These stock options vested immediately at time of grant. The fair value of these options was recorded as follows: $225,540 expensed as stock option compensation, $322,200 recorded as deferred payments for future acquisition and $370,530 capitalized as resource assets.

The fair value of the stock options was estimating using the Black-Scholes pricing model as follows: dividend yield 0%, expected volatility 86.6%, risk - free interest rate 3.97% and an expected average life of 1.5 years. Value assigned was $918,270.

(ii)
On April 20, 2007, the Corporation granted 400,000 stock options to officers and employee with an exercise price of $8.92 expiring April 20, 2009. These stock options vested 50% on October 20, 2007 and 50% on April 20, 2008. The fair value of these options was recorded as follows: $377,900 expensed as stock option compensation, $566,850 capitalized as deferred payments for future acquisition and $566,850 recorded as resource assets.

The fair value of the stock options was estimating using the Black-Scholes pricing model as follows: dividend yield 0%, expected volatility 86.9%, risk - free interest rate 4.17% and an expected average life of 1.5 years. Value assigned was $1,511,600.

(iii)
On February 15, 2008, the Corporation granted 1,965,000 stock options to directors, officers and employees with an exercise price of $12.00 expiring February 15, 2011. These options will be recorded as stock option compensation in the statement of operations or resource assets as the options vest. These stock options will vest 50% on August 15, 2008 and 50% on February 15, 2009. The fair value of these options was recorded as follows: $2,825,286 expensed as stock option compensation and $2,023,358 capitalized as resource assets. The remaining value of $323,236 will be expensed or capitalized, as appropriate, in the remainder of 2009.

The fair value of the stock options was estimating using the Black-Scholes pricing model as follows: dividend yield 0%, expected volatility 53.2%, risk - free interest rate 3.12% and an expected average life of 1.5 years. Value assigned is $5,171,880.

(iv)
On April 1, 2008, the Corporation granted 100,000 stock options to a director with an exercise price of $12.00 expiring April 1, 2011. These options will be recorded as stock option compensation in the statement of operations as the options vest. These stock options will vest 50% immediately, 25% on October 1, 2008 and 25% on April 1, 2009. The fair value of these options was recorded as follows: $288,672 expensed as stock option compensation. The remaining value of $9,694 will be expensed as appropriate, in the remainder of 2009.

The fair value of the stock options was estimating using the Black-Scholes pricing model as follows: dividend yield 0%, expected volatility 75.7%, risk - free interest rate 2.66% and an expected average life of 2 years. Value assigned is $298,366.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

14.	Capital Stock (Continued)

	(b)	Stock options (Continued)

(v)
On April 1, 2008, the Corporation granted 218,889 stock options to stock option holders of Absolut with an exercise price between $4.50 to $9.00 and which expire at various dates between December 9, 2008 to July 23, 2012. These options are included in the purchase price of Absolut.

The fair value of the stock options was estimating using the Black-Scholes pricing model as follows: dividend yield 0%, expected volatility from 47% to 68%, risk - free interest rate from 2.29% to 2.63% and an expected average life from 0.67 to 2 years. Value assigned is $1,090,850.

(vi)
On June 9, 2008, the Corporation granted 150,000 stock options to a director with an exercise price of $8.25 expiring June 9, 2011. These options will be recorded as stock option compensation in the statement of operations as the options vest. These stock options will vest 50% on December 10, 2008 and 50% on June 9, 2009. The fair value of these options was recorded as follows: $342,265 expensed as stock option compensation. The remaining value of $96,460 will be expensed as appropriate, in the remainder of 2009.

The fair value of the stock options was estimating using the Black-Scholes pricing model as follows: dividend yield 0%, expected volatility 75.7%, risk - free interest rate 2.60% and an expected average life of 2 years. Value assigned is $438,725.

(vii)
On June 14, 2008, the Corporation granted 125,000 stock options to a director with an exercise price of $8.25 expiring June 14, 2011. These options will be recorded as stock option compensation in the statement of operations as the options vest. These stock options will vest 50% on December 14, 2008 and 50% on June 14, 2009. The fair value of these options was recorded as follows: $128,450 expensed as stock option compensation. The remaining value of $188,158 will be expensed as appropriate, in the remainder of 2009.

The fair value of the stock options was estimating using the Black-Scholes pricing model as follows: dividend yield 0%, expected volatility 79%, risk - free interest rate 2.77% and an expected average life of 2 years. Value assigned is $316,608.

(viii)
On December 4, 2008, the Corporation granted 2,155,000 stock options to directors, officers and employees with an exercise price of $2.00 expiring December 4, 2011. These stock options vested immediately at time of grant. The fair value of these options was recorded as follows: $638,296 expensed as stock option compensation and $463,166 capitalized as resource assets.

The fair value of the stock options was estimating using the Black-Scholes pricing model as follows: dividend yield 0%, expected volatility 75%, risk - free interest rate 1.52% and an expected average life of 2.25 years. Value assigned is $1,101,462.

For the year ended December 31, 2008, the fair value of previous year stock options granted that vested during the period was recorded as follows: $4,301,437 (2007 - $540,457) expensed as stock option compensation, $2,592,288 (2007 - $842,906) capitalized as resource assets and $Nil (2007 - $749,576) recorded as deferred payments for future acquisition.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

14.	Capital Stock (Continued)

	(c)	Warrants

The following table reflects the continuity of warrants:

	December 31,				December 31,
	2007				2008	Warrant
Expiry Date	Balance	Issued	Exercised	Expired	Balance	Value

(i) See Note 15	-	237,500	-	-	237,500	$594,700
September 16, 2008 (ii)	-	205,558	(22,222)	(183,336)	-	-
December 31, 2009 (iii)	-	1,818,182	-	-	1,818,182	3,027,273
October 22, 2011 (iv)	-	3,695,000	-	-	3,695,000	2,580,587
November 6, 2011 (v)	-	1,615,000	-	-	1,615,000	1,258,895

	-	7,571,240	(22,222)	(183,336)	7,365,682	$7,461,455

	December 31,				December 31,
	2006				2007	Warrant
Expiry Date	Balance	Issued	Exercised	Expired	Balance	Value

October 2007	2,342,625	-	(2,342,625)	-	-	$-

(i)	On February 8, 2008, the Corporation issued 237,500 warrants in connection with the convertible debenture (Note 15).

(ii)
On April 1, 2008, the Corporation issued 205,558 warrants in connection with the acquisition of Absolut (Note 3(b)). 22,222 of these warrants were exercised and 183,336 warrants matured and were not exercised by the holder.

(iii)	On May 7, 2008, the Corporation closed a non-brokered private placement financing and issued 1,818,182 warrants (Note 14(a)(i)).

(iv)	On October 22, 2008, the Corporation closed the first tranche of a non-brokered private placement financing and issued 3,695,000 warrants (Note 14(a)(ii)).

(v)	On November 6, 2008, the Corporation closed the second and final tranche of a non-brokered private placement financing and issued1,615,000 warrants (Note 14(a)(ii)).

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

15.	Convertible Debenture

On February 8, 2008, Silverstone Resources Corp. ("Silverstone") purchased a $17.5 million convertible debenture (the “Debenture”) from Aquiline. Silverstone may elect to convert the Debenture into Common Shares of Aquiline at a conversion price of $12.00 or into a contract (“Contract”) granting Silverstone the right to purchase, at the lesser of US$4.00 per ounce of silver and the prevailing market price per ounce of silver on the London Metal Exchange at the time production is delivered, 12.5% of the life of mine payable silver from the Loma de La Plata zone which is one of seven zones comprising the Navidad project, or if unavailable, from the other zones of the Navidad project.

Silverstone may elect to convert the Debenture into Common Shares of Aquiline or a Contract at any time until the Conversion Deadline, which is defined as 30 days after the earlier of: (a) January 8, 2010; and (b) the Maturity Date which is defined as the later of the completion of a feasibility study on the Property, the decision of Aquiline to proceed with a mine, and receipt of all necessary permits to proceed with construction of a mine.

Silverstone and Aquiline shall negotiate a definitive Contract not yet signed which shall be subject to Exchange approval. Upon conversion to the Contract, the $17.5 million face value of the Debenture will form part of an upfront payment by Silverstone of US$50 million to secure the silver, structured as: upon election to convert to the Contract, US$17,599,750 being equivalent to the CDN$17.5 million face value of the Debenture; US$14,900,250 on the Conversion Deadline; and US$17.5 million in four equal installments of US$4,375,000, each three months apart, the first installment starting three months after the start of construction and the remaining installments due every three months thereafter.

The Debenture carries a coupon of 150,000 warrants in lieu of interest, with each warrant entitling Silverstone to purchase one Common Share at an exercise price of CDN$13.00 per Common Share for a period expiring six months after the Conversion Deadline.

The Corporation paid a finder’s fee of 6% in cash of the Debenture principal amount (CDN$1.05 million) and 87,500 warrants with the same terms as those granted to Silverstone, and incurred costs of $32,396.

The fair value of the 237,500 warrants was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield - 0%; volatility - 53.3%; risk-free interest rate - 3.06% and an expected life of 1.5 years. The fair value attributed to the warrants was $594,700.

Neither of the conversion options give rise to a contractual obligation on the part of the Corporation to deliver cash or another financial asset or to exchange another financial instrument under conditions that are potentially unfavourable. As such the Corporation has classified the debenture as an equity instrument net of cash issue costs in the amount of $1,082,396 and the value attributed to the warrants of $594,700.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

16.	Segmented Information

The Corporation operates in the mining, exploration and development business and has operations in Argentina, Canada, Peru and Mexico. The Corporation has no operating revenue. The interest income and realized gain on investments held for trading relate to investments held in Canada.

					2008

	Canada	Argentina	Mexico	Peru	Consolidated

Current assets	$6,463,176	$1,854,024	$-	$181,929	$8,499,129
Property and equipment	63,244	1,146,956	-	397,921	1,608,121
Other assets	74,000	6,416,917	-	-	6,490,917
Resource assets	50,000	93,582,815	50,000	30,000,000	123,682,815

	$6,650,420	$103,000,712	$50,000	$30,579,850	$140,280,982

					2007

	Canada	Argentina	Mexico	Peru	Consolidated

Current assets	$7,226,116	$1,057,192	$-	$-	$8,283,308
Property and equipment	47,414	128,830	-	-	176,244
Other assets	15,037,038	10,151,259	-	-	25,188,297
Resource assets	730,568	34,068,894	50,000	-	34,849,462

	$23,041,136	$45,406,175	$50,000	$-	$68,497,311

17.	Supplemental Cash Flow Information

	2008	2007

Changes in non-cash working capital items:
Other receivables and prepaids	$(451,133)	$(189,391)
Current portion of long-term foreign tax recoverable	(576,597)	(27,086)
Long-term foreign tax recoverable	(5,251,854)	-
Payables and accruals	3,565,174	(681,781)

	$(2,714,410)	$(898,258)

Interest received	$143,030	$356,579

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

18.	Income Taxes

The following table reconciles the expected income tax recovery at the Canadian statutory income tax rate of 33.5% (2007 - 36%) to the amounts recognized in the consolidation statements of operations:

	2008	2007

Loss before income taxes reflected in consolidated
financial statements	$27,671,464	$3,568,674

Expected income tax recovery at Canadian statutory rate	9,270,000	1,285,000
Non-taxable foreign exchange	54,000	(191,000)
Non-taxable component of gains on investments	275,000	-
Non-deductible expenses and other items	(528,000)	-
Deductible share issue costs	176,000	119,000
Stock option compensation expense	(1,441,000)	(195,000)
Unrealized gain on investments held for trading	-	83,000
Valuation allowance	(1,685,000)	(1,101,000)

Income tax recovery recognized	$6,121,000	$-

The following table reflects future income tax assets at December 31, 2008 and 2007:

	2008	2007

Excess of tax resources pools over book value of
Canadian resource assets	$1,289,000	$289,000
Share issue costs	544,000	252,000
Excess of tax cost of marketable securities over carrying value	56,000	-
Canadian non-capital losses	6,640,000	4,266,000
Less: recognized to offset future income tax liabilities	-	(516,000)
Valuation allowance	(8,529,000)	(4,291,000)

	$-	$-

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

18.	Income Taxes (Continued)

The following table reflects future income tax liabilities at December 31, 2008 and 2007:

	2008	2007

Book value of financial instruments in excess of tax value	$-	$(516,000)
Excess of book value of Argentina and Peru resource properties over
eligible deductible costs (1)	(12,413,000)	(7,655,000)
Less: reduction due to utilization of available future income tax assets	-	516,000

	$(12,413,000)	$(7,655,000)

(1)  The Corporation has incurred costs in Canada related to its resource assets that are not deductible or eligible for tax pools. As such, the Corporation has recorded a future tax liability and capitalized the costs to the associated property.

As at December 31, 2008, the Corporation had Canadian non-capital losses, for which no future income tax asset has been recognized in these consolidated financial statements, which may be applied against future taxable income, expiring as follows:

2009	$1,413,000
2010	1,912,000
2014	2,742,000
2015	3,652,000
2026	2,134,000
2027	2,025,000
2028	4,995,000
$18,873,000

19.	Basic and Diluted Loss Per Share

The following table sets out the computation for basic and diluted loss per share:

	2008	2007

Numerator:
Loss for the period	$(21,550,464)	$(3,568,674)

Denominator:
Weighted average number of
common shares outstanding	61,626,489	53,689,338

Basic and diluted loss per share	$(0.35)	$(0.07)

Diluted loss per share has not been presented for the years ended December 31, 2008 and 2007 because the effect of dilutive options and warrants is anti-dilutive.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

20.	Related Party Transactions and Balances

During the year, the Corporation was charged $85,450 ($71,000 in 2007) for consulting fees by a company in which a director of the Corporation has a beneficial interest. $20,000 of the $85,450 (December 31, 2007 - $71,000) consulting fees were included in resource assets. At December 31, 2008, $5,000 was due by the Corporation (at December 31, 2007, $20,747 of general and office expenses recovery were due to the Corporation).

At December 31, 2008, the Corporation held 170,000 shares (December 31, 2007 - 170,000 shares) of Sierra Minerals Inc. ("Sierra") (see Note 9). Included in other receivables and prepaids is $151,561 (December 31, 2007 - $126,882) receivable from Sierra. The balance pertains to general and office expenses paid on behalf of Sierra of which $78,776 were collected at the date of this report.

Included in other receivables and prepaids is $41,897 (December 31, 2007 - $65,733) receivable from Laramide Resources Ltd., with which the Corporation has a director in common and common management. Such amount was collected at the date of this report.

Payables to a law firm in which a partner is an officer of the Corporation were $97,361 at December 31, 2008 (December 31, 2007 - $110,592). Also, as at December 31, 2008, the law firm held $20,000 (December 31, 2007 - $Nil) on behalf of the Corporation. The Corporation was charged $298,071 by this law firm for the year ended December 31, 2008 (December 31, 2007 - $227,111) for legal services included in IMA legal costs and legal and audit expenses.

Included in other receivables and prepaids is $14,420 (December 31, 2007 - $Nil) receivable from Crown Point Ventures Ltd. with which the Corporation has a director in common.

Included in other receivables and prepaids is $41,405 (December 31, 2007 - $146) receivable from Treasury Metals Inc. with which the Corporation has an officer and director in common.

Included in other receivables and prepaids is $7,731 (December 31, 2007 - $184) receivable from Lydian International Limited with which the Corporation has a common director.

Transactions with related parties were in the normal course of operations and are measured at the exchange amounts which is the amount agreed to by the related parties. Any amounts due to or from these related parties are subject to normal trade payment terms.

21.	Contingencies

The Corporation is involved in various litigation matters arising in the ordinary course of its business. The Corporation has no reason to believe that the disposition of any such current matter could reasonably be expected to have a materially adverse impact on the Corporation financial position and results of operations.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

22.	Commitments

	(a)	The Corporation entered into agreements to lease office spaces and warehouses until June 30, 2013. Minimum annual rent payable in each of the next five years are as follows:

2009	$386,279
2010	391,162
2011	327,958
2012	140,399
2013	70,200
$1,315,998

The Corporation has arrangements with the tenants in its corporate offices and expects to recover approximately 24% of the indicated amounts.

(b)
As per the purchase option agreement with Chaparra's concession holders, a payment of US$850,000 is required by the Corporation in October 2009 in order to complete the purchase option of these mining rights. No security has been taken by the concession holders other than the mining rights.

23.	Subsequent Events

(a)	Subsequent to December 31, 2008, the Corporation received $675,000 from the exercise of 500,000 stock options which expired on March 19, 2009 and had an exercise price of $1.35.

(b)	On June 4, 2009, the Corporation closed an equity financing for gross proceeds of $18,225,000 or $17,025,484 net of issue costs. The offering was comprised of 8,100,000 common shares at $2.25 each.

(c)
On July 14, 2009 the Corporation announced the signing of a letter of intent (“LOI”) with Monterrico Metals PLC (“Monterrico”), a subsidiary of Xiamen Zijin Tonguuan Investment Development Co. Ltd., a consortium of three Chinese companies. The LOI would allow Aquiline to acquire all of Monterrico’s right, title and interest in and to, certain mining concessions associated with the Pico Machay Gold Project in Peru. On October 7, 2009, the Corporation announced the closing of the purchase. The transaction was implemented pursuant to a share purchase agreement ("Share Purchase Agreement") whereby the Corporation purchased all of the issued and outstanding shares of the Pico Machay Cayman Limited ("Pico Cayman") from Intercontinental Resources Inc. ("IRI"), a subsidiary of Monterrico. Pico Cayman owns Minera Pico Machay SAC ("Pico Peru") which hold the mining concessions to the Pico Machay Gold Project. The total purchase price was US$7.8 million, of which US$1.2 million was paid on or before closing, and US$6.6 million is outstanding and reflected by the issuance by the Corporation of a promissory note in favour of IRI (the "Note"). The Note has a two year term, and is payable in eight quarterly installments of US$825,000 each. The Note bears no interest, unless there is a default on any of the payments in which case a default interest rate equal to 5% above the floating LIBOR rate will apply to the defaulted payment and the full remaining balance commencing 30 days after the due date of such first defaulted payment. After the first payment default, any subsequent payments must be made on their due date; if payment is not made by the due date, then Monterrico has the right to exercise security and accelerate payment of the full balance including interest. The Note is secured by (i) a guarantee from the Corporation for the Corporation's obligations under the Note and for certain indemnity obligations of the Corporation under the Share Purchase Agreement, (ii) a pledge of shares in Pico Cayman;

AQUILINE RESOURCES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

23.	Subsequent Events (Continued

(iii) a pledge of shares in Pico Peru; and (iv) a mining mortgage in the Pico Machay Gold Project. The pledges and the mining mortgage will be released once the Note is paid in full. The guarantee has a term of five years from the date of signing. The Note is not assignable, and in case of a change of control of the Corporation the Note will become immediately due, unless IRI consents to the new controlling person assuming the obligations of the Corporation, as applicable.

The first installment payment of US$825,000 under the note was made in December 2009. In January 2010 the US$5,775,000 balance of the debt was paid in full as a result of the change of control resulting from the take-over of Aquiline by Pan American Silver Corp. (“Pan American”).

(d)
On October 14, 2009, the Corporation announced that it had signed a support agreement ("Support Agreement") pursuant to which Pan American would make a formal take over bid to acquire all of the issued and outstanding shares of the Corporation (the “Share Offer”).

Contemporaneously with the Share Offer, Pan American also proposed to make formal take over bids for each outstanding series of Aquiline warrants and the Aquiline convertible debenture (together, the “Convertible Security Offers”). The transaction value implied by all of the offers was approximately $626 million.

The Share Offer was made on the basis of 0.2495 of a Pan American common share, plus 0.1 of a Pan American common share purchase warrant for each Aquiline common share. Each of these warrants entitle the holder to acquire one Pan American common share at a price of $35.00 per Pan American common share for a period of five years after the date on which Pan American first pays for Aquiline common shares tendered to the Share Offer (the “Five Year Pan American Warrant”). The consideration offered pursuant to the Convertible Security Offers consisted of replacement Pan American securities, exercisable to acquire Pan American common shares, with similar terms to the respective Aquiline securities, subject to an adjustment based on a 0.2495 exchange ratio.

Based on the closing price of Pan American common shares on the TSX on October 13th, 2009 (and assuming a value of $0.81 for each 0.1 of a Five Year Pan American Warrant), the implied value of the Share Offer is $7.47 per Aquiline common share, which represented a premium of approximately 36.6% over the closing price of Aquiline common shares on the TSX on the same date, and a 62.0% premium to Aquiline’s 10 day volume weighted average price. Aquiline shareholders would own approximately 19% of the enlarged Pan American.

The Board of Directors of Aquiline, after receiving the recommendation of a special committee of independent directors, unanimously determined (i) that the Share Offer is fair to Aquiline’s shareholders and is in the best interest of Aquiline, and (ii) to recommend that Aquiline shareholders tender their common shares to the Share Offer. BMO Capital Markets, financial advisor to Aquiline, delivered a fairness opinion to the Board of Directors of Aquiline in connection with the Share Offer. Cormark Securities Inc. also delivered a fairness opinion to the Board of Directors of Aquiline in connection with the Share Offer. The offers were conditional on the directors and senior officers of Aquiline entering into lock up agreements with Pan American and agreeing to tender all of their Aquiline shares in support of the Share Offer. The Support Agreement and the transactions contemplated therein arose as a result of a review of strategic alternatives undertaken by Aquiline.

AQUILINE RESOURCES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

December 31, 2008 and 2007

23.	Subsequent Events (Continued

Under the terms of the Support Agreement, Aquiline was subject to certain customary non solicitation covenants, including the obligation to pay Pan American a non completion fee of $18 million under certain circumstances.

In addition, Aquiline provided Pan American with certain other customary rights including a five business day right to match a proposal deemed superior by the Aquiline Board of Directors. Under certain other circumstances, where the Support Agreement is terminated, Aquiline is obligated to reimburse Pan American’s reasonable expenses up to a maximum of $3 million.

The Share Offer and each of the Convertible Securities Offers were conditional upon a minimum of 66 2/3% of the outstanding Aquiline shares on a diluted basis being tendered to the Share Offer. The Share Offer was not contingent on a successful take up under any of the Convertible Securities Offers.

The transaction was subject to stock exchange approvals, the receipt of certain confirmations under Argentinean anti trust laws, and other customary closing conditions, all of which were subsequently fulfilled or waived. Pan American shareholders were not required to vote on the transaction.

The Corporation incurred transaction costs of $10,282,366 reflecting advisory completion fees, legal, and due diligence expenditures related to the transaction.

On December 8, 2009 Pan American announced that 81.8% of the outstanding shares of Aquiline had been deposited to the Share Offer, Pan American had taken-up all the Aquiline shares deposited to that date and that the Share Offer for the remaining outstanding Aquiline securities had been extended to December 22, 2009.

On December 22, 2009 Pan American announced that 92.4% of the outstanding Aquiline shares had been deposited to the Share Offer and that Pan American would exercise its right to acquire the remaining outstanding shares.

The common shares of Aquiline were delisted from the TSX on January 13, 2010.

	(e)	Subsequent to the March 31, 2009, $4,581,589 was received on the exercise of 2,191,665 stock options and $4,712,500 was received on the exercise of 1,885,000 warrants.

701 Evans Avenue 8th Floor Toronto, Ontario Canada M9C 1A3	telephone: facsimile: email: website:	(416) 626 6000 (416) 626 8650 info@mscm.ca www.mscm.ca

Auditors' Report

To the Directors of

Aquiline Resources Inc.

We have audited the following Reconciliation (the “Reconciliation”) between Canadian and United States generally accepted accounting principles of Aquiline Resources Inc. as at and for the years ended December 31, 2008 and 2007 which are included herein and which were prepared for inclusion in the Preliminary Short Form Base Shelf Prospectus of Pan American Silver Corp.  This supplemental information is the responsibility of the Company's management.  Our responsibility is to express an opinion thereon based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the Reconciliation is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Reconciliation.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the presentation of the Reconciliation.

In our opinion, the Reconciliation between Canadian and United States generally accepted accounting principles for the years ended December 31, 2008 and 2007, when considered in relation to the 2008 and 2007 consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

Signed: "MSCM LLP"

Chartered Accountants Licensed Public Accountants

Toronto, Ontario
February 2, 2010

Differences between Canadian and United States Generally Accepted Accounting Principles

The consolidated financial statements of Aquiline Resources Inc. as at and for the years ended December 31, 2008 and 2007 are prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) which differ in certain material respects from accounting principles generally accepted in the United States (“US GAAP”).  Material differences between Canadian GAAP and US GAAP and their effect on the Company’s consolidated financial statements are summarized in the following tables and descriptions in thousands of Canadian Dollars.

	December 31, 2008
Consolidated Balance Sheets	Total Assets	Total Liabilities	Shareholders’ Equity

Reported under Canadian GAAP	$140,281	$20,229	$120,052
Adjustment to capitalized expenditures (a)	(50,411)	-	(50,411)
Related future income tax effect (b)	38	(5,014)	5,052

Reported under US GAAP	$89,908	$15,215	$74,693

	December 31, 2007
Consolidated Balance Sheets	Total Assets	Total Liabilities	Shareholders’ Equity

Reported under Canadian GAAP	$68,497	$8,884	$59,613
Adjustment to capitalized expenditures (a)	(25,175)	-	(25,175)
Related future income tax effect (b)	(4,498)	(4,498)	-

Reported under US GAAP	$38,824	$4,386	$34,438

					December 31, 2008
						Accumulated
						Other
Consolidated Statement	Share		Contributed	Convertible		Comprehensive
of Shareholders’ Equity	Capital	Warrants	Surplus	Debentures	Deficit	Income (Loss)	Total

Reported under
Canadian GAAP	$123,860	$7,462	$15,514	$15,823	$(42,345)	$(262)	$120,052
Exploration
expenditures	-	-	-	-	(50,411)	-	(50,411)
Related future
income tax effect	-	-	-	-	5,052	-	5,052

Reported under
US GAAP	$123,860	$7,462	$15,514	$15,823	$(87,704)	$(262)	$74,693

	December 31, 2007
Consolidated Statement of Shareholder’s Equity	Share Capital	Contributed Surplus	Retained Earnings/ (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total

Reported under Canadian GAAP	$70,994	$8,305	$(20,794)	$1,108	$59,613
Exploration expenditures	-	-	(25,175)	-	(25,175)
Related future income tax effect	-	-	-	-	-
Reported under US GAAP	$70,994	$8,305	$(45,969)	$1,108	$34,438

	December 31
Consolidated Statements of Operations	2008	2007
Net loss reported under Canadian GAAP	$(21,550)	$(3,569)
Effect of expensing exploration expenditures	(28,856)	(6,830)
Effect on write-off of resource properties	3,620	684
Related future income tax effect	5,052
Net loss reported under US GAAP	$(41,734)	$(9,715)

Consolidated Statements of Operations (Under US GAAP)
	2008	2007
Expenses
Office administration	$679	$358
IMA legal costs	9	307
Legal and audit	193	301
Accretion of asset retirement obligation	126	1
Amortization	25	30
Travel	272	365
Investor relations	852	545
Salaries and consulting	2,274	581
Capital tax	21	127
Stock option compensation	4,301	540
Exploration expenditures	28,856	6,830
	37,608	9,985

Loss before the following	(37,608)	(9,985)
Interest income	143	357
Write-down of resource assets	(16,101)	-
Foreign exchange gain (loss)	162	(309)
Unrealized (loss) gain on investments held for trading	(12)	229
Gain (loss) on sale of long-term investments	509	(7)
Loss before income taxes	(52,907)	(9,715)
Future income tax recovery	(11,173)	-
Net loss for the year	$(41,734)	$(9,715)

Earnings per share
Basic	$(0.68)	$(0.18)
Diluted	$(0.68)	$(0.18)

Weighted average number of common shares outstanding
Basic	61,626,489	53,689,338
Diluted	61,626,489	53,689,338

	December 31
Consolidated Summarized Statement of Cash Flows – US GAAP	2008	2007
Cash flow (used in) operating activities	$(35,566)	$(10,671)
Cash flow (used in) provided by investing activities	(12,224)	2,993
Cash flow provided by financing activities	45,460	10,374
Effect of translation on foreign currency net monetary assets	953	585
(Decrease) increase in cash and cash equivalents under US GAAP	$(1,377)	$3,281

a) Mineral Property Expenditures

Under Canadian GAAP, mineral property exploration expenditures can be deferred on prospective mineral rights until mine development and construction commences at which time such costs form part of the mineral property costs and are amortized or depleted over the life of the mine.  If the property or rights are sold or abandoned, all related deferred expenditures are written off.  For Canadian GAAP purposes, the Company’s policy is to capitalize all expenditures associated with its properties and mineral exploration rights including costs of acquisition, costs incurred to maintain the properties or rights and all direct and attributable indirect costs incurred with respect to exploration of its resource assets.

Under US GAAP, expenditures incurred to acquire an interest in a mineral property and exploration rights are capitalized.  However, all exploration expenditures are expensed.  Accordingly, as at December 31, 2008 and December 31, 2007 resource assets have been reduced by $50,411 and $25,175 respectively for purposes of US GAAP.  Certain amounts expensed under US GAAP provide for additional tax deductions.  The benefits of these additional deductions, $5,052 for the year ended December 31, 2008 and $Nil for the year ended December 31, 2007, have been recognized to the extent it is more likely than not that they will be realized.

For Canadian GAAP, cash flows relating to resource asset costs are reported as investing activities.  For purposes of US GAAP these costs would be characterized as operating activities. Accordingly, for the year ended December 31, 2008, cash used in operating activities has increased by $28,856 and cash used in investing activities has decreased by $28,856.  For the year ended December 31, 2007, cash used in operating activities has increased by $6,830 and cash used in investing activities has decreased by $6,830.

b) Income Taxes

Under Canadian GAAP, future income taxes are calculated based on enacted or substantively enacted tax rates applicable to future years.  Under US GAAP, only enacted rates are used in the calculation of future income taxes.  This GAAP difference resulted in no difference in the financial position, results of operations or cash flows of the Company for the years presented.

As of January 1, 2007, the Company adopted, for U.S. GAAP purposes, FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”.  This interpretation clarifies financial statement recognition and disclosure requirements for uncertain tax positions taken or expected to be taken in a tax return.  Guidance is also provided on the derecognition of previously recognized tax benefits and the classification of tax liabilities on the balance sheet.  The adoption of this interpretation did not have a material impact on the Company’s consolidated financial statements.  There have been no significant changes to the Company’s unrecognized tax benefits in the year ended December 31, 2008.

Under Canadian GAAP, certain expenditures capitalized and included in resource assets do not have a related tax basis.  Accordingly, for these capitalized expenditures, the related future income tax cost has been included in the capitalized amount and a future income tax liability recorded.  Under US GAAP, as noted in item a), certain of these expenditures may not be capitalized.  Accordingly, the future income tax liability has been reduced to reflect the expensing of these expenditures.  As at December 31, 2008 and December 31, 2007 the future income tax liability has been reduced by $5,014 and $4,498 respectively for purposes of US GAAP.

c) Stock-Based Compensation

For US GAAP purposes, the Company accounts for stock-based compensation associated with stock options under Statement of Financial Accounting Standards No. 123, Share-Based Payments (“SFAS 123R”).  Consistent with Canadian GAAP, SFAS 123(R) requires that all share based payments to employees, including grants of employee stock options, be recognized based on the fair values of the options as they vest.  However, in calculating compensation to be recognized, SFAS 123(R) requires the Company to estimate forfeitures.  Under Canadian GAAP the Company accounts for forfeitures as they occur.  The effects of forfeitures are immaterial and no adjustments for any periods are required.

d) Other Comprehensive Income

The Financial Accounting Standards Board (“FASB”) issued SFAS No. 130, “Reporting Comprehensive Income”, which was required to be adopted beginning on January 1, 1998.  SFAS 130 establishes standards for the reporting and display of other comprehensive income (“OCI”) and its components. Additionally, under SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities”, portfolio investments classified as available-for-sale securities are recorded at market value.  The resulting gain and loss are included in determination of OCI.  The Company adopted Section 1530 on January 1, 2007, which now aligns treatment of OCI the same under both US GAAP and Canadian

GAAP.  The impacts of available-for-sale securities for the years ended December 31, 2008 and 2007 are included in the following table:

	December 31
	2008	2007
Net loss under US GAAP	$(41,734)	$(9,715)
Unrealized (loss) gain on available securities	(117)	1,091
Reclassification of unrealized losses on available-for-sale long-term investments	(1,253)	(117)
Comprehensive net loss under US GAAP	$(43,104)	$(8,741)

e)	Recently Adopted Accounting Pronouncements

Fair Value Accounting

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”).  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  The provisions of SFAS 159 are effective for the Company’s fiscal year beginning January 1, 2008.  The adoption of SFAS 159 did not have a material impact on the Company’s consolidated financial results.

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  The provisions of SFAS 157 are effective for the Company’s fiscal year beginning January 1, 2008.  The adoption of SFAS 157 did not have a material impact on the Company’s consolidated financial results.

In October 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”), which clarifies the application of FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”) in an inactive market.  The intent of this FSP is to provide guidance on how the fair value of a financial asset is to be determined when the market for that financial asset is inactive.  FSP FAS 157-3 states that determining fair value in an inactive market depends on the facts and circumstances, requires the use of significant judgment and in some cases, observable inputs may require significant adjustments based on unobservable data.  Regardless of the valuation technique used, and entity must include appropriate risk adjustments that market participants would make for nonperformance and liquidity risks when determining fair value of an asset in an inactive market. FSP FAS 157-3 was effective upon issuance.  The Company has incorporated the principles of FSP FAS 157-3 in determining the fair value of financial assets.

FAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy under FAS 157 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The following table sets forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy.  As required by FAS 157, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at December 31, 2008
	Total	Level 1	Level 2	Level 3

Cash and cash equivalents	$2,358	$2,358	$-	$-
Short-term investments	4,020	4,020	-	-
Long-term investments	74	74	-	-
	$6,452	$6,452	$-	$-

The Company’s cash instruments are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The cash instruments that are valued based on quoted market prices in active markets are primarily Canadian, US, Argentinean and Peruvian bank accounts.

The Company’s short-term and long-term investments are valued using quoted market prices in active markets and as such are classified within Level 1 of the fair value hierarchy. The fair value of the investment securities is calculated as the quoted market price of the investment equity security multiplied by the quantity of shares held by the Company.

The total amount of unrealized losses on available-for-sale securities for the years ended December 31, 2008 and December 31, 2007 were included in Accumulated Other Comprehensive Income as a result of changes in market values and foreign exchange rates from December 31, 2007 and December 31, 2006, respectively.

f)	Recent Accounting Pronouncements

Non-controlling Interests in Consolidated Financial Statements

In December 2007, the FASB issued FASB Statement No. 160, “Non-controlling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” which establishes accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest, and the valuation of any retained non-controlling equity investment when a subsidiary is deconsolidated.  SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners.  SFAS No. 160 is effective for the Company’s fiscal year beginning January 1, 2009.  The Company does not expect the adoption of FAS 160 to have a material impact on the Company’s consolidated financial results.

Business Combinations

In December 2007, the FASB issued FASB Statement No. 141(R), “Business Combinations”, which amends SFAS No. 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree.  It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  SFAS No. 141(R) is effective for the Company’s fiscal year beginning January 1, 2009 and is to be applied prospectively. The Company does not expect the adoption of FAS 141(R) to have a material impact on the Company’s consolidated financial results.

In April 2009, the FASB issued FSP No. FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP FAS 141(R)-1”), which amends and clarifies FAS 141(R). The intent of FSP FAS 141(R)-1 is to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This FSP is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after January 1, 2009. The Company does not expect the adoption of FSP FAS 141(R)-1 to have a material impact on the Company’s consolidated financial results.

Derivative Instruments

In March 2008, the FASB issued FASB Statement No. 161, “Disclosure about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133” (“FAS 161”) which provides revised guidance for enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and the related hedged items are accounted for under FAS 133, and how derivative instruments and the related hedged items affect an entity’s financial position, financial performance and cash flows.  FAS 161 is effective for the Company’s fiscal year beginning January 1, 2009.  The Company does not expect the adoption of FAS 161 to have a material impact on the Company’s consolidated financial results.

Accounting for the Useful Life of Intangible Assets

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”) which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”).  The intent of this FSP is to improve consistency between the useful life of a recognized intangible asset under FAS 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141, “Business Combinations” (“FAS 141”).  FSP 142-3 is effective for the Company’s fiscal year beginning January 1, 2009 and will be applied prospectively to intangible assets acquired after the effective date.  The Company does not expect the adoption of FSP 142-3 to have a material impact on the Company’s consolidated financial results.

Hierarchy of Generally Accepted Accounting Principles

In May 2008, the FASB issued FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”) which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP.  FAS 162 is effective 60 days following the Security and Exchange Commission’s (“SEC”) approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with GAAP”.  The Company does not expect the adoption of FAS 162 to have a material impact on the Company’s consolidated financial results.

Accounting for Convertible Debt Instruments

In May 2008, the FASB issued FSP No. APB 14-1. FSP APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under FAS 133. FSP APB 14-1 requires that the liability and equity components of convertible debt instruments within the scope of FSP APB 14-1 be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate. This requires an allocation of convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component is reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. FSP APB 14-1 requires retrospective application to all periods presented. The Company does not expect the adoption of FSP 14-1 to have a material impact on the Company’s consolidated financial results.

Equity-Linked Financial Instruments

In June 2008, the Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”). EITF 07-5 was effective for the Company’s fiscal year beginning January 1, 2009.  The Company does not expect the adoption of Issue No. 07-5 to have a material impact on the Company’s consolidated financial results.

Impairments

In April 2009, the FASB issued FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” which provide guidance on the recognition and presentation of other-than-temporary impairments of debt securities classified as available-for-sale and held-to-maturity.  It also expands and increases the frequency of disclosures about other-than-temporary impairments in both debt and equity securities within the scope of FAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and FSP No. FAS 115-1/FAS 124-1, “The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments”.  FAS No. 115-2 and FAS No 124-2 are effective prospectively for interim and annual reporting periods ending after June 15, 2009.  The Company does not expect the adoption of these Statements to have a material impact on the Company’s consolidated financial results.

Subsequent Events

In May 2009, the FASB issued FASB Statement No. 165 “Subsequent Events” (“FAS 165”) which establishes accounting and reporting standards for events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The statement sets forth (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet in its financial statements, and (iii) the disclosures that an entity should make about events or transactions occurring after the balance sheet date in its financial statements.  The Company does not expect the adoption of FAS 165 to have a material impact on the Company’s consolidated financial results.

The Accounting Standards Codification

In June 2009, the FASB issued FASB Statement No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162” (“FAS 168” or “the Codification”). FAS 168 will become the source of authoritative U.S. GAAP to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification will supersede all non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. FAS 168 is effective for the Company’s interim quarterly period beginning July 1, 2009. The Company does not expect the adoption of FAS 168 to have a material impact on the Company’s consolidated financial results.

Fair Value Accounting for Liabilities

In August 2009, the FASB issued updates to fair value accounting for liabilities.  These changes clarify existing guidance that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value using either a valuation technique that uses a quoted price of either a similar liability or a quoted price of an identical or similar liability when traded as an asset, or another valuation technique that is consistent with the principles of fair value measurements, such as an income approach (e.g., present value technique).  This guidance also states that both a quoted price in an active market for the identical liability and a quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements.  These changes will become effective for the Company’s financial statements for the year ended December 31, 2009.  The Company does not expect the adoption of these updates to have a material impact on the Company’s consolidated financial results.

Accounting for Investments-Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-09 “Accounting for Investments-Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees”.  This update represents a correction to Section 323-10-S99-4, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee. Additionally, it adds observer comment Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees to the Codification. The Company does not expect the adoption of this update to have a material impact on the Company’s consolidated financial results.

AQUILINE RESOURCES INC.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009

(EXPRESSED IN CANADIAN DOLLARS)

(UNAUDITED)

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying unaudited interim consolidated financial statements of Aquiline Resources Inc. were prepared by management in accordance with Canadian generally accepted accounting principles. The most significant of these accounting principles have been set out in the December 31, 2008 audited consolidated financial statements. Only changes in accounting policies have been disclosed in these unaudited interim consolidated financial statements. Management acknowledges responsibility for the preparation and presentation of the unaudited interim consolidated financial statements, including responsibility for significant accounting judgments and estimates and the choice of accounting principles and methods that are appropriate to the Company’s circumstances.

The Board of Directors is responsible for ensuring management fulfills its financial reporting responsibilities and for reviewing and approving the unaudited interim consolidate financial statements together with other financial information. The Audit Committee assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management to review the internal controls over the financial reporting process and the period end unaudited interim consolidated financial statements together with other financial information of the Company. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the unaudited interim consolidated financial statements together with other financial information of the Company for issuance to the shareholders.

Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate control over its financial reporting.  Management conducted an evaluation of the effectiveness of internal control over financial reporting based on "Internal Control Over Financial Reporting - Guidance for Smaller Public Companies" issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on this evaluation, management concluded that the Company's internal control over financial reporting was effective as at September 30, 2009.

CONCLUSION RELATING TO DISCLOSURE CONTROLS AND PROCEDURES

An evaluation was performed under the supervision and with the participation of management,  including the Chief Executive and Chief Financial Officers, of the effectiveness of the Company's disclosure controls and procedures as defined in the National Instrument 52-109.  Based on that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that the design and operation of the Company's disclosure controls and procedures were effective as at September 30, 2009.

AQUILINE RESOURCES INC.

Interim Consolidated Balance Sheets
(Unaudited - Expressed in Canadian Dollars)

	September 30,	December 31,
	2009	2008

Assets

Current
Cash and cash equivalents	$2,528,523	$2,357,921
Short-term investments	7,720,000	4,020,000
Other receivables and prepaids (Note 15)	1,026,046	1,236,377
Prepaid transaction costs (Note 18(b))	473,193	-
Current portion of long-term foreign tax recoverable	708,267	884,831
	12,456,029	8,499,129

Long-term foreign tax recoverable	5,339,329	6,416,917
Long-term investments (Note 5)	106,200	74,000
Property and equipment (Note 6)	1,420,686	1,608,121
Resource assets (Note 7)	130,053,934	123,682,815
	$149,376,178	$140,280,982

Liabilities

Current
Payables and accruals (Note 15)	$2,045,056	$5,975,113
Debt (Note 8)	-	514,212
	2,045,056	6,489,325

Asset retirement obligation (Note 9)	1,324,742	1,326,930
Future income tax liability	12,668,380	12,413,000
	16,038,178	20,229,255
Shareholders' Equity
Capital stock (Note 10(a))	141,951,467	123,860,329
Warrants (Note 10(c))	7,461,455	7,461,455
Contributed surplus	15,647,243	15,514,378
Convertible debenture	15,822,904	15,822,904
Deficit	(47,314,769)	(42,344,839)
Accumulated other comprehensive loss	(230,300)	(262,500)
	133,338,000	120,051,727
	$149,376,178	$140,280,982

Nature of Operations and Going Concern (Note 1)
Commitments (Note 17)
Subsequent Events (Note 18)

On behalf of the Board of Directors:

"MARC HENDERSON" (Signed)                                                                           Director
"JOHN SUTHERLAND" (Signed)                                                                           Director

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Interim Consolidated Statements of Operations
(Unaudited - Expressed in Canadian Dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Expenses
Office and administration	$214,344	$55,376	$565,759	$348,064
IMA legal costs	-	-	-	8,556
Legal and audit (Note 15)	4,555	82,440	243,697	203,443
Accretion of asset retirement
obligation (Note 9)	27,630	31,167	90,099	91,484
Amortization	6,730	76,125	23,004	233,498
Travel	36,496	68,752	76,383	237,020
Investor relations	69,525	81,690	374,357	694,882
Salaries and consulting	256,631	225,061	564,504	1,765,625
Stock-based compensation (Note 10(b))	-	1,148,422	388,629	3,254,161
	615,911	1,769,033	2,326,432	6,836,733

Loss before the following	(615,911)	(1,769,033)	(2,326,432)	(6,836,733)

Interest income	7,573	21,671	13,807	130,401
Write-down of resource assets (Note 7)	(1,796,579)	-	(1,796,579)	-
Foreign exchange (loss) gain	(322,190)	527,372	(860,726)	(535,101)
Loss on investments held for trading	-	-	-	(11,700)
Gain on sale of long-term investments	-	-	-	508,909

Net loss for the period	$(2,727,107)	$(1,219,990)	$(4,969,930)	$(6,744,224)

Basic and diluted loss per share (Note 14)	$(0.04)	$(0.02)	$(0.07)	$(0.11)

Interim Consolidated Statements of Deficit
(Unaudited - Expressed in Canadian Dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Deficit, beginning of period	$(44,587,662)	$(26,318,609)	$(42,344,839)	$(20,794,375)
Net loss for the period	(2,727,107)	(1,219,990)	(4,969,930)	(6,744,224)
Deficit, end of period	$(47,314,769)	$(27,538,599)	$(47,314,769)	$(27,538,599)

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Interim Consolidated Statements of Comprehensive Loss
(Unaudited - Expressed in Canadian Dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net loss for the period	$(2,727,107)	$(1,219,990)	$(4,969,930)	$(6,744,224)

Other comprehensive loss
Net unrealized gain (loss) on available-for-
sale long-term investments	20,050	(119,950)	32,200	(160,000)
Reclassification of unrealized loss on
available-for-sale long-term investments	-	-	-	(1,160,217)

Total comprehensive loss	$(2,707,057)	$(1,339,940)	$(4,937,730)	$(8,064,441)

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.
Interim Consolidated Statements of Changes in Shareholders' Equity
(Unaudited - Expressed in Canadian Dollars)

	Capital Stock	Warrants	Contributed Surplus	Convertible Debenture	Deficit	Accumulated Other Comprehensive (Loss) Income	Total

Balance, December 31, 2007	$70,994,372	$-	$8,305,078	$-	$(20,794,375)	$1,108,167	$59,613,242
Exercise of warrants	149,999	-	-	-	-	-	149,999
Value attributed to warrants exercised	77,297	(77,297)	-	-	-	-	-
Exercise of stock options	3,593,450	-	-	-	-	-	3,593,450
Value attributed to stock options exercised	1,412,987	-	(1,412,987)	-	-	-	-
Private placement, net of issue costs	25,299,260	-	-	-	-	-	25,299,260
Warrants valuation	(6,866,755)	-	-	-	-	-	(6,866,755)
Shares issued to acquire Absolut Resources Corp.	29,199,719	-	-	-	-	-	29,199,719
Warrants issued	-	7,461,455	-	-	-	-	7,461,455
Warrants expired	-	(637,712)	637,712	-	-	-	-
Warrants issued to acquire Absolut Resources Corp.	-	715,009	-	-	-	-	715,009
Stock options vested	-	-	6,893,725	-	-	-	6,893,725
Stock options issue to acquire Absolut Resources Corp.	-	-	1,090,850	-	-	-	1,090,850
Convertible debenture, net of issue costs	-	-	-	15,822,904			15,822,904
Net loss for the year	-	-	-	-	(21,550,464)		(21,550,464)
Reclassification of unrealized gain on available-for-sale long-term investments	-	-	-	-	-	(1,253,217)	(1,253,217)
Net unrealized loss on available-for-sale long-term investments	-	-	-	-	-	(117,450)	(117,450)

Balance, December 31, 2008	123,860,329	7,461,455	15,514,378	15,822,904	(42,344,839)	(262,500)	120,051,727
Private placement, net of issue costs	17,025,484	-	-	-	-	-	17,025,484
Exercise of stock options	675,000	-	-	-	-	-	675,000
Value attributed to stock options exercised	390,654	-	(390,654)	-	-	-	-
Stock option vested	-	-	523,519	-	-	-	523,519
Net loss for the period	-	-	-	-	(4,969,930)	-	(4,969,930)
Net unrealized gain on available-for-sale long-term investments	-	-	-	-	-	32,200	32,200
Balance, September 30, 2009	$141,951,467	$7,461,455	$15,647,243	$15,822,904	$(47,314,769)	$(230,300)	$133,338,000

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Interim Consolidated Statements of Cash Flows
(Unaudited - Expressed in Canadian Dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

CASH AND CASH EQUIVALENTS (USED IN) PROVIDED BY:
OPERATING ACTIVITIES
Net loss for the period	$(2,727,107)	$(1,219,990)	$(4,969,930)	$(6,744,224)
Adjustments for:
Amortization	6,730	76,125	23,004	233,498
Accretion of asset retirement obligation	27,630	31,167	90,099	91,484
Stock-based compensation	-	1,148,422	388,629	3,254,161
Loss on investments held for trading	-	-	-	11,700
Gain on sale of long-term investments	-	-	-	(508,909)
Write-down of resource assets	1,796,579	-	1,796,579	-

Net change in non-cash working
capital (Note 13)	(209,848)	(359,226)	(2,938,767)	(3,060,429)
	(1,106,016)	(323,502)	(5,610,386)	(6,722,719)

FINANCING ACTIVITIES
Repayment of debt	-	-	-	(75,010)
Issue of common shares, net of
share issue costs	(150,536)	(7,108)	17,700,484	18,629,503
Proceeds from convertible debenture
and warrants, net of issue costs	-	-	-	16,417,604
	(150,536)	(7,108)	17,700,484	34,972,097

INVESTING ACTIVITIES
Purchase of long-term investments	-	-	-	(877,500)
Proceed on disposal of long-term
investments	-	-	-	1,022,945
Net purchase of property and equipment	46,687	(205,239)	117,798	(1,119,367)
Net redemption (purchase) of short-term
investments	6,350,000	7,729,973	(3,700,000)	2,829,973
Acquisition of Minera Argenta S.A. and
Aquiline Holdings Inc.	-	-	-	(12,250,000)
Cash acquired on Minera Argenta S.A.
and Aquiline Holdings Inc.	-	-	-	1,519,508
Cash acquired on Absolut Resources Inc.	-	-	-	505,040
Additions to resource assets	(2,987,211)	(8,810,440)	(8,245,007)	(20,715,067)
	3,409,476	(1,285,706)	(11,827,209)	(29,084,468)

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Consolidated Statements of Cash Flows - Continued
(Expressed in Canadian Dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Effect of translation on foreign currency
net monetary assets	(120,956)	(1,737)	(92,287)	(19,125)

Increase (decrease) in cash and
cash equivalents	2,031,968	(1,618,053)	170,602	(854,215)

Cash and cash equivalents,
beginning of period	496,555	4,498,236	2,357,921	3,734,398

Cash and cash equivalents,
end of period	$2,528,523	$2,880,183	$2,528,523	$2,880,183

SUPPLEMENTAL CASH FLOW INFORMATION (Note 13)

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian Dollars)
(Unaudited)

Three and Nine Months Ended September 30, 2009

1.          Nature of Operations and Going Concern

Aquiline Resources Inc. ("Aquiline" or the "Corporation") is a publicly traded company listed on the TSX under the symbol "AQI" involved in the exploration and development of gold and silver projects in Argentina and Peru. The majority of the Corporation's deferred exploration expenses relate to the development of the Calcatreu property located in the Province of Rio Negro, Argentina, the Navidad Silver Project and the Regalo gold property in the Chubut Province of Argentina and the Pico Machay and Chaparra gold projects in Peru. Aquiline also owns and has interests in platinum and palladium projects in the Sudbury region of Ontario, Canada and holds a net smelter royalty ("NSR") on a development stage gold and silver project in Mexico (“La Jojoba Project”). The Corporation also holds equity share positions in exploration and development companies that operate within certain countries in the Americas.

The business of mining for minerals involves a high degree of risk. The underlying value of the mineral properties is dependent upon the existence and economic recovery of mineral reserves, the ability to raise long-term financing to complete the development of the properties, government policies and regulations, and upon future profitable production or, alternatively upon the Corporation’s ability to dispose of its interest on an advantageous basis; all of which are uncertain.

In order to meet future expenditures, the Corporation will need to raise additional funding. Although the Corporation has been successful in raising funds to date, there can be no assurance that adequate funding will be available in the future, or available under terms favourable to the Corporation. These unaudited interim consolidated financial statements have been prepared on a going concern basis that assumes the Corporation will be able to continue to realize its assets and discharge its liabilities in the normal course of business. In the event the Corporation is not able to obtain adequate funding, there is uncertainty as to whether the Corporation will be able to continue as a going concern and maintain or complete the exploration and development of its resource properties. These unaudited interim consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities that would be necessary if the Corporation were unable to obtain adequate financing.  Changes in future conditions could require material write downs of the carrying values of resource assets.

As described in Note 18(b) "Subsequent Events", on October 14, 2009, the Corporation announced that it has signed a support agreement (the “Support Agreement”) pursuant to which Pan American Silver Corp. (“Pan American”) will make a formal take-over bid to acquire all of the issued and outstanding shares of the Corporation.

2.           Basis of Presentation and Accounting Policies

The unaudited interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") for interim financial information. Accordingly, they do not include all of the information and notes to the consolidated financial statements required by Canadian GAAP for annual consolidated financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the three and nine month period ended September 30, 2009 may not necessarily be indicative of the results that may be expected for the year ended December 31, 2009.

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian Dollars)
(Unaudited)

Three and Nine Months Ended September 30, 2009

2.          Basis of Presentation and Accounting Policies (Continued)

The consolidated balance sheet at December 31, 2008 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by Canadian GAAP for annual consolidated financial statements. The unaudited interim consolidated financial statements have been prepared by management in accordance with the accounting policies described in the Corporation's annual audited consolidated financial statements for the year ended December 31, 2008, except as noted below. For further information, refer to the audited consolidated financial statements and notes thereto for the year ended December 31, 2008.

Goodwill and Intangible Assets

Effective January 1, 2009, the Corporation adopted CICA Section 3064 “Goodwill and Intangible Assets”, which replaced CICA Handbook sections 3062, “Goodwill and Other Intangible Assets” and 3450, “Research and Development Costs”, as well as EIC-27, “Revenues and Expenditures During the Pre-operating Period”, and part of Accounting Guideline 11, “Enterprises in the development stage”. Under previous Canadian standards, a greater number of items were recognized as assets than are recognized under International Financial Reporting Standards (“IFRS”). The provisions relating to the definition and initial recognition of intangible assets reduce the differences with IFRS in the accounting for intangible assets. The objectives of CICA 3064 are: 1) to reinforce the principle-based approach to the recognition of assets; 2) to establish the criteria for asset recognition and; 3) to clarify the application of the concept of matching revenues and expenses such that the current practice of recognizing asset items that do not meet the recognition criteria is eliminated. The new standard also provides guidance for the recognition of internally developed intangible assets (including research and development activities), ensuring consistent treatment of all intangible assets. The portions in the new standard relating to goodwill remain unchanged.

The adoption of this standard had no impact on the Corporation’s presentation of its financial position or results of operations as at September 30, 2009.

Credit Risk and the Fair Value of Financial Assets and Financial Liabilities

In January 2009, the Emerging Issues Committee of the CICA issued EIC-173, “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities” which applies to interim and annual financial statements for periods ending on or after January 20, 2009. The adoption of this standard had no impact on the Corporation’s presentation of its financial position or results of operations as at September 30, 2009.

Mining Exploration Costs

On March 27, 2009, the Emerging Issues Committee of the CICA approved an abstract EIC-174, “Mining Exploration Costs”, which provides guidance on capitalization of exploration costs related to mining properties in particular, and on impairment of long-lived assets in general. The adoption of this abstract had no impact on the Corporation’s presentation of its financial position or results of operations as at September 30, 2009.

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian Dollars)
(Unaudited)

Three and Nine Months Ended September 30, 2009

2.          Basis of Presentation and Accounting Policies (Continued)

Future Accounting Pronouncements

IFRS

In January 2006, the CICA’s Accounting Standards Board (“AcSB”) formally adopted the strategy of replacing Canadian GAAP with IFRS for Canadian enterprises with public accountability. On February 13, 2008 the AcSB confirmed that the use of IFRS will be required in 2011 for publicly accountable profit oriented enterprises. For these entities, IFRS will be required for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The Corporation will be required to have prepared, in time for its first quarter of fiscal 2011 filing, comparative financial statements in accordance with IFRS for the three months ended March 31, 2010. While the Corporation has begun assessing the impact of the adoption of IFRS on its consolidated financial statements, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

Business Combinations, Consolidated Financial Statements and Non-Controlling Interests

The CICA issued three new accounting standards in January 2009: Section 1582, “Business Combinations”, Section 1601, “Consolidated Financial Statements” and Section 1602, “Non-Controlling interests”. These new standards will be effective for fiscal years beginning on or after January 1, 2011. Section 1582 replaces section 1581 and establishes standards for the accounting for a business combination. It provides the Canadian equivalent to IFRS 3, “Business Combinations”. Sections 1601 and 1602 together replace section 1600, “Consolidated Financial Statements”. Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. It is equivalent to the corresponding provisions of IFRS lAS-27, “Consolidated and Separate Financial Statements”. The Corporation is in the process of evaluating the requirements of the new standards.

3.          Capital Management

The Corporation manages its capital structure and makes adjustments to it, based on the funds available to the Corporation, in order to support the acquisition, exploration and development of mineral properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Corporation's management to sustain future development of the business.  The Corporation defines capital to include its working capital position and the capital stock, warrant, and option components of its shareholders' equity.

The properties in which the Corporation currently has an interest are in the exploration stage; as such the Corporation is dependent on external financing to fund its activities. In order to carry out the planned exploration and pay for administrative costs, the Corporation will spend its existing working capital and raise additional amounts as needed. The Corporation will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geologic or economic potential and if it has adequate financial resources to do so.

Management has chosen to mitigate the risk and uncertainty associated with raising additional capital within current economic conditions by:

i)	minimizing discretionary disbursements;
ii)	reducing or eliminating exploration expenditures which are of limited strategic value;
iii)	exploring alternate sources of liquidity.

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian Dollars)
(Unaudited)

Three and Nine Months Ended September 30, 2009

3.         Capital Management (Continued)

In light of the above, the Corporation will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient potential and if it has adequate financial resources to do so.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Corporation, is reasonable.  There were no changes in the Corporation's approach to capital management during the nine months ended September 30, 2009. The Corporation is not subject to externally imposed capital requirements.  As at September 30, 2009, the Corporation is seeking sources of additional capital.

4.         Property and Financial Risk Factors

(a)	Property Risk

The Corporation's major mineral properties are the Calcatreu gold property, Navidad Silver Project and Pico Machay gold property. Unless the Corporation acquires or develops additional material properties, the Corporation will be mainly dependent upon these three properties. If no additional major mineral exploration properties are acquired by the Corporation, any adverse development affecting these three properties would have a material adverse effect on the Corporation's financial condition and results of operations.

(b)	Financial Risk

The Corporation's activities expose it to a variety of financial risks: credit risk, liquidity risk and market risk (including interest rate, foreign exchange rate and other price risk).

Risk management is carried out by the Corporation's management team with guidance from the Audit Committee under policies approved by the Board of Directors. The Board of Directors also provides regular guidance for overall risk management.

i)
Credit Risk

The Corporation's credit risk is primarily attributable to short-term investments, other receivables and foreign tax recoverable. The Corporation has no significant concentration of credit risk arising from operations. Short-term investments consist of guaranteed investment certificates, which have been invested with reputable financial institutions, from which management believes the risk of loss to be remote. Other receivables consist of goods and services tax due from the Federal Government of Canada and receivables from other companies. Foreign tax recoverable consists of value added taxes paid on exploration costs that are refundable from the Government of Argentina. In Argentina, claims for the foreign tax recoverable can only be made one year after the stated expenditures have been paid when there is no tax collection from revenues to offset. $6,047,596 represents the maximum credit exposure. Management believes that the credit risk concentration with respect to other receivables and foreign tax recoverable is remote. Management does not believe the receivables are impaired.

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian Dollars)
(Unaudited)

Three and Nine Months Ended September 30, 2009

4.        Property and Financial Risk Factors (Continued)

(b)	Financial risk (Continued)

ii)    Liquidity Risk

The Corporation's approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at September 30, 2009, the Corporation had cash and cash equivalents and short-term investments of $10,248,523 (December 31, 2008 - $6,377,921) to settle current liabilities of $2,045,056 (December 31, 2008 - $6,489,325). All of the Corporation's financial liabilities have contractual maturities of less than 90 days and are subject to normal trade terms.

iii)    Market Risks

Interest Rate Risk

The Corporation has cash balances and no interest-bearing debt. The Corporation's current policy is to invest excess cash in investment-grade short-term deposit certificates issued by its banking institutions. The Corporation periodically monitors the investments it makes and is satisfied with the credit ratings of its banks.

Foreign Currency Risk

The Corporation's functional currency is the Canadian dollar and major purchases are transacted in Canadian dollars, Argentine Pesos and Peruvian New Soles. The Corporation funds major operations and exploration expenses in Argentina and Peru. The Corporation maintains Argentine pesos bank accounts in Argentina and Peruvian soles bank accounts in Peru. The Corporation is subject to gains and losses due to fluctuations in Argentine Peso and Peruvian New Soles against the Canadian dollar.

Price Risk

The Corporation is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Corporation's earnings due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Corporation closely monitors commodity prices of gold and silver, individual equity movements, and the stock market to determine the appropriate course of action to be taken.

Financial Instruments

The Corporation's financial instruments consist of cash and cash equivalents, short-term investments, other receivables, foreign tax recoverable, long-term investments, payables and accruals and asset retirement obligations. As at September 30, 2009, the carrying and fair value amounts of the Corporation's financial instruments are the same. Changes in fair value of the Corporation's long-term investments are recognized in other comprehensive loss.

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian Dollars)
(Unaudited)

Three and Nine Months Ended September 30, 2009

4.          Property and Financial Risk Factors (Continued)

Sensitivity Analysis

Based on management's knowledge and experience of the financial markets, the Corporation believes the following movements are "reasonably possible" over a nine month period. The sensitivity analysis shown in the notes below may differ materially from actual results.

Short-term investments include deposits at call which are at variable rates. Sensitivity to a plus or minus 1% change in rates would affect net loss by $58,000.

The Corporation's long-term investments are denominated in Canadian dollars. Sensitivity to a plus or minus 10% movement in the Canadian listed equity prices would affect comprehensive loss by $11,000.

The Corporation is exposed to foreign currency risk on fluctuations of financial instruments related to cash and cash equivalents, other receivables, foreign tax recoverable, payables and accruals that are denominated in Argentine Pesos and Peruvian New Soles. Sensitivity to a plus or minus 5% change in the foreign exchange rate would affect net loss by $275,000.

Price risk is remote since the Corporation is not a producing entity.

5.          Long-Term Investments

The Corporation's long-term investments include:

		Cumulative
		Other
		Comprehensive	September	December
		Income	30, 2009	31, 2008
	Cost	Adjustment	Fair Value	Fair Value

Sierra Minerals Inc. (i)	$56,000	$(20,300)	$35,700	$21,250
Columbia Metals Corporation Limited (ii)	187,500	(150,000)	37,500	43,750
Tinka Resources Ltd. common shares (iii)	-	33,000	33,000	9,000

Total	$243,500	$(137,300)	$106,200	$74,000

  (i) Aquiline owns 170,000 common shares of Sierra Minerals Inc.
  (ii) Aquiline owns 625,000 common shares of Columbia Metals Corporation Limited
  (iii) Aquiline owns 300,000 common shares of Tinka Resources Ltd.

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian Dollars)
(Unaudited)

Three and Nine Months Ended September 30, 2009

6.          Property and Equipment

		Accumulated	Net
September 30, 2009	Cost	Amortization	Book Value

Office equipment	$218,803	$135,218	$83,585
Leasehold improvements	55,591	40,864	14,727
Exploration equipment	1,941,731	619,357	1,322,374

	$2,216,125	$795,439	$1,420,686

		Accumulated	Net
December 31, 2008	Cost	Amortization	Book Value

Office equipment	$167,159	$117,540	$49,619
Leasehold improvements	46,028	34,804	11,224
Exploration equipment	2,001,501	454,223	1,547,278

	$2,214,688	$606,567	$1,608,121

7.          Resource Assets

As of September 30, 2009 accumulated costs with respect to the Corporation's interest in mineral properties owned, leased or under option, consisted of the following:

	Opening			Ending
	December 31,	Acquisitions/		September 30,
Description	2008	Additions	Reductions	2009

Calcatreu gold property - Argentina	$35,787,677	$88,150	$-	$35,875,827
Platinum and palladium - Sudbury,
Ontario	50,000	17,961	-	67,961
Gold properties - La Jojoba, Mexico	50,000	-	-	50,000
Regalo gold property - Argentina	268,035	-	-	268,035
Navidad Silver Project - Argentina	57,527,103	7,463,885	-	64,990,988
Pico Machay - Peru	28,000,000	801,123	-	28,801,123
Chaparra - Peru	2,000,000	278,394	(2,278,394)	-

	$123,682,815	$8,649,513	$(2,278,394)	$130,053,934

On a quarterly basis, management of the Corporation review exploration costs to ensure resource assets include only costs and projects that are eligible for capitalization.

For a description of the resource assets owned by the Corporation, refer to Note 11 of the audited consolidated financial statements as at December 31, 2008. Changes to resources assets that occurred from January 1, 2009 to September 30, 2009 are as follow:

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian Dollars)
(Unaudited)

Three and Nine Months Ended September 30, 2009

7.          Resource Assets (Continued)

On July 14, 2009, the Corporation announced the signing of a letter of intent (“LOI”) with Monterrico Metals PLC (“Monterrico”), a subsidiary of Xiamen Zijin Tonguuan Investment Development Co. Ltd., a consortium of three Chinese companies. The LOI will allow Aquiline to acquire all of Monterrico’s right, title and interest in and to, certain mining concessions associated with the Pico Machay Gold Project in Peru. Under the terms of the LOI, the purchase consideration has been fixed as US$7.8 million, to be paid over two years in cash as follows:

- A deposit of US$200,000 to be paid (paid and recorded under other receivables and prepaids) upon execution of the LOI, and refundable under certain conditions if the Transaction Documents are not completed and signed by August 31, 2009;
- An initial payment of US$1,000,000 to be paid upon execution of the Transaction Documents, and
- Eight payments (the “Installments”) of US$825,000 each, made every quarter over the next two years, commencing October 31, 2009.

Upon receipt of the initial payment and execution of the Transaction Documents, Monterrico will transfer 100% of the Pico Machay project claims to a new Peruvian affiliate company (the “Affiliate”) to be owned and operated by the Corporation. The Installments will be represented by a promissory note, which will be secured by a pledge of the Affiliate’s shares, a mortgage on each of the concessions comprising the Pico Machay Gold Project and a general guarantee of the Corporation.

On October 7, 2009, the Corporation announced the closing of the purchase of all of the right, title and interest held by Monterrico in the Pico Machay gold project in Peru (see Note 18(a)).

Subsequent to September 30, 2009, the Corporation decided not to exercise the Chaparra purchase option; therefore, the Chaparra project has been written-off (see Note 8).

8.          Debt

	Balance	Balance
	September	December
Creditor/	30, 2009	31, 2008
Creditor group	($Cdn)	($Cdn)

Ex-Shareholders of Compania Minera Colorado*	$-	$514,212

This debt is related to Absolut Resources Inc. ("Absolut") Chaparra acquisition in 2005. and was incurred to purchase the shares of Compania Minera Colorado S.A.C. which owned both concessions around the Chaparra property and an option to purchase the Chaparra mining concessions. The debt arose on June 8, 2005, is in $US, and no interest is payable. No security has been taken by the creditors.  The fair value of the loan at the date of issue was $575,527 calculated using an 8% discount rate. The deemed interest of $56,279 (December 31, 2008 - $24,776) since acquisition of Absolut has been capitalized and recorded in resource assets. Repayments of $85,702 (US $75,000) was due in September 2008 and $428,510 (US $375,000) was due in September 2009. Neither of these payments were made. An officer of Minera Calipuy S.A.C., a wholly owned subsidiary, was owed 35% or US $157,500 of the original face amount of the debt and is paid on the same basis as other creditors.

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian Dollars)
(Unaudited)

Three and Nine Months Ended September 30, 2009

8.          Debt (Continued)

As per the purchase option agreement with Chaparra's concession holders, a payment of US $850,000 is required by the Corporation on October 24, 2009 in order to complete the purchase option of these mining rights. No security has been taken by the concession holders other than the mining rights.

The Corporation has decided not to exercise the purchase option of the Chaparra concessions and has concurrently entered into an agreement with the debt holders to return to them the mining concessions surrounding the Chaparra project in return for full settlement of the outstanding debt. Accordingly, the Chaparra project has been written off and the debt eliminated.

9.          Asset Retirement Obligation

The following table summarizes the changes in asset retirement obligations during the periods presented:

	September 30,	December 31,
	2009	2008

Opening balance	$1,326,930	$422,240
Additions	-	673,374
Accretion expense	90,099	125,607
Foreign exchange effect on liability	(92,287)	131,894
Reclamation costs incurred	-	(26,185)

	$1,324,742	$1,326,930

10.        Capital Stock

(a)	The authorized capital of the Corporation consists of an unlimited number of no par value common shares.

	Shares	Value

Outstanding at December 31, 2008	67,610,115	$123,860,329
Adjustment to number of shares issued for
acquisition of Absolut Resources Inc.	78,592	-
Equity financing, net of issue costs (i)	8,100,000	17,025,484
Exercise of stock options	500,000	675,000
Value attributed to stock options exercised	-	390,654

Outstanding at September 30, 2009	76,288,707	$141,951,467

(i) On June 4, 2009, the Corporation closed an equity financing for gross proceeds of $18,225,000. The offering was comprised of 8,100,000 common shares at $2.25.

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian Dollars)
(Unaudited)

Three and Nine Months Ended September 30, 2009

10.        Capital Stock (Continued)

(b)       Stock options

    A summary of the status of the Corporation's stock option plan as of September 30, 2009 is as follows:

	Share Purchase	Weighted Average
	Options	Exercise Price

Outstanding, December 31, 2008	5,245,444	$6.40
Options exercised	(500,000)	1.35
Options expired/cancelled	(478,779)	9.27

Outstanding, September 30, 2009	4,266,665	$6.67

   The following table reflects the stock options outstanding at September 30, 2009:

			Weighted	Weighted
			Average	Average
Options	Exercise	Options	Exercise	Contractual	Expiry
Granted	Price ($)	Exercisable	Price ($)	Life (Years)	Date

3,333	5.58	3,333	5.58	1.02	October 6, 2010
1,700,000	12.00	1,700,000	12.00	1.38	February 15, 2011
100,000	12.00	100,000	12.00	1.50	April 1, 2011
150,000	8.25	150,000	8.25	1.69	June 9, 2011
125,000	8.25	125,000	8.25	1.70	June 14, 2011
2,145,000	2.00	2,145,000	2.00	2.18	December 4, 2011
43,332	6.30	43,332	6.30	2.81	July 23, 2012

4,266,665	6.67	4,266,665	6.67	1.87

For the nine months ended September 30, 2009, the fair value of previous year stock options granted that vested during the period was recorded as follows: $388,629 (nine months ended September 30, 2008 - $628,040) expensed as stock-based compensation and $134,890 (nine months ended September 30, 2008 - $593,620) capitalized as resource assets.

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian Dollars)
(Unaudited)
Three and Nine Months Ended September 30, 2009

10.        Capital Stock (Continued)

(c)       Warrants

    The following table reflects the continuity of warrants:

	December 31,				September 30,
	2008				2009	Warrant	Exercise
Expiry Date	Balance	Issued	Exercised	Expired	Balance	Value	Price

(i)	237,500	-	-	-	237,500	$594,700	$13.00
December 31, 2009	1,818,182	-	-	-	1,818,182	3,027,273	$10.00
October 22, 2011	3,695,000	-	-	-	3,695,000	2,580,587	$2.50
November 6, 2011	1,615,000	-	-	-	1,615,000	1,258,895	$2.50

	7,365,682	-	-	-	7,365,682	$7,461,455

(i) On February 8, 2008, the Corporation issued 237,500 warrants in connection with the convertible debenture. The warrants expire six months after the Conversion Deadline (Note 11).

11.       Convertible Debenture

On February 8, 2008, Silverstone Resources Corp. ("Silverstone") purchased a $17.5 million convertible debenture (the “Debenture”) from Aquiline. Silverstone may elect to convert the Debenture into Common Shares of Aquiline at a conversion price of $12.00 or into a contract (“Contract”) granting Silverstone the right to purchase, at the lesser of US$4.00 per ounce of silver and the prevailing market price per ounce of silver on the London Metal Exchange at the time production is delivered, 12.5% of the life of mine payable silver from the Loma de La Plata zone which is one of seven zones comprising the Navidad project, or if unavailable, from the other zones of the Navidad project.

Silverstone may elect to convert the Debenture into Common Shares of Aquiline or a Contract at any time until the Conversion Deadline, which is defined as 30 days after the earlier of: (a) January 8, 2010; and (b) the Maturity Date which is defined as the later of the completion of a feasibility study on the Property, the decision of Aquiline to proceed with a mine, and receipt of all necessary permits to proceed with construction of a mine.

Silverstone and Aquiline shall negotiate a definitive Contract not yet signed which shall be subject to Exchange approval. Upon conversion to the Contract, the $17.5 million face value of the Debenture will form part of an upfront payment by Silverstone of US$50 million to secure the silver, structured as: upon election to convert to the Contract, US$17,599,750 being equivalent to the CDN$17.5 million face value of the Debenture; US$14,900,250 on the Maturity Date; and US$17.5 million in four equal installments of US$4,375,000, each three months apart, the first installment starting three months after the start of construction and the remaining installments due every three months thereafter.

The Debenture carries a coupon of 150,000 warrants in lieu of interest, with each warrant entitling Silverstone to purchase one Common Share at an exercise price of CDN$13.00 per Common Share for a period expiring six months after the Conversion Deadline.

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian Dollars)
(Unaudited)

Three and Nine Months Ended September 30, 2009

11.        Convertible Debenture (Continued)

The Corporation paid a finder’s fee of 6% in cash of the Debenture principal amount (CDN$1.05 million) and 87,500 warrants with the same terms as those granted to Silverstone, and incurred costs of $32,396.

The fair value of the 237,500 warrants was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield - 0%; volatility - 53.3%; risk-free interest rate - 3.06% and an expected life of 1.5 years. The fair value attributed to the warrants was $594,700.

Neither of the conversion options give rise to a contractual obligation on the part of the Corporation to deliver cash or another financial asset or to exchange another financial instrument under conditions that are potentially unfavourable. As such the Corporation has classified the debenture as an equity instrument net of cash issue costs in the amount of $1,082,396 and the value attributed to the warrants of $594,700.

On May 21, 2009, Silver Wheaton Corp. completed an acquisition of Silverstone by way of a statutory plan of arrangement. As a result, Silverstone has become a wholly owned subsidiary of Silver Wheaton Corp.

12.        Segmented Information

The Corporation operates in the mining, exploration and development business and has operations in Argentina, Canada, Peru and Mexico. The Corporation has no operating revenue. The interest income and realized gain on investments held for trading relate to investments held in Canada.

September 30, 2009
	Canada	Argentina	Mexico	Peru	Consolidated

Current assets	$11,161,400	$1,088,667	$-	$205,962	$12,456,029
Property and equipment	101,447	1,121,292	-	197,947	1,420,686
Other assets	106,200	5,339,329	-	-	5,445,529
Resource assets	67,961	101,134,850	50,000	28,801,123	130,053,934

	$11,437,008	$108,684,138	$50,000	$29,205,032	$149,376,178

December 31, 2008
	Canada	Argentina	Mexico	Peru	Consolidated

Current assets	$6,463,176	$1,854,024	$-	$181,929	$8,499,129
Property and equipment	63,244	1,146,956	-	397,921	1,608,121
Other assets	74,000	6,416,917	-	-	6,490,917
Resource assets	50,000	$93,582,815	50,000	30,000,000	123,682,815

	$6,650,420	$103,000,712	$50,000	$30,579,850	$140,280,982

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian Dollars)
(Unaudited)

Three and Nine Months Ended September 30, 2009

13.       Supplemental Cash Flow Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Changes in non-cash working capital items:
Other receivables and prepaids	$(7,758)	$322,334	$210,331	$(654,353)
Prepaid transaction costs	(473,193)	-	(473,193)	-
Current portion of long-term foreign
tax recoverable	23,899	(32,745)	176,564	(534,434)
Long-term foreign tax recoverable	323,669	(907,834)	1,077,588	(4,348,306)
Payables and accruals	(76,465)	259,019	(3,930,057)	2,476,664

	$(209,848)	$(359,226)	$(2,938,767)	$(3,060,429)

14.       Basic and Diluted Loss Per Share

The following table sets out the computation for basic and diluted loss per share:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Numerator:
Loss for the period	$(2,727,107)	$(1,219,990)	$(4,969,930)	$(6,744,224)

Denominator:
Weighted average number of
common shares outstanding	76,288,711	62,300,115	71,503,379	60,116,692

Basic and diluted loss per share	$(0.04)	$(0.02)	$(0.07)	$(0.11)

Diluted loss per share has not been presented for the three and nine month ended September 30, 2009 and 2008 because the effect of dilutive options and warrants is anti-dilutive.

15.        Related Party Transactions and Balances

Included in payables and accruals is $60,000 payable to Laramide Resources Ltd. ("Laramide") at September 30, 2009 ($41,897 included in other receivables and prepaids as at December 31, 2008), with which the Corporation has a director in common and common management. The present balance pertains to consulting services provided by Laramide; the December 31, 2008 balance pertains to consulting services provided by Aquiline and general office expenses paid in behalf of Laramide under a shared office arrangement. The full amount has been paid at the date of the present report.

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian Dollars)
(Unaudited)

Three and Nine Months Ended September 30, 2009

15.        Related Party Transactions and Balances (Continued)

Payables to a law firm in which a partner is an officer of the Corporation were $70,000 at September 30, 2009 (December 31, 2008 - $97,361). Also, as at September 30, 2009, the law firm held funds in trust for $nil (December 31, 2008 - $20,000) on behalf of the Corporation. The Corporation was charged $73,528 and $229,294 respectively by this law firm for the three and nine months ended September 30, 2009 (three and nine months ended September 30, 2008 - $3,100 and $104,753 respectively) for legal services included in legal and audit expenses and prepaid transaction costs.

Included in other receivables and prepaids is $14,159 (December 31, 2008 - $14,420) receivable from Crown Point Ventures Ltd. ("Crown Point") with which the Corporation has a director in common. The balance pertains to general and office expenses paid on behalf of Crown Point under a shared office arrangement

Included in other receivables and prepaids is $63,407 (December 31, 2008 - $41,405) receivable from Treasury Metals Inc. ("Treasury") with which the Corporation has an officer and director in common. The balance pertains to general and office expenses paid on behalf of Treasury under a shared office arrangement.

Transactions with related parties were in the normal course of operations and are measured at the exchange amounts which is the amount agreed to by the related parties. Any amounts due to or from these related parties are subject to normal trade payment terms.

16.        Contingencies

The Corporation is involved in various litigation matters arising in the ordinary course of its business.  The Corporation has no reason to believe that the disposition of any such current matter could reasonably be expected to have a materially adverse impact on the Corporation's financial position and results of operations.

17.       Commitments

(a)	The Corporation entered into agreements to lease office spaces and warehouses until September 30, 2013. Minimum annual rent payable in each of the next five years are as follows:

2009	$86,542
2010	312,376
2011	151,006
2012	149,098
2013	70,200
$769,222

The Corporation has arrangements with the tenants in its corporate offices and expects to recover approximately 44% of the indicated amounts.

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian Dollars)
(Unaudited)

Three and Nine Months Ended September 30, 2009

17.        Commitments (Continued)

(b)
As per the purchase option agreement with Chaparra's concession holders, a payment of US $850,000 is required by the Corporation in October 2009 in order to complete the purchase option of these mining rights. No security has been taken by the concession holders other than the mining rights.

The Corporation has decided not to exercise the purchase option; therefore, the Chaparra project has been written-off. In consequence, the above indicated commitment is no longer considered an obligation for the Corporation as of September 30, 2009.

18.        Subsequent Events

(a) On October 7, 2009, the Corporation announced the closing of the purchase of all of the right, title and interest held by Monterrico in the Pico Machay gold project in Peru. The transaction was implemented pursuant to a share purchase agreement whereby the Corporation purchased all of the issued and outstanding shares of the Pico Machay Cayman Limited from Intercontinental Resources Inc. ("IRI"), a subsidiary of Monterrico. The total purchase price was US$7.8 million, of which US$1.2 million was paid on or before closing, and US$6.6 million is outstanding and reflected by the issuance by the Corporation of a promissory note in favour of IRI (the "Note"). The Note has a two year term, and is payable in eight quarterly installments of US$825,000 each. The Note bears no interest, unless there is a default on any of the payments in which case a default interest rate equal to 5% above the floating LIBOR rate will apply to the defaulted payment and the full remaining balance commencing 30 days after the due date of such first defaulted payment. After the first payment default, any subsequent payments must be made on their due date; if payment is made one day late, then Monterrico has the right to exercise security and accelerate payment of the full balance including interest. The Note is secured by (i) a guarantee from the Company for the Corporation's obligations under the Note and for certain indemnity obligations of the Corporation under the Share Purchase Agreement, (ii) a pledge of shares in Pico Cayman; (iii) a pledge of shares in Pico Peru; and (iv) a mining mortgage in the Pico Machay Gold Project. The pledges and the mining mortgage will be released once the Note is paid in full. The guarantee has a term of five years from the date of signing. The Note is not assignable, and in case of a change of control of the Corporation the Note will become immediately due, unless IRI consents to the new controlling person assuming the obligations of the Corporation, as applicable.

(b) On October 14, 2009, the Corporation announced that it has signed the Support Agreement pursuant to which Pan American will make a formal take-over bid to acquire all of the issued and outstanding shares of the Corporation (the “Share Offer”).

Contemporaneously with the Share Offer, Pan American also proposes to make formal take-over bids for each outstanding series of Aquiline warrants and the Aquiline convertible debenture (together, the “Convertible Security Offers”). The transaction value implied by all of the offers is approximately $626 million.

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian Dollars)
(Unaudited)

Three and Nine Months Ended September 30, 2009

18.        Subsequent Events (Continued)

(b) (Continued) The Share Offer will be made on the basis of 0.2495 of a Pan American common share, plus 0.1 of a Pan American common share purchase warrant for each Aquiline common share. Each of these warrants will entitle the holder to acquire one Pan American common share at a price of $35.00 per Pan American common share for a period of five years after the date on which Pan American first pays for Aquiline common shares tendered to the Share Offer (the “Five Year Pan American Warrant”). The consideration offered pursuant to the Convertible Security Offers will consist of replacement Pan American securities, exercisable to acquire Pan American common shares, with similar terms to the respective Aquiline securities, subject to an adjustment based on a 0.2495 exchange ratio.

Based on the closing price of Pan American common shares on the TSX on October 13th, 2009 (and assuming a value of $0.81 for each 0.1 of a Five Year Pan American Warrant), the implied value of the Share Offer is $7.47 per Aquiline common share, which represents a premium of approximately 36.6% over the closing price of Aquiline common shares on the TSX on the same date, and a 62.0% premium to Aquiline’s 10-day volume weighted average price. Aquiline shareholders will own approximately 19% of the enlarged Pan American.

The Board of Directors of Aquiline, after receiving the recommendation of a special committee of independent directors, has unanimously determined (i) that the Share Offer is fair to Aquiline’s shareholders and is in the best interest of Aquiline, and (ii) to recommend that Aquiline shareholders tender their common shares to the Share Offer. BMO Capital Markets, financial advisor to Aquiline, has delivered a fairness opinion to the Board of Directors of Aquiline in connection with the Share Offer. Cormark Securities Inc. has also delivered a fairness opinion to the Board of Directors of Aquiline in connection with the Share Offer. The offers are conditional on the directors and senior officers of Aquiline entering into lock-up agreements with Pan American and agreeing to tender all of their Aquiline shares in support of the Share Offer. The Support Agreement and the transactions contemplated therein arose as a result of a review of strategic alternatives undertaken by Aquiline.

Under the terms of the Support Agreement, Aquiline is subject to certain customary non-solicitation covenants, including the obligation to pay Pan American a non-completion fee of $18 million under certain circumstances.

In addition, Aquiline has provided Pan American with certain other customary rights including a five business day right to match a proposal deemed superior by the Aquiline Board of Directors. Under certain other circumstances, where the Support Agreement is terminated, Aquiline is obligated to reimburse Pan American’s reasonable expenses up to a maximum of $3 million.

The Share Offer and each of the Convertible Securities Offers are conditional upon a minimum of 66 2/3% of the outstanding Aquiline shares on a diluted basis being tendered to the Share Offer. The Share Offer is not contingent on a successful take-up under any of the Convertible Securities Offers.

Pan American expects to launch the formal take-over bids as soon as practicable. The transaction is subject to stock exchange approvals, the receipt of certain confirmations under Argentinean anti-trust laws, and other customary closing conditions. Pan American shareholders will not be required to vote on the transaction.

Prepaid transaction costs of $473,193 reflect legal and due diligence expenditures related to the transaction and will continue to be incurred as the transaction progresses. These costs are not contingent on a successful transaction.

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

AQUILINE RESOURCES INC.

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian Dollars)
(Unaudited)

Three and Nine Months Ended September 30, 2009

18.        Subsequent Events (Continued)

(c) Subsequent to the period end, $610,000 was received on the exercise of 305,000 stock options and $3,997,500 was received on the exercise of 1,599,000 warrants.

Differences between Canadian and United States Generally Accepted Accounting Principles

These financial statements are prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) which differ in certain material respects from accounting principles generally accepted in the United States (“US GAAP”). Material differences between Canadian and US GAAP and their effect on the Company’s consolidated financial statements are summarized in the following tables and descriptions in thousands of Canadian Dollars (“CAD”).

	As at September 30, 2009
Consolidated Balance Sheets	Total Assets	Total Liabilities	Shareholder's Equity
Reported under Canadian GAAP	$149,376	$16,038	$133,338
Adjustment to capitalized expenditures (a)	(58,805)	-	(58,805)
Related future income tax effect (b)	(217)	(5,269)	5,052
Reported under US GAAP	$90,354	$10,769	$79,585

	As at December 31, 2008
Consolidated Balance Sheets	Total Assets	Total Liabilities	Shareholder's Equity
Reported under Canadian GAAP	$140,281	$20,229	$120,052
Adjustment to capitalized expenditures (a)	(50,411)	-	(50,411)
Related future income tax effect (b)	38	(5,014)	5,052
Reported under US GAAP	$89,908	$15,215	$74,693

	Three months ended September 30		Nine months ended September 30
Consolidated statement of operations	2009	2008	2009	2008

Net (loss) reported under Canadian GAAP	$(2,727)	$(1,220)	$(4,970)	$(6,744)
Expense capitalized resource asset expenditures (a)	(2,942)	(9,817)	(8,394)	(22,095)
Related future income tax effect	-	1,350	-	4,100
Net (loss) reported under US GAAP	$(5,669)	$(9,687)	$(13,364)	$(24,739)

Net (loss) per share under US GAAP
Basic and diluted	$(0.07)	$(0.16)	$(0.19)	$(0.41)

Weighted average number of common shares outstanding
Basic and diluted	76,288,711	62,300,115	71,503,379	60,116,692

	Three months ended September 30		Nine months ended September 30
Consolidated summarized statement of cash flows – US GAAP	2009	2008	2009	2008
Cash flow (used in) operating activities	$(4048)	$(10,141)	$(14,005)	$(28,818)
Cash flow provided by (used in) investing activities	6,352	8,532	(3,433)	(6,989)
Cash flow provided by (used in) financing activities	(151)	(7)	17,701	34,972
Effect of translation on foreign currency net monetary assets	(121)	(2)	(92)	(19)
Increase (decrease) in cash under US GAAP	$2,032	$(1,618)	171	$(854)

a)          Mineral Property Expenditures

Under Canadian GAAP, mineral exploration expenditures can be deferred on prospective mineral rights until mine development and construction commences at which time such costs form part of the mineral property costs and are amortized or depleted over the life of the mine. If the property or rights are depleted, all related deferred expenditures are written off. For Canadian GAAP purposes, the Company’s policy is to capitalize all expenditures associated with its properties and mineral exploration rights including costs of acquisition, costs incurred to maintain the properties or rights and all direct and attributable indirect costs incurred with respect to exploration of its resource assets.

Under US GAAP, expenditures incurred to acquire an interest in a mineral property and exploration rights are capitalized. However, all exploration expenditures are expensed. Accordingly, as at September 30, 2009 and December 31, 2008 resource assets have been reduced by $58,805 and $50,411 respectively for purposes of US GAAP. For the three and nine month periods ended September 30, 2009 capitalized exploration expenditures of $2,492 and $8,349 have been expensed and for the three and nine month periods ended September 30, 2008 capitalized exploration expenditures of $9,817 and $22,095 have been expensed for purposes of US GAAP. Certain amounts expensed under US GAAP provide for additional tax deductions. The benefit of these additional deductions, $1,350 for the three months ended December 31, 2008 and $4,100 for the nine months ended September 30, 2008, has been recognized to the extent it is more likely than not that they will be realized.

For Canadian GAAP, cash flows relating to resource asset costs are reported as investing activities. For purposes of US GAAP these costs would be characterized as operating activities. Accordingly, for the three and nine month periods ended September 30, 2009, cash used in operating activities has increased by $2,942 and $8,395 respectively and cash provided by / used in investing activities has increased by $2,942 and $8,395 respectively. For the three and nine month periods ended September 30, 2008, cash used in operating activities has increased by $9,817 and $22,096 respectively and cash provided by / used in investing activities has increased by $9,817 and $22,096 respectively.

b)          Income Taxes

Under Canadian GAAP, future income taxes are calculated based on enacted or substantively enacted tax rates applicable to future years. Under US GAAP, only enacted rates are used in the calculation of future income taxes. This GAAP difference resulted in no difference in the financial position, results of operations or cash flows of the Company for the years presented.

As of January 1, 2007, the Company adopted, for U.S. GAAP purposes, FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”. This interpretation clarifies financial statement recognition and disclosure requirements for uncertain tax positions taken or expected to be taken in a tax return. Guidance is also provided on the derecognition of previously recognized tax benefits and the classification of tax liabilities on the balance sheet. The adoption of this interpretation did not have a material impact on the Company’s Consolidated Financial Statements. The Company has not derecognized any tax benefits or recognized any changes in classification of tax liabilities in the nine months ending September 30, 2009.

Under Canadian GAAP, certain expenditures capitalized and included in resource assets do not have a related tax basis. Accordingly, for these capitalized expenditures, the related future income tax cost has been included in the capitalized amount and a future income tax liability recorded. Under US GAAP, as noted in item a), certain of these expenditures may not be capitalized. Accordingly, the future income tax liability has been reduced to reflect the expensing of these expenditures. As at September 30, 2009 and December 31, 2008 the future income tax liability has been reduced by $5,269 and $5,014 respectively for purposes of US GAAP.

c)          Stock-Based Compensation

For US GAAP purposes, the Company accounts for stock-based compensation associated with stock options under Statement of Financial Accounting Standards No. 123, Share-Based Payments (“SFAS 123R”). Consistent with Canadian GAAP, SFAS 123(R) requires that all share based payments to employees, including grants of employee stock options, be recognized based on the fair values of the options as they vest. However, in calculating compensation to be recognized, SFAS 123(R) requires the Company to estimate forfeitures. Under Canadian GAAP the Company accounts for forfeitures as they occur. The effects of forfeitures are immaterial and no adjustments for any periods are required.

d)          Other Comprehensive Income

The Financial Accounting Standards Board (“FASB”) issued SFAS No. 130, “Reporting Comprehensive Income”, which was required to be adopted beginning on January 1, 1998. SFAS 130 establishes standards for the reporting and display of comprehensive income (“OCI”) and its components. Additionally, under SFAS 115, portfolio investments classified as available-for-sale securities are recorded at market value. The resulting gain and loss are included in determination of OCI. The Company adopted Section 1530 on January 1, 2007 (page 1 note 2c second paragraph) which now aligns treatment of OCI the same in both US GAAP and Canadian GAAP. The impacts of available-for-sale securities for the three and six months ended September 30, 2009 and 2008 are included in the following table:

	Three months ended September 30		Six months ended September 30
	2009	2008	2009	2008
Net (loss) under US GAAP	$(5,669)	$(9,687)	$(13,364)	$(24,739)
Net unrealized gain (loss) on available-for-sale long-term investments	20	(120)	32	(160)
Reclassification of unrealized loss on available-for-sale long-term investments	-	-	-	(1,160)
Comprehensive net (loss) under US GAAP	$(5,649)	$(9,807)	$(13,332)	$(26,059)

e)          Recently Adopted Accounting Pronouncements

Fair Value Accounting

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of SFAS 159 are effective for the Company’s fiscal year beginning January 1, 2008. The adoption of SFAS 159 did not have a material impact on the Company’s consolidated financial results.

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the Company’s fiscal year beginning January 1, 2008. The adoption of SFAS 157 did not have a material impact on the Company’s consolidated financial results.

In October 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”), which clarifies the application of FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”) in an inactive market. The intent of this FSP is to provide guidance on how the fair value of a financial asset is to be determined when the market for that financial asset is inactive. FSP FAS 157-3 states that determining fair value in an inactive market depends on the facts and circumstances, requires the use of significant judgment and in some cases, observable inputs may require significant adjustments based on unobservable data. Regardless of the valuation technique used, and entity must include appropriate risk adjustments that market participants would make for nonperformance and liquidity risks when determining fair value of an asset in an inactive market. FSP FAS 157-3 was effective upon issuance. The Company has incorporated the principles of FSP FAS 157-3 in determining the fair value of financial assets.

FAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FAS 157 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The following table sets forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy. As required by FAS 157, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at September 30, 2009
	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$2,528,523	$2,528,523	$-	$-
Short-term investments	7,720,000	7,720,000	-	-
Long-term investments	106,200	106,200	-	-
	$10,354,723	$10,354,723	$-	$-

The Company’s cash instruments are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The cash instruments that are valued based on quoted market prices in active markets are primarily Canadian, US, Argentinean and Peruvian bank accounts.

The Company’s short-term and long-term investments are valued using quoted market prices in active markets and as such are classified within Level 1 of the fair value hierarchy. The fair value of the investment securities is calculated as the quoted market price of the investment equity security multiplied by the quantity of shares held by the Company.

The total amount of unrealized losses on available-for-sale securities for the period was included in Accumulated Other Comprehensive Income as a result of changes in market values and foreign exchange rates from December 31, 2008 and December 31, 2007.

Subsequent Events

In May 2009, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 165 “Subsequent Events” (“FAS 165”) which establishes accounting and reporting standards for events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The statement sets forth (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet in its financial statements, and (iii) the disclosures that an entity should make about events or transactions occurring after the balance sheet date in its financial statements. The Company adopted the provisions of FAS 165 for the interim period ended September 30, 2009. The adoption of FAS 165 had no impact on the Company’s consolidated financial position, results of operations or cash flows.

Impairments

In April 2009, the FASB issued FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” which provide guidance on the recognition and presentation of other-than-temporary impairments of debt securities classified as available-for-sale and held-to-maturity. It also expands and increases the frequency of disclosures about other-than-temporary impairments in both debt and equity securities within the scope of FAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and FSP No. FAS 115-1/FAS 124-1, “The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments”. FAS No. 115-2 and FAS No 124-2 are effective prospectively for interim and annual reporting periods ending after June 15, 2009. The adoption of this Statement did not have a material impact on the consolidated financial statements.

Equity-Linked Financial Instruments

In June 2008, the EITF reached consensus on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”). EITF 07-5 was effective for the Company’s fiscal year beginning January 1, 2009. The adoption of EITF 07-5 had no impact on the Company’s consolidated financial position or results of operations.

Accounting for Convertible Debt Instruments

In May 2008, the FASB issued FSP No. APB 14-1. FSP APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under FAS 133. FSP APB 14-1 requires that the liability and equity components of convertible debt instruments within the scope of FSP APB 14-1 be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate. This requires an allocation of convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component is reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. FSP APB 14-1 requires retrospective application to all periods presented. The adoption of FSP APB 14-1 had no impact on the Company’s consolidated financial position or results of operations.

Business Combinations

In December 2007, the FASB issued FAS 141(R) which replaces FAS 141, and provides new guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree. FAS 141(R) also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The Company adopted the provisions of FAS 141(R) on January 1, 2009.

In April 2009, the FASB issued FSP No. FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP FAS 141(R)-1”), which amends and clarifies FAS 141(R). The intent of FSP FAS 141(R)-1 is to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This FSP is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after January 1, 2009. The adoption of FSP FAS 141(R)-1 did not have any impact on the Company.

f)           Recent Accounting Pronouncements

The Accounting Standards Codification

In June 2009, the FASB issued FASB Statement No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162” (“FAS 168” or “the Codification”). FAS 168 will become the source of authoritative U.S. GAAP to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification will supersede all non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. FAS 168 was effective for the Company’s interim quarterly period beginning July 1, 2009. The adoption of FAS 168 had no impact on the Company’s consolidated financial position, results of operations or cash flows.

Fair Value Accounting for Liabilities

In August 2009, the FASB issued updates to fair value accounting for liabilities. These changes clarify existing guidance that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value using either a valuation technique that uses a quoted price of either a similar liability or a quoted price of an identical or similar liability when traded as an asset, or another valuation technique that is consistent with the principles of fair value measurements, such as an income approach (e.g., present value technique). This guidance also states that both a quoted price in an active market for the identical liability and a quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. These changes will become effective for the Company’s financial statements for the year ended December 31, 2009. The Company has not determined the impact that this update may have on its consolidated financial statements.

Accounting for Investments-Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-09 “Accounting for Investments-Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees”. This update represents a correction to Section 323-10-S99-4, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee. Additionally, it adds observer comment Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees to the Codification. The Company has not determined the impact that this update may have on its consolidated financial statements.

Pan American Silver Corp.
Pro forma condensed consolidated balance sheet
As at September 30, 2009
(Unaudited)
(Expressed in thousands of United States dollars)

	Pan American Silver Corp.	Aquiline Resources Inc.	Pro forma adjustments	Note 5	Pro forma consolidated
		(Schedule 1)
Assets
Current assets
Cash and cash equivalents	$65,249	$2,329	$-		$67,578
Short-term investments	84,198	7,108	(9,473)	a	81,833
Accounts receivable, and prepaid expenses	79,908	2,032	-		81,940
Inventories	93,878	-	-		93,878
Future Income Taxes	4,578	-	-		4,578
Total Current Assets	327,811	11,469	(9,473)		329,807

Mineral properties, plant and equipment, net	664,256	121,052	(7,707)	i	1,489,974
			(8,710)	b
			476,285	b
			244,798	h

	664,256	121,052	704,666		1,489,974

Other assets	16,020	5,013	-		21,033
Total Assets	$1,008,087	137,534	695,193		$1,840,814

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$66,764	1,883	11,000	g	$79,647
Income taxes payable	1,189	-	-		1,189
Other current liabilities	2,175	-	-		2,175
Total current liabilities	70,128	1,883	11,000		83,011
Convertible debentures	-	-	20,788	f	20,788
Provision for asset retirement obligations and reclamation	59,135	1,220	-		60,355
Future income taxes	47,717	11,664	244,798	h	304,179
	106,852	12,884	265,586		385,321

Non-controlling interests	6,657	-	-		6,657

Shareholders’ equity
Share capital	754,536	130,698	(130,698)	b	1,238,882
			484,346	c
Capital surplus	4,987	21,276	(21,276)	b	62,428
			18,313	e
Issue new warrants	-	-	39,128	d
Convertible debentures	-	14,569	(14,569)	f	-
Other comprehensive income	4,500	(212)	212	b	448
			(4,052)	a
Retained earnings (deficit)	60,427	(43,564)	43,564	b	64,066
			3,639	a
Total shareholder’s equity	824,450	122,767	418,607		1,365,824
Total liability and stockholder’s equity	$1,008,087	137,534	695,193		$1,840,814

Pan American Silver Corp.
Pro forma condensed consolidated statement of operations
Nine months ended September 30, 2009
(Unaudited)
(Expressed in thousands of United States dollars, except per share amounts)

	Pan American Silver Corp.	Aquiline Resources Inc.	Pro forma adjustments	Note 5	Pro forma consolidated

		(Schedule 2)
Sales	$300,406	-	-		300,406
Cost of sales	172,940	-	-		172,940
Depreciation and amortization	58,794	-	-		58,794
Mine operating earnings	68,672	-	-		68,672
General and administrative	9,198	1,911	-		11,109
Exploration and project development	5,325	1,536	4,868	a	11,729
Accretion of asset retirement obligation	2,245	77	-		2,322

Operating earnings (loss)	51,904	(3,524)	(4,868)		43,512

Other income (expense)
Investment and other (expense) income	(2,435)	12	-		(2,423)
Foreign exchange (losses)	(2,799)	(736)	-		(3,535)
Interest and financing expenses	(1,820)	-	-		(1,820)
Net (losses) and gains on commodity and currency contracts	2,332	-	-		2,332
Net gains on sale of assets	(228)	-	(2,713)	b	(2,941)
Earnings (loss) before non-controlling interest and income taxes	46,954	(4,248)	(7,581)		35,125
Non-controlling interests	(234)	-	-		(234)
Income tax provisions	(12,527)	-	-		(12,527)
Net earnings (loss)	$34,193	(4,248)	(7,581)		22,364

Net earnings (loss) per share
Basic and diluted	$0.40	(0.06)	-		0.21

Weighted average number of common shares outstanding (000’s)
Basic	86,210	71,503	-		105,379
Diluted	86,506	71,503	-		106,184

Pan American Silver Corp.
Pro forma condensed consolidated statement of operations
Year ended December 31, 2008
(Unaudited)
(Expressed in thousands of United States dollars, except per share amounts)

	Pan American Silver Corp.	Aquiline Resources Inc.	Pro forma adjustments	Note 5	Pro forma consolidated

		(Schedule 3)
Sales	$338,600	$-	$-		$338,600
Cost of sales	199,032	-	-		199,032
Depreciation and amortization	46,349	-	-		46,349
Mine operating earnings	93,219	-	-		93,219
General and administrative	10,435	8,088	-		18,523
Exploration and project development	5,494	-	19,027	a	24,521
Accretion of asset retirement obligation	2,687	118	-		2,805
Write-down of assets	15,117	18,488	-		33,605
Operating earnings (loss)	59,486	(26,694)	(19,027)		13,765
Other income (expense)
Investment and other (expense) income	(1,970)	600	-		(1,370)
Foreign exchange (losses)	(6,147)	152	-		(5,995)
Interest and financing expenses	(951)	-	-		(951)
Net (losses) and gains on commodity and currency contracts	(1,619)	-	-		(1,619)
Net gains on sale of assets	998	-	-		998
Earnings (loss) before non-controlling interest and income taxes	49,797	(25,942)	(19,027)		4,828
Non-controlling interest	(765)	-	-		(765)
Income tax (provision) benefit	(24,430)	5,738	-		(18,692)
Net earnings (loss)	$24,602	$(20,204)	$(19,027)		$(14,629)

Net earnings (loss) per share
Basic	$0.31	$(0.33)	$-		$(0.15)
Diluted	$0.30	$(0.33)	$-		$(0.15)

Weighted average number of common shares outstanding (000’s)
Basic	80,236	61,626	-		99,405
Diluted	80,773	61,626	-		100,146

Pan American Silver Corp.
Notes to the pro forma condensed consolidated financial statements
(Unaudited)
(expressed in thousands of United States dollars)

1.	Basis of presentation

These unaudited pro forma condensed consolidated financial statements have been prepared by management of Pan American Silver Corp. in accordance with Canadian Generally Accepted Accounting Principles for inclusion in the offer and circular of Pan American Silver Corp. (“Pan American”) related to the offer to purchase all of the outstanding shares of Aquiline Resources Inc. (“Aquiline”).

The unaudited pro forma condensed consolidated balance sheet of Pan American Silver Corp. as at September 30, 2009 and unaudited pro forma consolidated statements of operations for the nine month period ended September 30, 2009 and for the year ended December 31, 2008 have been prepared, for illustrative purposes only, to give effect to the asset acquisition.  These pro forma condensed consolidated financial statements include and have been compiled from:

a)	A pro forma condensed consolidated balance sheet combining:

i.	the unaudited interim consolidated balance sheet of Pan American as at September 30, 2009;

ii.	the unaudited interim consolidated balance sheet of Aquiline as at September 30, 2009.

b)	A pro forma consolidated statement of operations for the nine months ended September 30, 2009 combining:

i.	the unaudited interim consolidated statement of operations of Pan American for the nine months ended September 30, 2009;

ii.	the unaudited interim consolidated statement of operations of Aquiline for the nine months ended September 30, 2009

c)	A pro forma consolidated statement of operations for the year ended December 31, 2008 combining:

i.	the audited consolidated statement of operations of Pan American Silver Corp for the year ended December 31, 2008;

ii.	the audited consolidated statement of operations of Aquiline for the year ended December 31, 2008.

The pro forma condensed consolidated balance sheet as at September 30, 2009 has been prepared as if the transactions described in Notes 4 and 5 had occurred on September 30, 2009.  The pro forma consolidated statements of operations for the nine months ended September 30, 2009 and for the year ended December 31, 2008 have been prepared as if the transactions described in Notes 4 and 5 had occurred on January 1, 2008.

It is management’s opinion that these pro forma condensed consolidated financial statements present in all material respects, the transactions described in Notes 4 and 5, in accordance with Canadian GAAP.  The accounting policies used in the preparation of these statements are consistent with Pan American Silver Corp’s accounting policies for the year ended December 31, 2008.

The pro forma condensed consolidated financial statements are not intended to reflect the results of operations or the financial position of Pan American Silver Corp, which would have actually resulted had the transactions been effected on the dates indicated.  Actual amounts recorded upon consummation of the agreements will likely differ from those recorded in the unaudited pro forma consolidated financial statement information. Similarly, the calculation and allocation of the purchase price has been prepared on a preliminary basis and is subject to change between the time such preliminary estimations were made and closing as a result of several factors which could include among others: changes in fair value of the assets acquired and liabilities assumed, the market price of the related shares, options and warrants, and the actual transaction costs incurred. Any potential synergies that may be realized and integration costs that may be incurred upon consummation of the transactions have been excluded from the unaudited pro forma financial statement information.  Further, the pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future.

Certain elements of the Pan American Silver Corp. and Aquiline’s consolidated financial statements have been reclassified to provide a consistent format.  The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the respective historical financial statements, and notes thereto, of Pan American and Aquiline.

2.	Conversion of historical financial statements to U.S. dollars

The unaudited pro forma consolidated statements are presented in U.S. dollars and, accordingly, Aquiline’s unaudited consolidated balance sheet and consolidated statements of operations were converted from Canadian dollars to U.S. dollars at the respective closing and average exchange rates.

The exchange rates used for conversion from Canadian dollars to U.S. dollars are as follows:

$
As at December 7, 2009	1.05830
As at September 30, 2009	1.08610
Average for the nine months ended September 30, 2009	1.17000
Average for the year ended December 31, 2008	1.06669

3.	Significant accounting policies

The accounting policies used in the preparation of these unaudited pro forma condensed consolidated financial statements are those set out in Pan American Silver Corp. audited consolidated financial statements for the year ended December 31, 2008.  In preparing the unaudited pro forma condensed consolidated financial statements a review was undertaken to identify accounting policy differences where the impact was potentially material and could be reasonably estimated.  The significant accounting policies of Aquiline conform in all material respects to those of Pan American Silver Corp., except as described in Note 5.

4.	Pro forma purchase price allocation

In October 2009, Pan American Silver Corp. made an offer to the shareholders of Aquiline, whereby Pan American Silver Corp. offered to acquire all of the issued and outstanding common shares of Aquiline.  Under the offer, Pan American Silver Corp. will exchange 0.2495 common shares of Pan American Silver Corp. for each common share of Aquiline along with a 0.1 consideration warrant. In addition, Pan American Silver Corp. will issue replacement warrants and options under the exchange terms as well as a replacement convertible debenture under the same exchange terms.  A total of 76,830,372 Aquiline common shares are estimated to be exchanged for 19,169,178 Pan American Silver Corp. shares and 7,683,037 consideration warrants.

The value of the Pan American’s common shares and consideration warrants issued was calculated on December 7, 2009 for pro forma.

The estimated cost of the asset acquisition is $591.3 million and includes the fair value of the following items as at December 7, 2009:

a)	19,169,178 Pan American common shares at CDN $26.74 per share (USD $25.27) for a total fair value of $484.3 million; and

b)	7,683,037 Pan American warrants at CDN$5.39 per warrant (US $5.09) for a total fair value of $39.1 million; plus

c)	1,009,851 of Aquiline replacement warrants at an average CDN $16.59 per warrant (US $15.68) for a total fair value of $15.8 million; plus

d)	517,713 replacement stock options at an average CDN$5.07per option (US$4.79) for a total fair value of $2.5 million: plus

e)	a replacement convertible debenture with a fair value of $20.8 million; and

f)	tendered Aquiline common shares and warrants owned by Pan American prior to the acquisition with a fair value of $17.8 million; plus

g)	the estimated transaction costs of $11.0 million.

The following weighted average assumptions were used for the Black-Scholes option pricing model for fair value of the warrants, replacement warrants and replacement stock options:

Risk-free interest rate	1.795%
Expected volatility	48 - 61%
Expected life years	0.17 - 5
Dividend rate	Nil

The transaction was accounted for as an asset purchase and the cost of each item of mineral property, plant and equipment acquired as part of the group of assets acquired was determined by allocating the price paid for the group of assets to each item based on its relative fair value at the time of acquisition.  The result of the allocation is indicated in the table below.

Pan American Silver Corp.
Notes to the pro forma condensed consolidated financial statements
(Unaudited)
(expressed in thousands of United States dollars)

Based on the September 30, 2009 balance sheet of Aquiline, the allocation of purchase price, summarized in the table below in thousands of dollars:

($ thousands)
Acquisition costs
19.2 million shares of Pan American Silver Corp.	484,346
New warrants	39,128
Replacement warrants	15,834
Replacement stock options	2,479
Replacement convertible debenture	20,788
Tendered investment in Aquiline	17,771
Acquisition costs	11,000
591,346

Allocation of acquisition costs:	($ thousands)
Cash and cash equivalents	2,329
Short term investments	7,108
Accounts receivable	2,032
Mineral properties, plant and equipment	845,429
Other non-current assets	5,013
Accounts payable and accrued liabilities	(12,883)
Asset retirement obligations	(1,220)
Future income taxes	(256,462)
591,346
5.	Pro forma assumptions and adjustments

Pro forma adjustments to consolidated balance sheet

The unaudited pro forma condensed consolidated balance sheet reflects the following adjustments as if the asset purchase of Aquiline had occurred on September 30, 2009.

Other adjustments:

a)	To adjust for a previously owned investment in Aquiline shares and warrants.

	Shares	Warrants	Total
Cost	2,370	338	2,708
FMU @ 9/30/2009	6,422	3,051	9,473
FMU @ 12/7/2009	11,080	6,691	17,771

b)
To record the asset acquisition at $591.3 million, with mineral properties, plant and equipment net of a $8.3 million unrealized gain on previously owned Aquiline shares and eliminate the equity of Aquiline.

c)	Issue new shares of Pan American Silver recorded at fair value.

d)	Issue new warrants of Pan American Silver recorded at fair value.

e)	Issue replacement warrants and stock options recorded at fair value.

f)
Issue replacement convertible debenture recorded at fair value.  The convertible debenture can be converted into either Pan American common shares, or a contract for the right to purchase certain future silver production at a fixed price (the “Silver Stream”), and is accounted for as a long term liability.

g)	Estimated direct issue costs $11 million.

h)	Tax adjustments for gross up of excess purchase price over carrying amount of net assets.

i)	To expense exploration costs capitalized by Aquiline in accordance with Pan American Silver’s accounting policies.

Pro forma adjustments to consolidated statements of operations

The unaudited pro forma consolidated statements of operations for the periods ending September 30, 2009 and December 31, 2008 reflect the following adjustments as if the asset purchase had occurred on January 1, 2008.

a)	To expense exploration costs capitalized by Aquiline in accordance with Pan American Silver’s accounting policies.

b)	To adjust for previously owned Aquiline warrants included in income $2,713 million (FMV at 9/30/2009 $3.051 million less Cost of $0.338 million).

6.	Pro forma loss per share

The weighted average shares outstanding have been adjusted to reflect the additional shares resulting from transactions described in Notes 4 and 5 effective January 1, 2008.

	nine months ended September 30 2009	Year ended December 31, 2008

Weighted average number of Pan American Silver Corp. outstanding (basic)	86,210,000	80,236,000
Adjustment to reflect the acquisition of Aquiline	19,169,178	19,169,178
Shares after acquisitions (basic)	105,379,178	99,405,178

	nine months ended September 30 2009	Year ended December 31, 2008

Weighted average number of Pan American Silver Corp. outstanding (diluted)	86,506,000	80,773,000
Adjustment to reflect the acquisition of Aquiline	19,169,178	19,169,178
Adjustment to reflect warrants	509,000
Shares after acquisitions (diluted)	106,184,178	99,942,178

Schedule 1
Pan American Silver Corp.
Pro forma condensed consolidated financial statements
Balance sheet of Aquiline Resources Inc.
As at September 30, 2009
(Unaudited)
(Expressed in thousands of dollars)

	Canadian	Exchange rate adjustment	U.S.

Assets
Current assets
Cash and cash equivalents	$2,529	$(200)	$2,329
Short-term investments	7,720	(612)	7,108
Accounts receivable, and prepaid expenses	2,207	(175)	2,032
Inventories	-	-	-
FIT	-	-	-
Total Current Assets	12,456	(987)	11,469

Mineral properties, plant and equipment, net	131,475	(10,423)	121,052

Other assets	5,445	(432)	5,013
Total assets	$149,376	$(11,842)	$137,534

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$2,045	$(162)	$1,883
Current portion of debt	-	-	-
Income taxes payable	-	-	-
Other current liabilities	-	-	-
Total current liabilities	2,045	(162)	1,883

Provision for asset retirement obligations and reclamation	1,325	(105)	1,220
Convertible debentures	-	-	-
Future income taxes	12,668	(1,004)	11,664
Other non-current liabilities	-	-	-
	13,993	(1,109)	12,884

Non-controlling interests	-	-	-

Shareholders’ equity
Share capital	141,951	(11,253)	130,698

Capital surplus	23,108	(1,832)	21,276

Convertible debentures	15,823	(1,254)	14,569
Other comprehensive loss	(230)	18	(212)
Returned earnings (deficit)	(47,314)	3,750	(43,564)

Total shareholder’s equity	133,338	(10,571)	122,767
Total liabilities and shareholder’s equity	$149,376	$(11,842)	$137,534

Schedule 2
Pan American Silver Corp.
Pro forma condensed consolidated financial statements
Statement of operations of Aquiline Resources Inc.
nine months ended September 30, 2009
(Unaudited)
(Expressed in thousands of dollars, except per share amounts)

	Nine months ended September 30 2009		Nine months ended September 30 2009
	Canadian	Exchange rate adjustment	U.S.

Sales	$-	$-	$-
Cost of sales	-	-	-
Depreciation and amortization	-	-	-
Mine operating earnings	-	-	-
General and administrative	2,236	(325)	1,911
Exploration and project development	1,797	(261)	1,536
Accretion of asset retirement obligation	90	(13)	77

Operating earnings (loss)	(4,123)	599	(3,524)

Other income (expense)
Investment and other (expense) income	(14)	(2)	12
Foreign exchange (losses)	(861)	125	(736)
Interest and financing expenses
Net (losses) and gains on commodity and currency contracts	-	-	-
Net gains on sale of assets	-	-	-

Earnings (loss) before non-controlling income taxes	(4,970)	722	(4,248)
Income tax provisions	-	-	-
Net loss	$(4,970)	$722	$(4,248)

Net loss per share
Basic and diluted	$(0.07)	$-	$(0.06)

Weighted average number of common shares outstanding (000’s)
Basic and Diluted	71,503	-	71,503

Schedule 3
Pan American Silver Corp.
Pro forma condensed consolidated financial statements
Statement of operations of Aquiline Resources Inc.
Year ended December 31, 2008
(Unaudited)
(Expressed in thousands of dollars, except per share amounts)

	Year ended December 31 2008			Year ended December 31 2008
	Canadian	Exchange rate adjustment		U.S.

Sales
Cost of sales
Depreciation and amortization

Mine operating earnings
General and administrative	$8,627		$(539)	$8,088
Exploration and project development	-		-	-
Accretion of asset retirement obligation	126		(8)	118
Write-down of assets	19,721		(1,233)	18,488
Operating earnings (loss)	(28,474)		1,780	(26,694)
Other income (expense)
Investment and other (expense) income	640		(40)	600
Foreign exchange (losses)	162		(10)	152
Interest and financing expenses	-		-	-
Net (losses) and gains on commodity and currency contracts	-		-	-
Net gains on sale of assets	-		-
Earnings (loss) before non-controlling interest and income taxes	(27,672)		1,730	(25,942)
Non-controlling interest	-		-	-
Income tax provision (benefit)	6,121		(383)	5,738
Net earnings (loss)	$(21,551)		$1,347	$(20,204)

Net earnings (loss) per share
Basic	$(0.35)	$		$(0.33)
Diluted	$(0.35)	$		$(0.33)

Weighted average number of common shares outstanding (000’s)
Basic	61,626		-	61,626
Diluted	61,626		-	61,626

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification.

Section 160 of the Business Corporations Act (British Columbia) (the "BCBCA") authorizes a company to indemnify past and present directors and officers of the company and past and present directors and officers of a corporation of which the company is or was a shareholder, against liabilities incurred in connection with the provision of their services as such if the director or officer acted honestly and in good faith with a view to the best interests of the company and, in the case of a criminal or administrative proceeding, if he or she had reasonable grounds for believing that his or her conduct was lawful.  Section 165 of the BCBCA provides that a company may purchase and maintain liability insurance for the benefit of such directors and officers.

In accordance with the BCBCA, the Articles of the Registrant provide that the Registrant will indemnify its directors, former directors, Secretary or Assistant Secretary, and may indemnify its officers, employees or agents and those of its subsidiaries, and directors and former directors of its subsidiaries, and each of their respective heirs and representatives, against all losses, charges and expenses howsoever incurred by them as a result of their actions in such capacities.  The Registrant has entered into agreements with each of its directors confirming this indemnity.  The failure of a director or officer of the Registrant to comply with the provisions of the BCBCA or the Registrant's Memorandum or Articles, however, will invalidate any indemnity which he or she is entitled to.

A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in the indemnity provisions under the Articles and the BCBCA.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

Exhibits

The following exhibits have been filed as part of the Registration Statement:

Exhibit No.	Description

4.1
Annual information form of the Registrant for the fiscal year ended December 31, 2008, dated March 31, 2009 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2008, filed with the Commission on March 31, 2009).

4.2
Audited comparative consolidated financial statements of the Registrant and the notes thereto for the financial year ended December 31, 2008, together with the report of the auditors thereon (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2008, filed with the Commission on March 31, 2009).

4.3
Management's discussion and analysis of the financial condition and results of operations of the Registrant for the fiscal year ended December 31, 2008 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2008, filed with the Commission on March 31, 2009).

4.4
Management information circular of the Registrant dated April 7, 2009, prepared in connection with the annual meeting of shareholders of the Registrant held on May 12, 2009 (incorporated by reference to the Registrant's Report on Form 6-K furnished to the Commission on April 14, 2009).

4.5
Unaudited comparative financial statements of the Registrant and the notes thereto for the three and nine months ended September 30, 2009 (incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on November 12, 2009).

4.6
Supplemental financial information relating to the reconciliation of the Company’s unaudited interim consolidated financial statements for the three and nine months ended September 30, 2009 and 2008 to U.S. GAAP in accordance with Item 18 of Form 20-F (incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on February 5, 2010).

4.7
Management's discussion and analysis of the financial condition and results of operations of the Registrant for the three and nine months ended September 30, 2009 (incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on November 12, 2009).

4.8
Material change report, dated February 6, 2009, relating to the announcement of the Registrant’s intention to make a public offering of 5,540,000 common shares and the filing of preliminary shelf prospectus supplement in connection therewith.

4.9
Material change report, dated October 22, 2009, relating to the Registrant’s announcement that it had signed a support agreement with Aquiline Resources Inc. (incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on October 22, 2009).

4.10
Material change report, dated December 9, 2009, relating to the announcement of the initial results of securities deposited pursuant to the offers for the Aquiline securities and the extension of certain of the offers.

5.1	Consent of Deloitte & Touche LLP, Independent Registered Chartered Accountants.
5.2	Consent of MCSM LLP.
5.3	Consent of Pamela De Mark.
5.4	Consent of John J. Chulick.
5.5	Consent of Dean K. Williams.
5.6	Consent of Damian Spring.
5.7	Consent of John A. Wells.
5.8	Consent of Michael Steinmann.
5.9	Consent of Martin Wafforn.
6.1	Powers of Attorney (included in Part III of this Registration Statement).

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

    The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in such securities.

Item 2.	Consent to Service of Process.

(a) Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)     Any change to the name or address of the Registrant's agent for service of process shall be communicated promptly to the Commission by an Amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, British Columbia, Canada on  February 5, 2010.

PAN AMERICAN SILVER CORP.

By:	/s/ Geoffrey A. Burns
Geoffrey A. Burns
President and Chief Executive Officer

III-2

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Geoffrey A. Burns and Robert P. Pirooz, and each of them, either of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned, in any and all such capacities, any and all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act of 1933, and all instruments necessary or in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent, each acting alone, full power and authority to do and perform in the name and on behalf of the undersigned each and every act and thing whatsoever necessary or advisable to be done, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated, on February 5, 2010.

Signature	Title

/s/ Geoffrey A. Burns	Geoffrey A. Burns
President and Chief Executive Officer, Director
(Principal Executive Officer)

/s/ A. Robert Doyle	A. Robert Doyle
Chief Financial Officer
(Principal Financial Officer)

/s/ Ross J. Beaty	Ross J. Beaty
Chairman of the Board of Directors

/s/ William A. Fleckenstein	William A. Fleckenstein
Director

/s/ Michael Larson	Michael Larson
Director

/s/ Michael J.J. Maloney	Michael J.J. Maloney
Director

/s/ Robert P. Pirooz	Robert P. Pirooz
General Counsel, Director

/s/ David C. Press	David C. Press
Director

/s/ Walter T. Segsworth	Walter T. Segsworth
Director

/s/ Paul B. Sweeney	Paul B. Sweeney
Director

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Vancouver, British Columbia, Canada on February 5, 2010.

PAN AMERICAN MINERALS INC.
(Authorized Representative)

By:	/s/ Geoffrey A. Burns
Name:	Geoffrey A. Burns
Title:	Authorized Signatory

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 EXHIBIT INDEX

Exhibit No.	Description

4.1
Annual information form of the Registrant for the fiscal year ended December 31, 2008, dated March 31, 2009 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2008, filed with the Commission on March 31, 2009).

4.2
Audited comparative consolidated financial statements of the Registrant and the notes thereto for the financial year ended December 31, 2008, together with the report of the auditors thereon (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2008, filed with the Commission on March 31, 2009).

4.3
Management's discussion and analysis of the financial condition and results of operations of the Registrant for the fiscal year ended December 31, 2008 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2008, filed with the Commission on March 31, 2009).

4.4
Management information circular of the Registrant dated April 7, 2009, prepared in connection with the annual meeting of shareholders of the Registrant held on May 12, 2009 (incorporated by reference to the Registrant's Report on Form 6-K furnished to the Commission on April 14, 2009).

4.5
Unaudited comparative financial statements of the Registrant and the notes thereto for the three and nine months ended September 30, 2009 (incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on November 12, 2009).

4.6
Supplemental financial information relating to the reconciliation of the Company’s unaudited interim consolidated financial statements for the three and nine months ended September 30, 2009 and 2008 to U.S. GAAP in accordance with Item 18 of Form 20-F (incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on February 5, 2010).

4.7
Management's discussion and analysis of the financial condition and results of operations of the Registrant for the three and nine months ended September 30, 2009 (incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on November 12, 2009).

4.8
Material change report, dated February 6, 2009, relating to the announcement of the Registrant’s intention to make a public offering of 5,540,000 common shares and the filing of preliminary shelf prospectus supplement in connection therewith.

4.9
Material change report, dated October 22, 2009, relating to the Registrant’s announcement that it had signed a support agreement with Aquiline Resources Inc. (incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on October 22, 2009).

4.10
Material change report, dated December 9, 2009, relating to the announcement of the initial results of securities deposited pursuant to the offers for the Aquiline securities and the extension of certain of the offers.

5.1	Consent of Deloitte & Touche LLP, Independent Registered Chartered Accountants.
5.2	Consent of MCSM LLP.
5.3	Consent of Pamela De Mark.
5.4	Consent of John J. Chulick.
5.5	Consent of Dean K. Williams.
5.6	Consent of Damian Spring.
5.7	Consent of John A. Wells.
5.8	Consent of Michael Steinmann.
5.9	Consent of Martin Wafforn.
6.1	Powers of Attorney (included in Part III of this Registration Statement).

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